As filed with the Securities and Exchange Commission on September 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONNECTICUT WATER SERVICE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	06-0739839
(State or Other Jurisdiction of incorporation)	(IRS Employer Identification Number)

93 West Main Street

Clinton, Connecticut 06413

(860) 669-8636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Benoit

Vice President-Finance, Chief Financial Officer and Treasurer

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

Telephone: (860) 664-6030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to: Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace, 29th Floor 185 Asylum Street Hartford, Connecticut 06103 Telephone: (860) 240-6075	With a copy to: Gregory S. Fryer, Esq. Verrill Dana LLP One Portland Square P.O. Box 586 Portland, ME 04112-0586 Telephone: (207) 774-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amount to be registered(1)	Proposed maximum offering price per Share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock (without par value)	425,061	Not applicable	$10,911,110	$1,250.41

(1)	Represents the maximum number of shares of Common Stock of the registrant, Connecticut Water Service, Inc. which may be issued to the former stockholders of Biddeford and Saco Water Company (“BSWC”) pursuant to the Merger of OAC Inc., a wholly-owned subsidiary of the registrant, with and into BSWC, as described herein, based on the product of: (1) 121,100 shares of BSWC Common Stock issued and outstanding as of August 29, 2012, and (ii) an Exchange Ratio of 3.51 shares, and an assumed price of $25.00 per share of Connecticut Water Service, Inc. Common Stock. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Connecticut Water Service, Inc. Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)

In the Merger described in the Proxy Statement/Prospectus included herein, each share of BSWC Common Stock shall be converted into and exchangeable for shares of Connecticut Water Service, Inc. Common Stock. The number of shares to be issued and sold, and the offering price per share, in the Merger will not be determined until the third (3rd) trading day prior to the closing of the Merger. Therefore, the maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, in accordance with Rule 457(f)(1) and Rule 457(c) adopted thereunder, as established by the average of the bid and ask prices for BSWC common stock in the over-the-counter market as of August 29, 2012 of $90.10.

(3)	Calculated in accordance with Section 6(b) of the Securities Act of 1933 and SEC Fee Advisory #3 for Fiscal Year 2012 at a rate equal to 0.0001146 multiplied by the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Connecticut Water Service, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement become effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Biddeford and Saco Water Company

Dear Stockholders,

The Boards of Directors of the Biddeford and Saco Water Company (“BSWC”) and Connecticut Water Service, Inc. (“CWS” or “Connecticut Water”) have agreed on a merger designed to combine the operations of CWS and BSWC through the acquisition of BSWC by CWS (the “Merger”). The Merger is structured so that BSWC stockholders will receive shares of CWS common stock, CWS will be the surviving publicly-traded company and BSWC will become a wholly-owned subsidiary of CWS.

If the Merger is completed, and assuming that the per share price of CWS common stock is between $27.00 and $29.00 per share, BSWC stockholders will receive 3.25 shares of CWS common stock for each share of BSWC common stock that they own. CWS shareholders will continue to own their existing shares after the Merger. Based on an exchange ratio of 3.25-to-1, we estimate that the shares of CWS common stock to be issued to BSWC stockholders will represent approximately 4.3% of the outstanding common stock of CWS after the Merger.

CWS common stock is listed on the Nasdaq Global Select Market under the trading symbol “CTWS,” and on August 29, 2012, CWS common stock closed at a price $31.24 per share.

The Merger cannot be completed unless the holders of a majority of the outstanding shares of BSWC common stock approve it. No approval of CWS shareholders is required. We have scheduled a special meeting for our stockholders to vote on the Merger. Only stockholders who hold their shares of BSWC common stock at the close of business on                     , 2012 will be entitled to vote at the special meeting. YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you fail to return your card, the effect in most cases will be a vote against the Merger. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person should you decide to do so.

The date, time and place of the meeting are as follows:

                    , 2012 at 10:00 a.m.

Offices of Biddeford and Saco Water Company

181 Elm Street

Biddeford, Maine 04005

After careful consideration, BSWC’s Board of Directors has unanimously approved the Merger Agreement and unanimously determined that the Merger is fair to you and in your best interests. BSWC’s Board of Directors unanimously recommends that you vote FOR the Merger.

This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 11 of this Proxy Statement/Prospectus. In addition, you may obtain information about CWS from documents it has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

C.S. Mansfield, Jr.

President

Biddeford and Saco Water Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger described in the Proxy Statement/Prospectus or the CWS common stock to be issued in connection with the Merger, or passed upon the adequacy or accuracy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

Proxy Statement/Prospectus dated                     , 2012, and first mailed to stockholders on                     , 2012.

BIDDEFORD AND SACO WATER COMPANY

181 Elm Street

Biddeford, Maine 04005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2012

Dear Stockholder,

Notice is hereby given that a special meeting of the stockholders of the Biddeford and Saco Water Company will be held on                     , 2012 at 10:00 a.m., local time, at the offices of the company, 181 Elm Street, Biddeford, Maine 04005 for the following purposes:

Item 1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 18, 2012, by and among Connecticut Water Service, Inc., a Connecticut corporation (“CWS”), OAC Inc., a Maine corporation and the Biddeford and Saco Water Company, a specially chartered Maine corporation (“BSWC”), and the transactions contemplated thereby, including the merger of OAC Inc. with and into BSWC upon the terms and conditions set forth in the Agreement and Plan of Merger, as more fully described in the enclosed Proxy Statement/Prospectus.

Item 2. To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Item 3. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

You are entitled to assert appraisal rights with respect to the Merger under Maine Revised Statutes, Title 13-C, Chapter 13, § 1301 to §1341.

We have fixed the close of business on                     , 2012 as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

BSWC’s Board of Directors unanimously recommends that holders of BSWC common stock vote “FOR” the Merger Agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Your vote is very important. Your proxy is being solicited by BSWC’s Board of Directors. In order for the proposed merger to be consummated, the proposal to approve the Merger Agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of BSWC common stock entitled to vote.

Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

By Order of the Board of Directors,

Wayne A. Sherman, Clerk

Biddeford, Maine

                    , 2012

PROSPECTUS/PROXY STATEMENT

CONNECTICUT WATER SERVICE, INC.

BIDDEFORD AND SACO WATER COMPANY

425,061 SHARES OF

COMMON STOCK NO PAR VALUE, OF

CONNECTICUT WATER SERVICE, INC.

FOR A SPECIAL MEETING OF BSWC STOCKHOLDERS

TO BE HELD ON                     , 2012

This Proxy Statement/Prospectus (“Proxy Statement/Prospectus”) is being furnished to stockholders of the Biddeford and Saco Water Company (“BSWC”) (the “BSWC Stockholders”) in connection with the solicitation of proxies by the Board of Directors of BSWC from holders of BSWC’s outstanding shares of common stock, par value $25.00 per share ( the “BSWC Common Stock”), for use at a special meeting of stockholders of BSWC (together with any adjournments or postponements thereof, the “BSWC Special Meeting”).

This Proxy Statement/Prospectus relates to the proposed Merger (the “Merger”) of OAC Inc. (“NewCo”), a wholly-owned subsidiary of Connecticut Water Service, Inc. (“CWS” or “Connecticut Water”) with and into BSWC, pursuant to the Agreement and Plan of Merger, dated as of July 18, 2012 (the “Merger Agreement”), by and among CWS, NewCo and BSWC.

As of the date hereof, there are 121,100 shares of BSWC Common Stock outstanding. Pursuant to the Merger Agreement, upon consummation of the Merger, each share of BSWC Common Stock will be converted into the right to receive that number of shares of Common Stock, no par value, of CWS (the “CWS Common Stock”) equal to the Exchange Ratio, as follows:

(a) 3.25 shares of CWS Common Stock for each share of BSWC Common Stock, provided that the CWS Share Price over a specified period prior to the closing date of the Merger is equal to or greater than $27.00 but less than or equal to $29.00.

(b) If the CWS Share Price is less than $27.00 as of the closing date, each share of BSWC common stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of Company Common Stock equal to $87.75 divided by the CWS Share Price.

(c) If the CWS Share Price is more than $29.00 as of the closing date, each share of BSWC common stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of Company Common Stock equal to $94.25 divided by the CWS Share Price.

The “CWS Share Price” shall be equal to the average of the closing price of the shares of CWS Common Stock as reported on the NASDAQ Global Select Market (“NASDAQ”) for the twenty (20) trading days immediately preceding the third (3rd) trading day prior to the closing of the Merger. The Exchange Ratio will be rounded to the nearest hundredth. BSWC Stockholders will receive cash in lieu of any fractional shares of CWS Common Stock they would otherwise receive in the Merger.

Even though the exact Exchange Ratio will not be determined until the third (3rd) trading day prior to the Closing, the aggregate dollar value of the CWS Common Stock to be issued to BSWC Stockholders in the Merger will be equal to between $10.6 million and $11.4 million, depending on the CWS Share Price. However, the actual market value of the CWS Common Stock to be received in the Merger by holders of BSWC Common Stock may be different due to changes in the market value of the CWS Common Stock following the date the Exchange Ratio is determined.

CWS Common Stock is listed on NASDAQ under the symbol “CTWS”. On August 29, 2012, the closing price of CWS Common Stock was $31.24 per share. On that date, 121,100 shares of BSWC Common Stock were outstanding.

The consummation of the Merger is subject to various conditions, including the receipt of required approval of the Maine Public Utilities Commission (“MPUC”) and the approval of the Merger by BSWC Stockholders at the BSWC Special Meeting to be held on                     , 2012.

Neither the BSWC Board of Directors nor the CWS Board of Directors sought an opinion of an investment bank or other outside party as to the fairness of the transaction from a financial point of view to the BSWC Stockholders or to CWS. See “THE MERGER — Background to the Transaction,” “— BSWC’s Reasons for the Transaction” “— Recommendation of the BSWC Board of Directors,” and “— Connecticut Water’s Reasons for the Transaction.”

BSWC Stockholders who dissent from the Merger (“Dissenting Stockholders”) have certain rights of appraisal pursuant to Maine corporate law. See “RIGHTS OF DISSENTING STOCKHOLDERS.”

The date of this Proxy Statement/Prospectus is                     , 2012 and this Proxy Statement/Prospectus is first being sent to the BSWC Stockholders on or about                     , 2012.

The securities to which this Proxy Statement/Prospectus relates have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

No person is authorized to give any information or make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if so given or made, such information or representation must not be relied upon as having been authorized.

i

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are the two companies proposing to merge? How will I benefit?

A:	This Merger means that you will have a stake in New England’s largest U.S.-based, publicly-traded water company. The merged company will be strongly positioned to capitalize on growth opportunities throughout Connecticut and Maine. We believe that this Merger will benefit BSWC’s customers and will allow us to accelerate long-term growth, to provide competitive dividends, and create stockholder value in years to come. To review the reasons for the Merger in greater detail, and related uncertainties, see pages 21 through 26.

Q:	What do I need to do now?

A:	Just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the BSWC Special Meeting. The Special Meeting will take place on , 2012. No approval of the Connecticut Water shareholders is required. The Boards of Directors of both Connecticut Water and BSWC have both unanimously approved and voted in favor of the proposed Merger. The BSWC Board unanimously recommends that you approve the Merger.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, we will send BSWC Stockholders written instructions for exchanging their share certificates or uncertificated shares. Connecticut Water shareholders will keep their certificates or uncertificated shares.

Q:	Please explain the Exchange Ratio.

A:	As a result of the Merger, each share of BSWC Common Stock will be converted into the right to receive that number of shares of CWS Common Stock equal to the Exchange Ratio, as follows: 3.25 shares of CWS Common Stock for each share of BSWC Common Stock, provided that the CWS Share Price over a specified period prior to the closing date of the Merger is equal to or greater than $27.00 but less than or equal to $29.00. If the CWS Share Price is less than $27.00 as of the closing date, each share of BSWC Common Stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of CWS Common Stock equal to $87.75 divided by the CWS Share Price, rounded to the nearest hundredth. If the CWS Share Price is more than $29.00 as of the closing date, each share of BSWC Common Stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of CWS Common Stock equal to $94.25 divided by the CWS Share Price, rounded to the nearest hundredth.

See “THE MERGER AGREEMENT — Consideration,” at page 27.

BSWC Stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on an agreed upon value per share of BSWC Common Stock.

Example: If you currently own 100 shares of BSWC Common Stock, then after the Merger, assuming CWS Common Stock has a value under the Merger Agreement of $32.00, $29.00 or $26.00 per share, you will be entitled to receive 295, 325 or 337 shares of CWS Common Stock, respectively, and a check for the market value of any fractional share.

Q:	What happens to my future dividends?

A:

We expect no changes in Connecticut Water’s dividend policies before the Merger. After the Merger, we expect the initial annualized dividend rate to be approximately $0.97 per share of CWS Common Stock, reflecting our desire to provide you with competitive dividends. The annualized rate of $0.97 per share is equivalent to the historic dividend rate paid to CWS shareholders. The expected dividend policy after the Merger would result in a 40% dividend increase for current BSWC Stockholders, from the 2011 annualized dividend rate of $2.24 per BSWC share to the $0.97 per share of CWS Common Stock expected to be paid after the Merger due to the increased number of shares of CWS Common Stock to be owned by BSWC Stockholders after the Merger. These calculations assume an Exchange Ratio of 3.25:1.

Q:	When do you expect the Merger to be completed?

A:	We are working towards completing the Merger as quickly as possible. In addition to BSWC Stockholder approval, the Merger requires the approval of the Maine Public Utilities Commission (“MPUC”). See “THE MERGER — Regulatory Approval”. In addition, there are other conditions to be met by both parties. See “THE MERGER AGREEMENT — Conditions Precedent to the Merger”. We hope to complete the Merger by December 31, 2012.

Q:	What are the material tax consequences to BSWC Stockholders of the Merger?

A:	The exchange of shares by BSWC Stockholders will be tax-free to BSWC Stockholders for federal income tax purposes, except for taxes owed on cash received in lieu of any fractional shares. To review the material tax consequences to BSWC Stockholders in greater detail, see page 37.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which we have referred.

The Companies

Biddeford and Saco Water Company	The Biddeford and Saco Water Company (“BSWC”) is a privately-owned water utility organized by special charter granted by the Maine general assembly in its 1881 session and regulated by the Maine Public Utilities Commission (“MPUC”). It has over 15,500 residential, commercial and municipal customers in the southern Maine communities of Biddeford, Saco, Old Orchard Beach and portions of Scarborough, and 2011 annual revenues of approximately $4.28 million. BSWC maintains over 239 miles of water mains and 1,210 fire hydrants. BSWC’s offices are located at 181 Elm Street, Biddeford, Maine 04005, and its main telephone number is (207) 282-1543. Its website is located at: www.biddefordsacowater.com.

Connecticut Water Service, Inc.	Connecticut Water is a holding company whose principal subsidiaries are engaged in the regulated utility business of public water supply. Connecticut Water’s two operating utility subsidiaries — The Connecticut Water Company (“CWC”) in Connecticut and The Maine Water Company (“MWC”) in Maine — collect, treat, and distribute water to approximately 106,000 residential, commercial and industrial customers, to other utilities for resale and for private and municipal fire protection. CWC and MWC supply water for residential, commercial, industrial and municipal purposes to customers in 72 towns throughout Connecticut and in Maine. Connecticut Water is also engaged, through other subsidiaries, in the business of providing various utility management services and in selling or donating excess real estate. Connecticut Water is New England’s largest U.S.-based publicly-traded water utility and its common stock is traded on the NASDAQ Global Select Market under the ticker symbol: “CTWS”. Connecticut Water’s executive offices are located at 93 West Main Street, Clinton, Connecticut 06413 and its main telephone number is (860) 669-8636. Its website is located at: www.ctwater.com.

OAC Inc.	OAC Inc. (“NewCo”) is a Maine corporation wholly-owned by Connecticut Water which was formed specifically for the purposes of completing the Merger with BSWC.

CONNECTICUT WATER’S REASONS FOR THE MERGER

The Board of Connecticut Water believes that the Merger represents an opportunity for Connecticut Water to expand its public water supply business in the State of Maine. The service area of BSWC is within 36 miles of the existing Freeport and Kezar Falls regional operations of MWC, Connecticut Water’s current Maine subsidiary, which was acquired by Connecticut Water on January 1, 2012. The Merger will enable Connecticut Water to manage and coordinate the operations of its MWC subsidiary and BSWC with greater efficiency than could be achieved through separate ownership. The Merger is therefore a good strategic and geographic fit which will expand our core water supply business, integrate our water supply planning, and maximize opportunities for shared efficiencies and further growth in our utility management services for other public and private water companies.

Connecticut Water is confident that our two companies will come together in a smooth and expeditious manner. Connecticut Water has a successful track record in assimilating smaller water companies. Connecticut Water has realized efficiencies by maximizing complementary strengths and improving operating results.

BSWC’S REASONS FOR THE MERGER

The Board of BSWC believes that the Merger represents an opportunity for BSWC’s stockholders, customers and employees to benefit from BSWC’s future affiliation with a larger, well-established participant in its industry with greater access to capital and the financial markets, a large and experienced management team and broader technical resources. The Merger also allows BSWC’s stockholders to diversify their investment in the water utility industry by holding stock in a company that operates water systems in more than one geographical market. In addition, the Merger will permit stockholders to exchange their BSWC Common Stock, which does not have an established trading market, for CWS Common Stock, a publicly traded security, on a tax-free basis and a consideration the Board of BSWC considers attractive.

APPROVAL OF THE MERGER

Stockholders

The affirmative vote, either in person or by proxy, of the holders of at least a majority of the shares of BSWC Common Stock outstanding on                     , 2012 (the “Record Date”) is required to approve the Merger. As of the Record Date, directors, officers and affiliates of BSWC as a group beneficially owned 1,331 shares of BSWC Common Stock, representing approximately 1.10% of the outstanding shares of BSWC Common Stock.

No vote of the shareholders of Connecticut Water is required to approve or consummate the Merger.

Other than the approval of the MPUC, no state or federal regulatory requirements must be met or approval obtained in order to complete the Merger. The approval of the Merger by the MPUC is a condition precedent to the consummation of the Merger. See “APPROVAL OF THE MERGER (PROPOSAL 1) — Regulatory Approval” at page 26.

Recommendation to BSWC Stockholders

The BSWC Board of Directors believes that the Merger is fair to, and in the best interests of, BSWC Stockholders, and unanimously recommends that BSWC Stockholders vote FOR the proposal to approve and adopt the Merger Agreement and the Merger.

Stockholders of record of BSWC Common Stock at the close of business on                     , 2012 are entitled to notice of and vote at the BSWC Special Meeting and any adjournment or postponement thereof. As of the Record Date, 121,100 shares of BSWC Common Stock were issued and outstanding, each of which will be entitled to one vote on the Merger.

BSWC Stockholders’ Special Meeting

The BSWC Special Meeting will be held on                     , 2012 at 10:00 a.m., local time, at the offices of the company, 181 Elm Street, Biddeford, Maine 04005.

THE MERGER

The Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

What BSWC Stockholders will receive

Pursuant to the Merger Agreement, upon consummation of the Merger, each share of BSWC Common Stock will be converted into the right to receive that number of shares of CWS Common Stock equal to the Exchange Ratio, as follows:

(a) 3.25 shares of CWS Common Stock for each share of BSWC Common Stock, provided that the CWS Share Price over a specified period prior to the closing date of the Merger is equal to or greater than $27.00 but less than or equal to $29.00.

(d) If the CWS Share Price is less than $27.00 as of the closing date, each share of BSWC common stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of CWS Common Stock equal to $87.75 divided by the CWS Share Price.

(e) If the CWS Share Price is more than $29.00 as of the closing date, each share of BSWC common stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of CWS Common Stock equal to $94.25 divided by the CWS Share Price.

The “CWS Share Price” shall be equal to the average of the closing price of the shares of CWS Common Stock as reported by NASDAQ for the twenty (20) trading days immediately preceding the third (3rd) trading day prior to the closing of the Merger. The Exchange Ratio will be rounded to the nearest hundredth. BSWC Stockholders will receive cash in lieu of any fractional shares of CWS Common Stock they would otherwise receive in the Merger.

The following table sets forth the Exchange Ratio to be applied in the Merger and the aggregate Merger consideration assuming various closing prices for CWS Common Stock:

Closing Price of CWS Common Stock	Exchange Ratio (CWS Common Stock to BSWC Common Stock)	Aggregate Merger Consideration (Shares of CWS Common Stock)
$32.00	2.95:1.0	357,245
$31.00	3.04:1.0	368,144
$30.00	3.14:1.0	380,254
$29.00	3.25:1.0	393,575
$28.00	3.25:1.0	393,575
$27.00	3.25:1.0	393,575
$26.00	3.37:1.0	408,107
$25.00	3.51:1.0	425,061

Thus, based on these assumed prices each stockholder of BSWC will receive between 2.95 and 3.51 shares of CWS Common Stock for each share of BSWC Common Stock owned.

Example: If you currently own 100 shares of BSWC Common Stock, then after the Merger, assuming CWS Common Stock has a value under the Merger Agreement of $32.00, $29.00 or $26.00 per share, you will be entitled to receive 295, 325 or 337 shares of CWS Common Stock, respectively, and a check for the market value of any fractional share.

CWS Common Stock is listed on NASDAQ under the symbol “CTWS”. On August 29, 2012, the closing price of CWS Common Stock was $31.24 per share. On that date, 121,100 shares of BSWC Common Stock were outstanding.

SINCE THE VALUE OF THE CWS COMMON STOCK THAT HOLDERS OF BSWC COMMON STOCK WILL RECEIVE IN THE MERGER IS ALSO SUBJECT TO FLUCTUATION DUE TO CHANGES IN THE MARKET PRICE OF CWS COMMON STOCK, BSWC STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CWS COMMON STOCK. FOR CERTAIN RECENT STOCK PRICE DATA, SEE “CWS COMMON STOCK PRICE RANGE AND DIVIDENDS” at page 14.

BSWC Stockholders should not send in their stock certificates until instructed to do so after the Merger is completed.

What will happen to BSWC?

If the Merger is approved, NewCo will merge with and into BSWC so that BSWC will remain as the surviving corporation and as a wholly-owned subsidiary of Connecticut Water. BSWC Stockholders will own shares of CWS Common Stock after the Merger.

Board of Directors and management of BSWC following the Merger

After the Merger, the Board of Directors and officers of NewCo will become the directors and officers of BSWC. The current officers and directors of BSWC will resign their positions effective as of the Closing. BSWC will, following the Closing, operate as a wholly-owned subsidiary of Connecticut Water.

Other interests of officers and directors in the Merger

In considering the BSWC Board’s recommendation that you vote in favor of the Merger, you should be aware that the directors and officers of BSWC may be deemed to have certain interests in the Merger that differ from, and are in addition to, your interests as stockholders. See “INTERESTS OF CERTAIN PERSONS IN THE MERGER,” at page 40.

Conditions to the Merger

In addition to MPUC approval (see below), the completion of the Merger depends upon meeting a number of conditions, including the following:

•	approval of the Merger by the affirmative vote of the holders of not less than the majority of the issued and outstanding shares of BSWC Common Stock;

•	holders of no more than five percent (5%) of BSWC’s Common Stock shall have exercised appraisal rights under Maine corporate law;

•	absence of laws, orders, judgments and injunctions that restrain, enjoin or otherwise prohibit consummation of the Merger;

•

the receipt of customary tax opinions from counsel to BSWC and Connecticut Water that will state that the Merger will not be a taxable transaction (other than cash paid in lieu of any fractional shares) for BSWC Stockholders.

•

the accuracy of representations and warranties with respect to the businesses of BSWC and Connecticut Water and compliance by BSWC and Connecticut Water with their respective covenants contained in the Merger Agreement; and

•	no event(s) occurring that could reasonably be expected to result in a Material Adverse Effect on BSWC (as defined in the Merger Agreement).

Some conditions to the Merger may be waived in whole or in part by the party entitled to assert the condition.

Regulatory Approval

Completion of the Merger is subject to the condition that the parties receive a final and non-appealable order of the MPUC in form and substance reasonably acceptable to the parties. On July 24, 2012, BSWC and Connecticut Water’s existing Maine subsidiary, MWC, filed a joint application with the MPUC under 35-A M.R.S.A. §708(2)(A) requesting MPUC approval for Connecticut Water to acquire BSWC and for approval of two affiliate agreements. A technical conference is scheduled for September 27, 2012. See “APPROVAL OF THE MERGER (PROPOSAL 1) — Regulatory Approval” at page 26.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the completion of the Merger, either before or after BSWC Stockholders’ approval of the Merger, as follows:

•	by the written mutual consent of Connecticut Water and BSWC;

•	by either party, if the BSWC Stockholders fail to approve the Merger Agreement;

•

by either party, if the Merger is not consummated by March 31, 2013, which date (the “End Date”) may be extended, day for day, (i) for each day, if any, in excess of sixty (60) days between the date of the Merger Agreement and the effective date of a registration statement on Form S-4 containing this Proxy Statement/Prospectus or (ii) each day necessary to allow a minimum of five (5) business days between the date of the BSWC Special Meeting and the End Date, unless failure to complete the Merger is due to a material breach of a representation, warranty, covenant or other agreement set forth in the Merger Agreement by the party seeking to terminate the Merger Agreement;

•

by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the Merger or the transactions contemplated in the Merger Agreement;

•

by either party, if the other party breaches a representation or warranty or fails to perform or comply with any covenant or agreement and such breach has not been cured within ten (10) business days following written notice to the party in default or cannot be cured prior to the Closing;

•

by BSWC if the Merger is not consummated within five (5) business days of written notice from BSWC to Connecticut Water that of all the of conditions necessary to proceed to the Closing have been satisfied or waived by BSWC;

•

by BSWC if BSWC has received a superior proposal and the BSWC Board has made a determination to accept such superior proposal; provided that BSWC shall not terminate the Merger Agreement and enter into a definitive agreement with respect to the superior proposal until the expiration of five (5) business days following Connecticut Water’s receipt of BSWC’s written notice advising of a superior proposal, allowing Connecticut Water the opportunity to make such adjustments in the terms and conditions of the Merger Agreement as would enable BSWC to proceed with the Merger on such adjusted terms; or

•	by Connecticut Water if any of the following occur: BSWC (i) has withdrawn its recommendation of the Merger Agreement, (ii) has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Connecticut Water (iii) has entered into, or announced its intention to enter into, another definitive acquisition agreement with a third party or (iv) takes certain other specified actions to engage in an alternative transaction to the Merger.

See “THE MERGER AGREEMENT — Termination and Amendment,” at page 35.

If the Merger Agreement is terminated, all obligations of all of the parties will generally terminate, and no party will have any obligation or liability to any of the other parties for any breach of the Merger Agreement, provided however, that, in connection with the termination of the Agreement under certain, but not all, of the circumstances specified above, BSWC may be required to pay to Connecticut Water, or Connecticut Water may be required to pay to BSWC, a termination fee of $200,000 in cash, as liquidated damages. See “THE MERGER AGREEMENT — Termination and Amendment”, at page 35.

Accounting Treatment

The Merger will be accounted for by applying the acquisition method under accounting principles generally accepted in the United States of America. Under this method, BSWC’s identifiable assets acquired and liabilities assumed as of the date of the Closing of the Merger will be measured at their acquisition-date fair values and added to those of Connecticut Water. Any difference between the purchase price for BSWC and the fair value of the identifiable net assets acquired and liabilities assumed will be recorded as goodwill. In accordance with Accounting Standards Codification 350-20, “Intangibles — Goodwill and Other” the goodwill resulting from the Merger, if any, will not be amortized to expense, but instead will be tested for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. The financial statements of Connecticut Water issued after the Merger will reflect the results attributable to the acquired operations of BSWC beginning on the date of the Closing of the Merger.

No opinions of financial advisors

In deciding to approve the Merger, neither of our Boards considered opinions from financial advisors as to the fairness of the Exchange Ratio from a financial point of view.

Material federal income tax consequences

Connecticut Water and BSWC’s respective legal counsel will provide opinions that BSWC Stockholders will not be taxed as a result of the exchange of BSWC Common Stock for CWS Common Stock in the Merger, unless and only to the extent they receive a cash payment in lieu of any fractional shares. Receipt of these opinions is a condition to the closing of the Merger.

Appraisal rights

Under Maine corporate law, BSWC Stockholders who do not vote in favor of the Merger and who comply with certain notice requirements and other procedures will have the right to be paid cash for the “fair value” of their shares. “Fair value” may be more or less than the value of CWS Common Stock issued to other BSWC Stockholders according to the Merger Agreement. Dissenting BSWC Stockholders must precisely follow specific procedures to exercise this right, or the right may be lost. These procedures are described in this Proxy Statement/Prospectus, and the text of the Maine statutes that grant the right is attached as Appendix B.

Comparative per share market price information

Shares of CWS Common Stock are traded on NASDAQ. On July 17, 2012, the last full trading day on the NASDAQ prior to the public announcement of the proposed Merger, CWS Common Stock closed at $31.46 per share. On August 29, 2012, CWS Common Stock closed at $31.24 per share. BSWC Common Stock is quoted in the over-the-counter market under the symbol “BDDD” but is not actively traded. See page 16 for further information.

Dividends after the Merger

Connecticut Water expects that the initial annualized dividend rate paid to Connecticut Water common shareholders after the completion of the Merger will be approximately $0.97 per share, subject to approval and declaration by the Connecticut Water Board of Directors. The annualized rate of $0.97 per share is equivalent to the historic dividend rate paid to Connecticut Water shareholders. BSWC’s average annual dividend during the ten-year period ending July 31, 2012 was $2.91 per share. Since holders of BSWC Common Stock are likely to receive between 2.95 and 3.51 shares of CWS Common Stock for each share of BSWC Common Stock they currently hold, the total dividends to be received by former BSWC Stockholders after the Merger are likely to increase. The payment of dividends by Connecticut Water in the future, however, will depend on business conditions, its financial position and earnings, and other factors. If the Merger is completed, BSWC Stockholders will be entitled to participate in all Connecticut Water dividends for which the record date is after the effective date of the Merger.

RISK FACTORS

You should carefully consider each of the following risk factors in evaluating whether to vote for the approval of the Merger Agreement. If the Merger is consummated, Connecticut Water and BSWC will operate as a combined company in a market environment that involves significant risks, many of which will be beyond the combined company’s control. An investment in CWS Common Stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “STATEMENTS REGARDING FORWARD-LOOKING INFORMATION,” you should carefully consider the following risk factors before deciding how to vote your shares of BSWC Common Stock.

We have described below the risks and uncertainties that we believe to be material to a decision on how to vote your shares of BSWC Common Stock. If any of the following risks and uncertainties develops into actual events, the combined company or its results of operations or financial condition could be adversely impacted. In such an event, the trading price of the CWS Common Stock could decline and you could lose all or part of your investment. See “STATEMENTS REGARDING FORWARD-LOOKING INFORMATION.”

In order to complete the Merger, Connecticut Water and BSWC must obtain regulatory approval from the MPUC.

Before the Merger can be completed, Connecticut Water and BSWC need to obtain MPUC approval for the Merger, as well as other consents and approvals under the Merger Agreement. On July 24, 2012, BSWC and MWC, Connecticut Water’s existing Maine subsidiary, filed an application seeking MPUC approval of the Merger. There are risks associated with the substantial amount of time that will be required to obtain this approval, and risks that such approval may not be obtained (or might be obtained only with the imposition of conditions or changes that are detrimental to Connecticut Water, BSWC or the combined company or that otherwise do not satisfy the requirements of the Merger Agreement). Although Connecticut Water and BSWC do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Connecticut Water following the Merger. See “APPROVAL OF THE MERGER (PROPOSAL 1) — Regulatory Approval” at page 26.

The price per share of the CWS Common Stock varies with market conditions and this share price might decrease after the Merger.

The number of shares of CWS Common Stock to be issued to BSWC Stockholders is not now determinable but will be based on the market price of CWS Common Stock shortly before the closing date for the Merger. Therefore, the value of the consideration to be received by BSWC Stockholders as part of the Merger is, to some extent, subject to market fluctuations in the trading price of CWS Common Stock.

In addition, following the Merger, holders of BSWC Common Stock will become shareholders of Connecticut Water. CWS Common Stock could decline in value after the Merger for reasons unrelated to the Merger or BSWC’s operations. For example, during the twelve-month period ending on August 31, 2012 (the most recent practicable date before the printing of this Proxy Statement/Prospectus), the closing price of CWS Common Stock varied from a low of $24.99 to a high of $32.40 and ended that period at $30.85. The market value of CWS Common Stock fluctuates based upon general market economic conditions, Connecticut Water’s business and prospects and other factors.

BSWC Stockholders will experience a reduction in percentage ownership and voting power of their shares as a result of the Merger.

BSWC Stockholders will have a far lower percentage ownership interests and effective voting power in Connecticut Water compared to their ownership interests and voting power in BSWC prior to the Merger. If the

Merger is consummated and assuming a CWS Share Price of $29.00 per share, current BSWC Stockholders will own approximately 4.3% of the outstanding shares of CWS Common Stock, on a fully diluted basis. Accordingly, at the time the Merger is consummated former BSWC Stockholders will own a small fraction of the outstanding voting stock of Connecticut Water.

Connecticut Water may be unable to successfully integrate BSWC’s operations and retain BSWC employees.

The Merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of BSWC, all of whom are expected to be retained by Connecticut Water. Connecticut Water may not be successful in retaining these employees for the time period necessary to successfully integrate BSWC’s operations with those of Connecticut Water. The diversion of management’s attention and any delays or difficulties encountered in connection with the Merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operation of BSWC and Connecticut Water following the Merger.

The shares of CWS Common Stock to be received by BSWC Stockholders as a result of the Merger will have different rights from shares of BSWC Common Stock.

Following completion of the Merger, BSWC Stockholders who receive the stock consideration will no longer be stockholders of BSWC, a Maine corporation, but will instead be shareholders of Connecticut Water, a Connecticut corporation. There will be important differences between your current rights as a BSWC Stockholder and the rights to which you will be entitled as a Connecticut Water shareholder. See “COMPARISON OF STOCKHOLDER RIGHTS” beginning on page 49 for a discussion of the different rights associated with CWS Common Stock and BSWC Common Stock.

Current BSWC Directors may have interests in the Merger that differ from BSWC Stockholders generally.

The current directors of BSWC may have interests in the Merger that are different from or in addition to the interests of BSWC Stockholders generally. See “INTERESTS OF CERTAIN PERSONS IN THE MERGER,” at page 40.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire BSWC.

Until the completion of the Merger, with some exceptions, BSWC is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a Merger or other business combination transaction, with any person other than Connecticut Water. In addition, BSWC has agreed to pay a $200,000 termination fee to Connecticut Water in specified circumstances. These provisions could discourage other companies from trying to acquire BSWC even though those other companies might be willing to offer greater value to BSWC Stockholders than Connecticut Water has offered in the Merger. Payment of the termination fee by BSWC could also have a material adverse effect on BSWC’s financial condition.

If the Merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then BSWC Stockholders may be responsible for payment of U.S. income taxes related to the Merger.

The United States Internal Revenue Service (“IRS”) may determine that the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, each BSWC Stockholder would recognize a gain or loss equal to the difference between the fair market value of the CWS Common Stock received by the stockholder in the Merger, and such stockholder’s adjusted tax basis in the shares of BSWC Common Stock exchanged therefor.

Failure to complete the Merger could negatively impact the stock price of Connecticut Water and the future businesses and financial results of BSWC and Connecticut Water.

If the Merger is not completed, the ongoing businesses of Connecticut Water and BSWC may be adversely affected and Connecticut Water and BSWC will be subject to several risks, including the following:

•	Connecticut Water and BSWC will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, BSWC is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute business strategies it might otherwise have pursued; and

•

matters relating to the Merger may require substantial commitments of time and resources by Connecticut Water and BSWC management, which could otherwise have been devoted to other opportunities that may have been beneficial to Connecticut Water and BSWC as independent companies, as the case may be.

In addition, if the Merger is not completed, Connecticut Water and/or BSWC may experience negative reactions from the financial markets and from their respective customers and employees. Connecticut Water and/or BSWC also could be subject to litigation related to any failure to complete the Merger or to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Connecticut Water and BSWC cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock price of either Connecticut Water or BSWC.

SUMMARY SELECTED HISTORICAL AND

CONDENSED FINANCIAL INFORMATION

Connecticut Water is providing the following financial information to aid you in your analysis of the financial aspects of the Merger. Connecticut Water derived this information from Connecticut Water audited financial statements for 2009, 2010 and 2011 and unaudited financial statements for the six months ended June 30, 2012. The information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in the Connecticut Water Annual Report on Form 10-K for the period ended December 31, 2011, a copy of which is incorporated by reference into this Proxy Statement/Prospectus.

Connecticut Water — Historical Financial Information

	At and for the 6 Months Ended	At and for the Year Ended December 31,
	June 30, 2012	2011	2010	2009
	(unaudited)
	(Dollars in Thousands, Except for Per Share Amounts)
Income Statement Data
Operating revenues	$39,888	$69,402	$66,408	$59,391
Net income	$6,073	$11,300	$9,798	$10,209
Income per common share	$0.70	$1.31	$1.14	$1.20
Cash dividends declared per common share	$0.4750	$0.94	$0.92	$0.90

Balance Sheet Data
Book value per common share	$13.75	$13.50	$13.05	$12.66
Total assets	$553,455	$464,831	$424,199	$415,276
Long-term debt	$187,841	$135,256	$111,675	$111,955

CWS COMMON STOCK

PRICE RANGE AND DIVIDENDS

CWS Common Stock is traded on the NASDAQ under the symbol “CTWS”. The following table sets forth the high and low closing sale prices as reported on NASDAQ and dividends paid for the period indicated.

	Price Range		Dividends Paid per Share
	High	Low
2009 Quarter Ended
March 31	$24.76	$17.31	.2225
June 30	$22.63	$19.31	.2225
September 30	$22.86	$20.57	.2275
December 31	$26.45	$21.68	.2275
2010 Quarter Ended
March 31	$25.12	$21.57	.2275
June 30	$24.28	$20.00	.2275
September 30	$24.15	$20.80	.2325
December 31	$27.90	$23.60	.2325
2011 Quarter Ended
March 31	$28.27	$23.27	.2325
June 30	$26.64	$24.01	.2325
September 30	$28.15	$24.77	.2375
December 31	$29.10	$24.76	.2375
2012 Quarter Ended
March 31	$32.03	$26.45	.2375
June 30	$29.73	$27.10	.2375

On August 29, 2012, the closing price for CWS Common Stock on the NASDAQ was $31.24.

On July 17, 2012, the last full trading day on the NASDAQ prior to the public announcement of the proposed Merger, CWS Common Stock closed at $31.46 per share.

As of August 1, 2012, there were approximately 3,576 holders of record of CWS Common Stock.

Dividend Rights and Restrictions

Holders of CWS Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from the net profits and surplus of Connecticut Water. Connecticut Water has declared and paid quarterly dividends on CWS Common Stock without interruption since its affiliation with CWC in 1975. Dividends, when declared, are normally paid on the 15th day of March, June, September and December.

While Connecticut Water’s Board of Directors intends to continue the practice of declaring cash dividends on a quarterly basis, no assurance can be given as to future dividends or dividend rates since future dividends of Connecticut Water will be dependent upon timely and adequate rate relief, consolidated and parent company net income, availability of cash to Connecticut Water, CWC and MWC, the financial condition of Connecticut Water, CWC and MWC, the ability of Connecticut Water and CWC to sell their securities, the requirements of the Connecticut and Maine construction programs of CWC and MWC and other factors existing at the time that the Board of Directors deems relevant.

Connecticut Water is not permitted to pay any dividends on CWS Common Stock unless full cumulative dividends to the last preceding dividend date for all outstanding shares of Connecticut Water cumulative preferred stock have been paid or set aside for payment.

The income of Connecticut Water is derived principally from its investment in CWC and MWC, and Connecticut Water’s future ability to pay dividends to holders of CWS Common Stock is dependent upon the continued payment by CWC and MWC of dividends to Connecticut Water.

Dividend Reinvestment and Common Stock Purchase Plan

Connecticut Water has a dividend reinvestment and common stock purchase plan (“DRIP”). Under the DRIP, holders of CWS Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of CWS Common Stock and, along with customers and employees of either CWC or MWC, may also make optional cash payments of between $25 and $3,333 per month to purchase additional shares of CWS Common Stock at 100% of said average market price, subject to a discount of up to 5.00% from the average market price, which discount is available subject to certain limitations and may be offered only at Connecticut Water’s sole discretion. Connecticut Water may either issue authorized but previously unissued shares, or purchase shares of CWS Common Stock in the open market, to meet the requirements of the DRIP.

BSWC COMMON STOCK PRICES AND DIVIDENDS

BSWC Common Stock is traded over-the-counter, under the stock symbol BDDD. BSWC Common Stock trades only sporadically, usually in amounts of much less than 1,000 shares per day. BSWC is not subject to SEC public reporting requirements and therefore market participants typically have little current information about BSWC, other than published stock trading prices and whatever annual financial information was last provided to stockholders. Prices for trades made through registered broker-dealers can be found through an inter-dealer electronic quotation system operated by OTC Markets Group, in a tier identified as OTC Pink (No Information). As published by OTC Markets Group, the closing prices for reported sales of BSWC Common Stock since September 2011 have been as follows:

Date	Price
August 20, 2012	$90.00
August 7, 2012	$93.00
April 11, 2012	$87.44
February 17, 2012	$70.00
December 27, 2011	$63.40
December 20, 2011	$63.50
October 18, 2011	$68.00
September 23, 2011	$62.75
September 16, 2011	$62.85
September 12, 2011	$62.50

During 2011, BSWC completed an offering of BSWC Common Stock primarily to the then-existing BSWC Stockholders. The offering was made between November 24, 2010 and May 15, 2011 through a Regulation A filing with the SEC (SEC File No. 024-10271). BSWC sold a total of 14,996 shares of BSWC Common Stock in that offering at a price of $67.50 per share, for total gross proceeds of $1,012,230.

As of August 1, 2012, there were 196 record stockholders and 121,100 shares of BSWC Common Stock outstanding. Cede & Co. (c/o Depositary Trust Company, P.O. Box 863, Bowling Green Station, New York, NY 42716) is the record owner of 68,633 shares of BSWC Common Stock.

The following table sets forth the dividends paid by BSWC on the dates indicated.

Year	Date Paid	Dividends Paid Per Share
2009	January 20, 2009	$0.80
	April 20, 2009	$0.80
	July 20, 2009	$0.80
	October 20, 2009	$0.56

2010	January 20, 2010	$0.56
	April 20, 2010	$0.56
	July 20, 2010	$0.56
	October 20, 2010	$0.56

2011	January 20, 2011	$0.56
	April 21, 2011	$0.56
	July 20, 2011	$0.56
	October 20, 2011	$0.56

2012	January 20, 2012	$0.56
	April 20, 2012	$0.56
	July 20, 2012	$0.56

If and when approved by its Board of Directors, BSWC pays dividends on outstanding shares of BSWC Common Stock. Between October 2009 and July 2012, BSWC paid dividends of $0.56 per share per quarter (an annualized rate of $2.24 per year). From October 1999 through July 2009, BSWC paid dividends of $0.80 per share per quarter (an annualized rate of $3.20 per year). The amount of dividends paid is subject to statutory prohibitions on the making of distributions and also to limitations imposed under BSWC’s mortgage bond indentures. Subject to such limitations, the Board of Directors has discretion to determine the timing and amounts of all dividends.

BSWC SPECIAL STOCKHOLDERS’ MEETING

Date, time and place of Special Meeting

This Proxy Statement/Prospectus is being furnished to the holders of BSWC Common Stock in connection with the solicitation of proxies by the BSWC Board for use at a BSWC Special Meeting to be held on                     , 2012, at the offices of BSWC, 181 Elm Street, Biddeford, Maine 04005 at 10:00 a.m., local time, and at any adjournment or postponement thereof.

This Proxy Statement/Prospectus and accompanying proxy are first being mailed to the BSWC Stockholders on or about                     , 2012.

Business to be transacted at the Special Meeting

At the BSWC Special Meeting, the BSWC Stockholders will be asked to consider and vote on a proposal to approve the Merger and a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

A copy of the Merger Agreement dated July 18, 2012 (without the exhibits or schedules thereto) is attached as Appendix A to this Proxy Statement/Prospectus. Upon satisfaction or waiver of the conditions described in the Merger Agreement, (i) NewCo, a wholly owned subsidiary of Connecticut Water will be merged with and into BSWC, (ii) each outstanding share of BSWC Common Stock will be converted into the right to receive that number of shares of CWS Common Stock on the terms set forth in the Merger Agreement, and (iii) BSWC, as the surviving corporation in the Merger, will thereafter be a wholly-owned subsidiary of Connecticut Water. See “THE MERGER AGREEMENT,” at page 27.

Record date; voting rights

Only stockholders of record of BSWC Common Stock at the close of business on                     , 2012, (the “Record Date”) will be entitled to vote at the BSWC Special Meeting. On the Record Date, there were issued and outstanding 121,100 shares of BSWC Common Stock. Each share of BSWC Common Stock is entitled to one vote on the proposal to approve the Merger, exercisable in person or by properly executed proxy at the BSWC Special Meeting or any adjournment or postponement thereof.

Voting requirements; quorum

The presence, either in person or by proxy, of the holders of a majority of the shares of BSWC Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the BSWC Special Meeting.

Under the Maine Business Corporation Act (“MBCA”), the affirmative vote, either in person or by proxy, of the holders of at least a majority of the shares of BSWC Common Stock outstanding on the Record Date is required to adopt the proposal to approve the Merger. The proposal to adjourn the BSWC Special Meeting, if needed, to solicit additional votes will be approved if the number of votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes (discussed below) have the effect of votes against the proposal to approve the Merger, but would not affect the proposal to adjourn the BSWC Special Meeting.

The management of BSWC does not know of any business to be presented at the BSWC Special Meeting other than such business described in this Proxy Statement/Prospectus. Should additional business properly come before the BSWC Special Meeting, the persons acting as the proxies will have discretion to vote in accordance with their own judgment on such business.

Pursuant to the Connecticut Business Corporation Act (“CBCA”) and Connecticut Water’s Certificate of Incorporation and By-Laws, no vote of the CWS Shareholders is required to complete the Merger.

Affiliate ownership

As of the record date for the Special Meeting, directors, officers and affiliates of BSWC as a group owned 1,331 shares of BSWC Common Stock, representing approximately 1.10% of the outstanding shares of BSWC Common Stock.

Voting of proxies; Broker non-votes

All shares of BSWC Common Stock represented by properly executed proxies received prior to or at the BSWC Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR approval of the Merger and FOR approval of the proposal to adjourn the BSWC Special Meeting, if needed, to solicit additional votes. Brokers and nominees are precluded from exercising their voting discretion with respect to the two proposals and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of the Merger or the proposal to adjourn the BSWC Special Meeting, if needed.

Revocability of proxies

Any proxy given in response to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) filing with the Clerk of BSWC, at or before the taking of the vote at the BSWC Special Meeting, a written notice of revocation bearing a later date than the proxy given, (ii) duly executing a proxy bearing a later date than the proxy given and delivering it to the Clerk of BSWC before the vote at the BSWC Special Meeting, or (iii) attending the BSWC Special Meeting and voting in person (although attendance at the BSWC Special Meeting will not in and of itself constitute a revocation of a proxy previously given). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Biddeford and Saco Water Company, 181 Elm Street, Biddeford, Maine 04005, Attention: Clerk, at or before the taking of the vote at the BSWC Special Meeting.

Solicitation of proxies

All expenses of this solicitation (other than the SEC filing fee which will be paid by Connecticut Water), including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by the party incurring such expenses. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of BSWC in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses in connection with, such solicitations. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of BSWC Common Stock held of record by such custodians, nominees and fiduciaries, and BSWC may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Appraisal rights

If a BSWC Stockholder does not wish to accept CWS Common Stock in the Merger, he or she has the right under Maine corporate law to have the fair value of his or her shares determined by a Maine court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights, a BSWC Stockholder must:

•	send a written demand to BSWC for appraisal in compliance with Maine law before the vote on the Merger;

•	not vote in favor of the Merger;

•	continuously hold your BSWC Common Stock from the date you make the demand for appraisal through the Closing of the Merger; and

•	carefully follow instructions to perfect your appraisal rights after the Merger.

Merely voting against the Merger will not protect a BSWC Stockholder’s rights to an appraisal. Appendix B to this Proxy Statement/Prospectus contains a copy of the Maine statutes governing appraisal rights. If a BSWC Stockholder does not follow all the steps required by Maine law, you will lose your rights to appraisal. The requirements under Maine law for exercising appraisal rights are described in further detail at pages 38 to 40, “RIGHTS OF DISSENTING STOCKHOLDERS”.

APPROVAL OF THE MERGER (PROPOSAL 1)

This section of the Proxy Statement/Prospectus, as it relates to the Merger Agreement, is qualified by reference to the Merger Agreement, as amended, which is incorporated herein by reference and attached as Appendix A. All information in this Proxy Statement/Prospectus about BSWC has been supplied by BSWC and has not been verified by Connecticut Water. All information in this Proxy Statement/Prospectus about Connecticut Water has been supplied by Connecticut Water and has not been verified by BSWC. This summary may not contain all of the information important to you. You should therefore carefully read this entire document and the Merger Agreement for a more complete understanding of the Merger.

Background to the Merger — Connecticut Water

Public water supply has been the core business of Connecticut Water since its operating subsidiary, CWC, was established in 1956, and it remains our core business. From the 1950s to the 1990s, CWC’s water supply business grew in Connecticut both through the legislative expansion of its utility franchise into areas previously not served by a public water supplier and through acquisition by CWS of water companies which served other Connecticut areas, and more recently, areas in Maine.

The normal growth and expansion of the business has been enhanced by Connecticut Water’s acquisition of smaller water utilities throughout Connecticut that are close to CWC’s three operating regions. Since 1986, Connecticut Water has acquired 36 water utilities, adding approximately 18,000 customers to its base in Connecticut. Since the mid-1990s, Connecticut Water has aggressively pursued viable water company acquisitions, including the 1999 acquisitions of the Crystal Water Company of Danielson and of the Gallup Water Company and the October 2002 acquisition of the Unionville Water Company. In addition, in February 2001, Connecticut Water acquired the Barnstable Holding Company, a holding company which owns BARLACO and The Barnstable Water Company, a public water utility operating in Barnstable, MA, until its assets were sold to the Town of Barnstable in 2005.

Connecticut Water continues to operate its core water business through its operating subsidiaries, CWC in Connecticut and The Maine Water Company (“MWC”), formerly Aqua Maine, Inc., in Maine. Connecticut Water’s strategic objectives include the growth of its public water supply business in New England, and the opportunity to acquire BSWC, which is strategically located in Maine and can therefore be operated economically in conjunction with Connecticut Water’s existing Maine business operations and, complements Connecticut Water’s strategy to establish and expand its operations in New England.

Since joining Connecticut Water in 2006, Eric W. Thornburg, Chairman, President and Chief Executive Officer, has consulted with Connecticut Water’s board of directors (the “Board”) on strategic planning and long term growth objectives. Mr. Thornburg, in conjunction with Connecticut Water’s leadership team, began to analyze possible acquisition candidates that would enable Connecticut Water to meet its growth objectives in the New England region. On January 1, 2012, Connecticut Water completed the acquisition of MWC, the former Maine operating subsidiary of Aqua America, Inc., for an enterprise value of $53.5 million. MWC serves 16,000 customers, or a population of 48,000, in eleven (11) water systems across the state of Maine. This was a strategic move for Connecticut Water and its shareholders, opening up a new state for growth and leading the way to the BSWC transaction.

Background to the Merger — Merger Negotiations

Connecticut Water is the largest, U.S. based, investor-owned water company operating in New England, as measured by operating revenues and utility plant investment. Connecticut Water has considerable financial resources and an ability to attract additional equity capital. As discussed above, an important element of Connecticut Water’s growth strategy is the acquisition and integration of water systems. This allows the company to expand into new service areas, leverage its economies of scale, obtain new rate base for future investment, and diversify its portfolio. From time to time during the past several years, Connecticut Water’s leadership team and Board have analyzed various strategic options regarding a possible expansion of the company’s regulated water supply business outside of the state of Connecticut.

Connecticut Water first considered BSWC as a potential merger partner in early 2011. During 2011, Connecticut Water was engaged in the negotiation and execution of its purchase of The Maine Water Company, which closed on January 1, 2012. Connecticut Water has gained important experience doing business in the State of Maine and its regulatory environment as a result of this transaction.

Mr. Thornburg met with C.S. Mansfield, Jr., the President of BSWC, to discuss Connecticut Water’s interest in the partnership and the potential business and financial parameters that it would address in a proposal to BSWC on March 16, 2012. On March 29, 2012, Connecticut Water and BSWC entered into a confidentiality and non-disclosure agreement concerning a possible merger with BSWC.

Mr. Thornburg, David Benoit, who serves as Connecticut Water’s Vice President-Finance, Chief Financial Officer and Treasurer, and Peter Bancroft, who serves as Connecticut Water’s Director of Rates and Forecasting, presented the strategic and financial considerations of a potential BSWC offer to the Board’s Corporate Finance and Investments Committee in a conference call on April 5, 2012. They summarized BSWC’s operations and financial performance and discussed possible transaction structures and merger exchange ratios with the Committee. After discussion, the Committee authorized Connecticut Water’s management to proceed with an offer to acquire BSWC within the value parameters approved by the Committee.

On April 13, 2012, Mr. Thornburg delivered a letter to Mr. Mansfield with a proposed set of acquisition terms. During late April 2012, Connecticut Water and BSWC discussed the terms of the proposed acquisition and Connecticut Water’s legal counsel prepared a non-binding term sheet outlining the proposed terms of Connecticut Water’s acquisition of BSWC. On May 1, 2012, the parties entered into a non-binding term sheet (the “Term Sheet”) setting forth the principal terms of the Connecticut Water’s acquisition of BSWC by means of a tax free exchange of publicly-traded shares of Connecticut Water Common Stock for all of the issued and outstanding shares of Common Stock of BSWC, with an approximate value of $11 million.

On May 10, 2012, the Board held a meeting at which Connecticut Water’s leadership team reviewed in detail with the Board the final Term Sheet and the proposed terms of the Merger Agreement. Based upon the Board’s review and discussion of the Merger Agreement and the relevant factors described below in “— Connecticut Water’s Reasons for the Transaction”, the Board unanimously authorized and approved the terms of the acquisition set forth in the Term Sheet and a draft merger agreement, and further authorized management to complete the execution and delivery of a definitive merger agreement with BSWC, with any further necessary changes deemed necessary by management.

During May and June of 2012, Connecticut Water conducted due diligence on BSWC and, along with its legal counsel, discussed proposed terms of a definitive merger agreement with BSWC’s management and BSWC’s legal counsel, including the parties’ representations, warranties, covenants, closing conditions and the structure of the proposed merger. On June 21, 2012, the parties agreed to extend the duration of the Term Sheet until July 31, 2012, in order to provide additional time to complete the negotiation and drafting of the definitive merger agreement.

On July 18, 2012, the board of directors of BSWC met and voted unanimously to approve the Merger Agreement and the terms of the Merger. On July 18, 2012, the parties entered into a definitive Agreement and Plan of Merger between and among Connecticut Water, OAC Inc., a wholly-owned Maine subsidiary of Connecticut Water, and BSWC.

On July 19, 2012, Connecticut Water issued a press release announcing the signing of the Merger Agreement.

Connecticut Water’s Reasons for the Transaction

Connecticut Water believes that the Merger will provide better opportunities to achieve significant benefits for both companies’ shareholders, customers, employees and the communities that they serve than could be achieved by the two companies separately.

Connecticut Water has established a foundation in the State of Maine with its acquisition of the MWC on January 1, 2012. Connecticut Water’s management anticipates that the Merger will permit Connecticut Water to establish a second Maine operating subsidiary and thereby to enter, and subsequently expand its customer growth in, the regions served by BSWC’s operations in southern Maine. This allows for leveraging existing economies of scale and diversifying our holdings portfolio further. When complete, the Merger will add approximately $19.4 million in net utility plant and grows Connecticut Water’s customer base by over 15,500 customers, an increase of approximately 15 percent, located in the southern Maine communities of Biddeford, Saco, Old Orchard Beach and Scarborough.

The BSWC water distribution system is within 36 miles of the operations and distribution systems in the Freeport and Kezar Falls regions of the Maine Water Company. The proximity of BSWC’s operations to current MWC service areas would enable Connecticut Water to supervise and coordinate the operations of these companies with greater economy than could be achieved through their present separate ownership. In addition, this expanded service area encompasses a region of Maine that is experiencing sustained population growth. The acquisition is therefore a natural geographic fit and would expand Connecticut Water’s core water supply business, integrate water supply planning and utilize opportunities for operating efficiency.

Connecticut Water has not retained an outside party to evaluate the proposed Merger but has instead relied upon the knowledge of its management concerning the business of public water supply in Maine (and in particular the business of BSWC), and its knowledge of utility regulation and ratemaking in Maine learned from its January 1, 2012 acquisition of MWC, in considering the financial viability of the Merger. The relatively small size of the transaction militated against retaining an outside financial advisor. The Board of Connecticut Water believes that the Merger is justified by the overall benefit to Connecticut Water and is in the best interests of the shareholders of Connecticut Water.

BSWC’s Reasons for the Transaction

The following discussion of the information and factors considered by the BSWC Board is not intended to be exhaustive, but includes all material factors considered by the BSWC Board. In reaching its determination to approve and recommend the Merger, the BSWC Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

The terms of the Merger Agreement between Connecticut Water and BSWC were the result of arm’s-length negotiations between the parties. The BSWC board of directors considered economic, financial and legal factors in reaching its conclusion to approve and recommend the transaction.

Among the factors that convinced the BSWC Board to unanimously approve and recommend the Merger to BSWC’s stockholders were the following:

•	the belief that the financial terms of the acquisition, including the exchange ratio set forth in the Merger Agreement, are fair to and in the best interest of BSWC’s stockholders;

•	available current and historical information regarding the businesses, operations, earnings, financial condition, management and prospects of Connecticut Water and its subsidiaries;

•

the financial and business prospects of Connecticut Water and its subsidiaries as a result of their becoming a larger, combined operating entity, including the efficiencies created by economies of scale;

•	that the Merger is expected to improve the financial performance of Connecticut Water, and thus benefit BSWC recipients of shares of CWS Common Stock;

•	Connecticut Water’s interest in expanding its regulated water utility business into BSWC’s market areas in Maine;

•

as a result of the Merger, BSWC will have greater access to capital markets and the funds it needs to make the infrastructure improvements necessary to maintain its water quality and enhance the reliability of its water system;

•

Connecticut Water’s historical record and commitment with respect to the communities and employees of the companies it has acquired and BSWC’s belief that Connecticut Water is a high quality water supply company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•

the BSWC board’s assessment of the likelihood that the Merger would be completed with acceptable regulatory conditions or requirements, and the ability of Connecticut Water’s management team to successfully integrate and operate the business of the combined company after the Merger;

•	the proximity of the MWC’s service areas to the service areas of BSWC, and the potential operational synergies resulting therefrom; and

•	the existence of an active trading market for the CWS Common Stock on the NASDAQ, which is presently unavailable for BSWC Common Stock.

The BSWC Board believed the factors listed above outweigh any potential adverse consequences of the proposed merger including:

•	limiting BSWC’s ability to pursue other merger opportunities;

•

the Merger Agreement obligating BSWC to pay a $200,000 termination fee if it later chooses to pursue a more attractive, uninvited merger proposal or if the agreement is terminated under certain circumstances;

•	the loss of autonomy associated with being an independent water supply company;

•	the risk that the Merger will not be consummated;

•	potential reaction of some local communities within BSWC’s operating footprint and of BSWC customers to Connecticut Water;

•	the potential challenges of combining the businesses, assets and workforces of the two companies;

•	the possibility that the Merger and the related integration process could result in the loss of key employees, the disruption of BSWC’s on-going business or the loss of customers;

•

the fact that BSWC’s officers and employees will have to focus extensively on actions required to complete the Merger, which could divert their attention from BSWC’s business, and that BSWC could incur substantial transaction costs even if the Merger is not consummated; and

•

that while the Merger is pending, BSWC will be subject to restrictions on how it conducts business that could delay or prevent BSWC from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent.

BSWC management has determined that an important benefit of the proposed affiliation with Connecticut Water is that BSWC’s access to capital will be enhanced once it becomes part of a larger, more diverse entity with a strong track record of accessing capital markets.

Under its existing mortgage indenture, BSWC may not issue additional bonds if the aggregate amount of its long-term debt would exceed 66-2/3% of total capitalization. Those limitations are intended to help protect BSWC’s bondholders, and essentially require that BSWC fund at least one-third of all new construction with equity (including retained earnings) or short-term debt. Because BSWC’s long-term debt in relation to total capitalization had increased over time and reached the point where BSWC was no longer able to issue significant additional mortgage bonds, BSWC in March 2010 filed an application with the MPUC for authority to issue additional shares of BSWC Common Stock. MPUC approved the application, and authorized BSWC to raise up to $2,100,000 of new equity through the issuance of up to 35,000 additional shares of BSWC Common Stock. BSWC then applied for and received authorization from the SEC to offer up to 31,000 shares of BSWC Common Stock at a price of $67.50 per share. Success of that offering was limited, with BSWC selling a total of 14,996 shares. Gross proceeds from these issuances were $1,012,230. Subtracting total cost of issuance of $153,918, the net proceeds from the offering were $858,312.

Connecticut Water has a market capitalization of over $270 million and its public float of its common stock (approximately 8.4 million shares) is actively traded on NASDAQ, with an average daily trading volume of over 27,000 shares per day (during the past three months). Moreover, Connecticut Water enjoys a stronger credit rating than BSWC and has far greater capacity to borrow funds at attractive rates.

Additionally, in the judgment of BSWC management and directors, the Merger consideration offered by Connecticut Water to BSWC Stockholders represents a very attractive price for surrender of their shares of BSWC Common Stock. The market price of shares of CWS Common Stock offered in exchange for BSWC Common Stock through the Merger would be at least $87.75 per share of BSWC Common Stock, and as much as $94.25 per share of BSWC Common Stock. As noted above, BSWC in 2011 completed a stock offering at $67.50 per share. The reported trading price of BSWC between May 2011 (completion of the offering) and March 2012 ranged between $62.19 and $70.00. The stock traded on April 11, 2012 at $87.44 per share, but this represented the sale of just 100 shares. The price of shares of BSWC Common Stock traded on August 20, 2012 at $90.00, but this was after the July 19, 2012 announcement of the proposed Merger, and thus this price likely was influenced by the terms disclosed by Connecticut Water.

In the judgment of BSWC management and directors, another benefit of the proposed Merger is that the transaction is structured so as not to constitute a taxable sale of BSWC Common Stock held by BSWC Stockholders who elect to retain the shares of CWS Common Stock being received. Instead, BSWC Stockholders will receive shares of CWS Common Stock under a tax-free reorganization. See “CERTAIN FEDERAL INCOME TAX CONSEQUENCES” at page 37 for a further discussion of material income tax considerations. On the other hand, those BSWC Stockholders who wish to sell their shares of CWS Common Stock may do so on NASDAQ. Moreover, the shares of CWS Common Stock to be issued pursuant to the Merger will be registered with the SEC and freely tradable in the open market.

The terms offered by Connecticut Water were such that BSWC management and directors concluded that it was unlikely that any other acquiror would be willing to offer superior terms. Connecticut Water had just recently completed an acquisition of MWC and was interested in increasing its customer base in Maine. Doing so would give Connecticut Water the opportunity to achieve possible economies of scale regarding certain costs of operation, including regulatory costs and some local management functions. In the opinion of BSWC management and directors, this likely meant that Connecticut Water was uniquely positioned to offer an attractive price for BSWC Common Stock.

Following completion of Connecticut Water’s acquisition of MWC on January 1, 2012, BSWC anticipated that it might receive an offer from Connecticut Water. BSWC management interviewed three investment banking firms with substantial mergers and acquisitions expertise. On the basis of these interviews, BSWC received generalized information on the range of prices that each of those firms thought BSWC might expect to receive in a managed sale process that included Connecticut Water and other prospective bidders. Later, Mr. Thornburg made an initial overture to BSWC’s President. The two companies then engaged in more detailed negotiation over terms. The result was an offer from Connecticut Water that BSWC management believed to be very favorable, and that exceeded the range of prices that the investment banking firms had identified as a likely range of prices.

BSWC management and directors, in consultation with BSWC legal counsel, then considered whether to hire an investment banking firm to assist in the negotiations. Their conclusion was that the price offered by Connecticut Water was sufficiently favorable that (a) they were skeptical that an investment banker’s involvement would result in improved terms and (b) they were concerned that Connecticut Water might withdraw its offer if the negotiation process were made lengthier and more complicated by the involvement of other new advisors. Given that BSWC is in the regulated business of public water supply within the State of Maine and is experienced with MPUC regulations, that determine the rates water companies may charge for water service and which must approve the economic aspects of the Merger, the BSWC board of directors believed that it could rely on the regulatory and financial experience of its management in evaluating the transaction, without incurring the expense of a fairness opinion, in addition to the fact that BSWC could rely on the acquisition of Aqua Maine by Connecticut Water as a comparable transaction and as a guide for valuation.

For the reasons discussed above, the Board of Directors of BSWC has: (i) determined that the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, BSWC and the BSWC Stockholders, (ii) adopted the plan of merger reflected in the Merger Agreement and directed that the plan of merger be submitted to BSWC Stockholders for their approval, and (iii) resolved to recommend that BSWC Stockholders vote to approve the plan of merger.

Recommendation of the BSWC Board of Directors

For the reasons described above, the BSWC Board of Directors has determined the Merger to be fair to, and in the best interests of, BSWC and its stockholders. Accordingly, the BSWC board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that BSWC Stockholders vote “FOR” approval of the Merger.

Regulatory Approval

Completion of the Merger is subject to the condition that the parties receive a final and non-appealable order of the MPUC in form and substance reasonably acceptable to the parties. On July 24, 2012, BSWC and Connecticut Water’s existing Maine subsidiary, MWC, filed a joint application with the MPUC under 35-A M.R.S.A. §708(2)(A) (the “Application”) requesting that the MPUC issue an order to approve Connecticut Water’s acquisition of BSWC and to approve two affiliate agreements entered into on July 23, 2012. The MPUC Application sets forth the factual and legal basis for MPUC approval of the Merger and explains the proposed benefits of the transaction for BSWC, MWC and their respective customer rates, business operations, third party costs, and customer service levels. Written testimony of the parties was submitted on August 13, 2012 and a preliminary status meeting with staff of the MPUC was held on August 20, 2012. A technical conference is scheduled for September 27, 2012.

The first affiliate agreement is between BSWC and Connecticut Water and addresses affiliate services such as corporate accounting, tax planning, accessing equity markets, administration of personnel and employee benefits, purchasing of chemicals, vehicles and other equipment, computer services, financing services, engineering services, marketing services, legal services, construction and maintenance services to be provided by Connecticut Water to BSWC. The second affiliate agreement is between MWC and BSWC and addresses affiliate services such as operational management, administration, business planning, financing, accounting, rate case administration, communications with employees, customers, communities, regulators and legislators, laboratory services and other services generally related to water utility operations to be provided between MWC and BSWC, to be affiliated as sister companies after completion of the Merger.

THE MERGER AGREEMENT

The following discussion summarizes certain provisions of the Merger Agreement. You should read carefully the Merger Agreement itself, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated here by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

The Merger

The Merger Agreement provides that, on the Closing Date, NewCo, a wholly-owned subsidiary of Connecticut Water, will be merged with and into BSWC, with BSWC becoming a wholly-owned subsidiary of Connecticut Water and continuing as the surviving corporation (the “Surviving Company”). The Merger requires prior approval and adoption of the Merger Agreement by the BSWC Stockholders and the satisfaction or waiver of other stated conditions.

As a result of the Merger and assuming a CWS Share Price of $29.00 per shares, Connecticut Water would issue 3.25 shares of CWS Common Stock for each share of BSWC Common Stock. This share amount assumes that the Exchange Ratio is based upon a Closing Price of $29.00, which may vary during the time period immediately prior to the Effective Time of the Merger. See “THE MERGER AGREEMENT — Consideration,” at page 27. Cash will be paid in lieu of fractional shares. Holders of BSWC Common Stock are entitled to appraisal rights in connection with the Merger. See “COMPARISON OF STOCKHOLDER RIGHTS — Dissenters’ Rights of Appraisal” and “THE MERGER AGREEMENT — Conditions Precedent to the Merger.”

The Merger will become effective in accordance with the Articles of Merger to be filed with the Department of the Secretary of State of Maine. It is anticipated that such filing will be made immediately after the Closing.

The Surviving Company

At the Effective Time, each issued and outstanding share of common stock of NewCo shall be converted into and become a validly issued, fully paid and nonassessable share of the common stock of the Surviving Company. The Certificate of Incorporation and the By-Laws of BSWC as in effect immediately prior to the Closing Date will be the Certificate of Incorporation and By-Laws of the Surviving Company after the Closing Date, until thereafter changed or amended as provided therein or by applicable law. The directors and the officers of NewCo, the Connecticut Water subsidiary, will be the directors and officers of the Surviving Company.

The Surviving Company will have all of the rights, privileges, powers and franchises, and be subject to the same restrictions, disabilities and duties, that the Connecticut Water subsidiary and BSWC had separately before the Merger.

Consideration

At the Closing Date, by virtue of the Merger and without any action by any holder of BSWC Common Stock, each share of BSWC Common Stock will be converted into the right to receive that number of shares of CWS Common Stock equal to the Exchange Ratio, which will likely range between 2.95 and 3.51 shares of CWS Common Stock for each share of BSWC Common Stock, assuming a price per share of CWS Common Stock of $32.00 and $25.00, respectively.

Pursuant to the Merger Agreement, upon consummation of the Merger, each share of BSWC Common Stock will be converted into the right to receive that number of shares of CWS Common Stock equal to the Exchange Ratio, as follows:

(a) 3.25 shares of CWS Common Stock for each share of BSWC Common Stock, provided that the CWS Share Price over a specified period prior to the closing date of the Merger is equal to or greater than $27.00 but less than or equal to $29.00.

(f) If the CWS Share Price is less than $27.00 as of the closing date, each share of BSWC common stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of CWS Common Stock equal to $87.75 divided by the CWS Share Price.

(g) If the CWS Share Price is more than $29.00 as of the closing date, each share of BSWC common stock issued and outstanding at the time of the closing of the Merger will be exchanged and converted into the right to receive that number of shares of CWS Common Stock equal to $94.25 divided by the CWS Share Price.

The “CWS Share Price” shall be equal to the average of the closing price of the shares of CWS Common Stock as reported by NASDAQ for the twenty (20) trading days immediately preceding the third (3rd) trading day prior to the closing of the Merger. The Exchange Ratio will be rounded to the nearest hundredth. BSWC Stockholders will receive cash in lieu of any fractional shares of CWS Common Stock they would otherwise receive in the Merger.

The following table sets forth the Exchange Ratio to be applied in the Merger and the aggregate Merger consideration assuming various closing prices for CWS Common Stock:

Closing Price of CWS Common Stock	Exchange Ratio (CWS Stock to BSWC Stock)	Aggregate Merger Consideration (Shares of CWS Common Stock)
$32.00	2.95:1.0	357,245
$31.00	3.04:1.0	368,144
$30.00	3.14:1.0	380,254
$29.00	3.25:1.0	393,575
$28.00	3.25:1.0	393,575
$27.00	3.25:1.0	393,575
$26.00	3.37:1.0	408,107
$25.00	3.51:1.0	425,061

Based upon the capitalization of BSWC and Connecticut Water as of December 31, 2011 and an assumed Exchange Ratio of 3.25:1.0 (based on a CWS Share Price of $29.00), the holders of the then outstanding shares of BSWC Common Stock would own in the aggregate 393,575 shares of CWS Common Stock or approximately 4.3% of the outstanding shares of CWS Common Stock following the consummation of the Merger.

Fractional Shares

No fractional shares of CWS Common Stock will be distributed pursuant to the Merger. If any BSWC Stockholder is not entitled to a whole number of shares of CWS Common Stock, the BSWC Stockholder will receive a cash payment in lieu of any entitlement to a fractional share of CWS Common Stock from the proceeds of a sale on NASDAQ by Connecticut Water of a sufficient number of shares of CWS Common Stock to settle the aggregate amount of fractional share distribution entitlements of all similarly situated stockholders of BSWC.

Exchange of Shares

Upon the Effective Time of the Merger, the stock transfer books of BSWC will be closed and there will be no further registration of transfers of BSWC Common Stock. Promptly after the Effective Time of the Merger, transmittal letters will be mailed to each holder of record of BSWC Common Stock to be used in forwarding the share certificates for surrender and exchange for certificates for the shares of CWS Common Stock. After receipt of the transmittal letter, each holder of certificates formerly representing BSWC Common Stock may surrender those certificates to a paying agent which will be designated by Connecticut Water and referenced in the transmittal letter, and each such holder will receive in return certificates for the number of whole shares of CWS

Common Stock to which such holder is entitled. The transmittal letters will be accompanied by instructions specifying other details of the exchange procedure. BSWC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FOLLOWING THE EFFECTIVE TIME.

If a certificate for BSWC Common Stock has been lost, stolen or destroyed, the paying agent will issue CWS Common Stock to the registered holder upon receipt of an affidavit of that fact, subject to conditions as the paying agent may impose including customary indemnification obligations.

Following the Merger, BSWC Stockholders will hold stock in a Connecticut corporation, not a Maine corporation. For a description of the differences between the rights of the holders of CWS Common Stock and BSWC Common Stock, see “COMPARISON OF STOCKHOLDER RIGHTS,” at page 49.

No Further Rights

After the Effective Time, holders of certificates representing shares of BSWC Common Stock will cease to have any rights with respect to BSWC Common Stock except as otherwise provided in the Merger Agreement or by applicable law. The only right of holders of the certificates shall be the right to receive the number of shares of CWS Common Stock which the holder of the certificate is entitled to receive, subject to any properly constituted assertions of appraisal rights. BSWC Stockholders will be entitled to dividends on CWS Common Stock received in the Merger if the record date for the dividend is after the effective time of the Merger. Neither the CWS Common Stock nor any such dividends will be delivered to a former holder of BSWC Common Stock unless and until the BSWC Stockholder surrenders his certificate for BSWC Common Stock as described above under “Exchange of Shares.”

Representations and Warranties

The Merger Agreement contains customary reciprocal representations and warranties of BSWC and Connecticut Water on:

•	due organization and good standing;

•	corporate authority to carry on its business;

•	authorization and corporate authority to enter into the Merger Agreement and the other contemplated transactions;

•	enforceability of the Merger Agreement;

•

absence of violations of, and conflicts with, organizational documents, agreements, judgments or other court orders, rules or regulations by which each party is bound, laws and certain regulatory requirements;

•	use of brokers;

•	absence of material adverse changes in the financial position, results of operations, assets, liabilities or business of Connecticut Water and BSWC;

•	governmental investigations and litigation; and

•	completeness of disclosure under the Merger Agreement.

In addition, BSWC has made representations and warranties regarding:

•	rates, prices and charges of BSWC;

•	absence of creation of material liens or encumbrances on its assets as a result of entering into the Merger Agreement;

•	obtaining requisite material consents and releases from governmental bodies and third parties;

•	title to the assets of BSWC and title to the real property of BSWC;

•	water supply sources and facilities and the rights of BSWC to use the water;

•	ownership of interests in third parties;

•	compliance with zoning and other restrictions and, as applicable, possession of permits or variances relating to such restrictions;

•	effectiveness of charter documents;

•	material contracts, agreements and leases;

•	financial statements and annual return filings with the MPUC;

•	compliance with health and safety, environmental and other regulatory laws;

•	Superfund and other liability for the presence or disposal of hazardous substances;

•	condition of BSWC’s system and insurance matters;

•	taxes and tax returns, liens and liabilities;

•	employees and labor matters, and employee benefit plans;

•	related party transactions;

•	capitalization and corporate records of BSWC;

•	bank accounts, loans and other credit arrangements; and

•	required vote of BSWC Stockholders.

And, in addition, Connecticut Water has made representations and warranties regarding:

•	the shares of CWS Common Stock being issued in the Merger, and the registration of those shares with the SEC;

•	Connecticut Water’s intention to carry on at least one historic business line of BSWC; and

•	SEC filings.

Many of these representations and warranties are qualified by the concept of material adverse effect and/or are made to a party’s knowledge. None of the parties’ representations and warranties contained in the Merger Agreement will survive the Closing Date.

Certain Covenants

Conduct of the Business Pending the Merger

BSWC has agreed that until the Closing Date it will conduct its business and affairs only in the ordinary course so that the representations and warranties made by BSWC, subject to certain exceptions, will remain true and correct in all material respects at and as of the closing date and that each will use its commercially reasonable efforts to maintain and preserve its business, operations and business relationships.

Specifically, from the date of the Merger Agreement until the closing date and without the prior written consent of Connecticut Water:

•	BSWC will not amend in Articles of Incorporation or Bylaws;

•

BSWC will not dispose of any asset (as defined in the Merger Agreement) having a value of $5,000 or more (or assets having value of $25,000 or more in the aggregate), except for the sale of water in the ordinary course of business;

•

BSWC will not incur additional liabilities in the aggregate amount of $25,000 or more, except for normal expenses incurred in the ordinary course of business or borrowing in the ordinary course of business, not to exceed $500,000, under an existing credit facility of BSWC;

•	BSWC will not take any action that would reasonably be expected to adversely affect its ability to complete the Merger;

•	BSWC will maintain in force all existing liability insurance policies and fidelity bonds (or policies or bonds on similar terms) related to its water system and assets;

•	BSWC will notify Connecticut Water of the occurrence of certain material adverse changes;

•	BSWC will maintain its assets in good condition, reasonable wear and tear excepted;

•	BSWC will not enter into new leases or contacts, or modifications thereof, that would impose obligations on the BSWC or Connecticut Water in excess of $25,000;

•

BSWC will not make unfavorable material alterations to specified assets (with certain exceptions), change or attempt to change zoning or other restrictions applicable to its real property or cancel or materially amend any material easement or similar right held by BSWC;

•	BSWC will not take any action to adopt certain employee benefits, amend existing employee benefits plans, or enter into certain other employment or compensation arrangements;

•

BSWC will not issue or sell shares of its capital stock or other securities, agree to acquire or redeem shares of its capital stock, or authorize or grant any options, warrants or other rights to acquire shares of their capital stock or other securities convertible or exchangeable into shares of such capital stock, or reclassify, split up or otherwise change any of its capital stock;

•

BSWC will not declare or pay any dividends or make any distributions on their capital stock except for ordinary and customary quarterly dividend payments by BSWC which amounts are payable only if the Closing Date has not occurred by the applicable dividend record date;

•

BSWC will not change its method of accounting (except as required by generally accepted accounting principles) or its fiscal year, settle or compromise any tax liability or refund claim, or make a material tax election that is inconsistent with prior practice or which would increase its current or future tax liabilities;

•

BSWC will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, capitalization or other similar reorganization of BSWC or accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the course of ordinary business and consistent with past practice;

•	BSWC will not make or propose any change in its rates, charges, standards or accounting from those in effect on the date of the Merger Agreement; and

•	BSWC will not authorize, or commit or agree to do anything prohibited by the items listed above.

Both Parties

Connecticut Water and BSWC have each agreed that prior to the Closing Date, each will, among other things,

•

use commercially reasonable efforts to secure the requisite approvals for the transactions contemplated by the Merger Agreement and to comply promptly with, and when appropriate, respond in cooperation with each other to, all requests or requirements which applicable federal, state, local or foreign law or governmental bodies impose on them with respect to the transactions contemplated by the Merger Agreement,

•	treat information received from the other party as confidential,

•	use best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

•

use commercially reasonable efforts to have each party’s legal counsel deliver a tax opinion on the effective date of Connecticut Water’s Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”); and

•

notify one another of the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate, and of any failure of the parties, their officers, directors or employees to comply with any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement.

Connecticut Water

In addition to the covenants described above, Connecticut Water has agreed to:

•

use its best efforts to prevent any Connecticut Water representation or warranty made in the Merger Agreement from becoming inaccurate, to satisfy the requirements, covenants and agreements applicable to it under the Merger Agreement and to satisfy the conditions to the consummation of the transactions contemplated in the Merger Agreement;

•

notify BSWC promptly of any lawsuit, claim, proceeding or investigation which may be threatened, brought, asserted or commenced with respect to the transactions contemplated in the Merger Agreement or which might have an adverse impact on Connecticut Water or CWS Common Stock;

•

prepare and file with the SEC and seek effectiveness of a registration statement on Form S-4 containing this Proxy Statement/Prospectus that covers the issuance of CWS Common Stock issued in connection with the Merger and the resale of CWS Common Stock by certain affiliates of BSWC during the one-year period following the effective time of the Merger and which shall be subject to BSWC’s approval prior to filing;

•	use commercially reasonable efforts to cause the CWS Common Shares to be issued in the Merger pursuant to the Merger Agreement approved for listing on the NASDAQ;

•

indemnify, for a period of six (6) years after the Closing, each present and former director, officer or employee of BSWC against any losses arising out of or pertaining to the transactions contemplated by the Merger Agreement or any actions taken prior to the Effective Time of the Merger; and

•	not make any amendment or supplement to the registration statement without the approval of BSWC.

BSWC

In addition to the covenants described above, BSWC has agreed to:

•

provide access to Connecticut Water and its representatives to certain assets of BSWC and the books, contracts, records and files of BSWC, including its water system and personnel records (as permitted by law);

•

use commercially reasonable efforts to remain in compliance in all material respects with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to BSWC and its operations and assets if noncompliance with such laws, etc., could have a material adverse effect on BSWC taken as a whole;

•

take all action necessary to duly call, give notice of, convene and hold the BSWC Special Meeting as soon as reasonably practicable after the date of the Agreement and to mail this Proxy Statement/Prospectus to the BSWC Stockholders in advance of the BSWC Special Meeting;

•

so long as the Merger Agreement is not terminated before the BSWC Special Meeting, use reasonable best efforts to solicit from BSWC Stockholders proxies in favor of the approval of the Merger and take all other action necessary or advisable to secure the requisite BSWC Stockholder vote required by law;

•

on behalf of itself and its officers and directors, not solicit, initiate or knowingly take any action to facilitate or encourage any inquiry or proposal by or enter into discussion with or disclose directly or indirectly information not customarily disclosed to the public concerning its business and properties or afford access to the books and records of BSWC to any person or group in connection with any possible acquisition proposed regarding a sale of BSWC capital stock or an amalgamation, consolidation, sale of all or substantially all of its assets or any similar transaction, other than certain planned transactions listed in the Merger Agreement, unless BSWC has received a superior proposal and the BSWC Board has made a determination to accept such superior proposal after providing Connecticut Water the opportunity to make such adjustments in the terms and conditions of the Merger Agreement as would enable BSWC to proceed with the Merger on such adjusted terms;

•

cooperate with Connecticut Water in the preparation of the registration statement and the accompanying Proxy Statement/Prospectus (including amendments and supplements thereto) and supply Connecticut Water with all information necessary about BSWC to enable Connecticut Water to comply with federal and state securities laws;

•

deliver or cause to be delivered to Connecticut Water all financial statements and audit reports available subsequent to the date of the Merger Agreement, and such other information as Connecticut Water may from time to time reasonably request;

•	make available designated representatives to confer with a representative of Connecticut Water regarding the status of BSWC’s ongoing operations;

•	use commercially reasonable efforts to obtain and deliver to Connecticut Water the resignation of each of BSWC’s directors not less than five (5) days prior to the Closing; and

•

notify Connecticut Water of any material change in BSWC’s normal course of business or operations, of any litigation or eminent domain proceeding commenced or threatened against BSWC and of any governmental complaints, investigations or hearings.

Conditions Precedent to the Merger

The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the fulfillment prior to the closing date of certain conditions precedent.

All Parties

The obligations of Connecticut Water and BSWC are subject to the fulfillment of each of the following conditions prior to or as of the closing date, unless waived in writing by the other party:

•	the Merger shall have been approved by the requisite vote of the BSWC Stockholders;

•	the Merger shall have been approved by the MPUC;

•

the registration statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the SEC and shall not be the subject of a stop order or proceedings seeking a stop order;

•	the shares of CWS Common Stock to be issued in the Merger pursuant to the Merger Agreement shall have been approved for listing on the NASDAQ; and

•

no preliminary or permanent injunction or other order issued by any federal or state court or governmental regulatory body nor any statute, rule, regulation or executive order of any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement shall be in effect.

Connecticut Water

The obligation of Connecticut Water to effect the Merger is subject to the fulfillment by BSWC of various conditions, prior to or at the closing date, unless waived by Connecticut Water, including, among others:

•	the Merger shall have been approved by the Board of Directors of BSWC;

•	holders of no more than 5% of BSWC’s capital stock shall have exercised appraisal rights in accordance with BSWC’s Articles of Incorporation, bylaws and Maine law;

•	the representations and warranties of BSWC in the Merger Agreement shall be true, correct and complete in all material respects;

•	BSWC shall have performed and complied in all material respects with the obligations required to be performed or complied with by them prior to or at the Closing Date pursuant to the Merger Agreement;

•	there shall have been no material adverse change in the assets, business, prospects, results of operations, or condition (financial or otherwise), of BSWC taken as a whole;

•

Connecticut Water shall have available to it one or more title insurance policies or commitments to issue such policies with respect to the real property of BSWC insuring that it holds marketable and/or insurable title to, or a good and valid leasehold in, such real property (except as otherwise provided in the schedules to the Merger Agreement);

•

except as otherwise disclosed in the Merger Agreement, there shall be no judicial or administrative or condemnation proceeding pending or, to BSWC’s knowledge, threatened that could have a material adverse effect on BSWC taken as a whole;

•

no suit, action, proceeding or governmental investigation shall be pending or to the parties’ knowledge threatened, which in the reasonable opinion of Connecticut Water or its counsel could have a material adverse effect on BSWC taken as a whole;

•	all actions, proceedings, instruments and documents to be taken or delivered by BSWC in connection with the Merger shall be reasonably satisfactory in form and substance to Connecticut Water;

•	Connecticut Water shall have received an opinion of Verrill Dana LLP, as counsel to BSWC as to certain corporate law matters;

•

Connecticut Water shall have received a tax opinion from Murtha Cullina LLP, as counsel to Connecticut Water, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•	receipt of resignations of officers and directors of BSWC.

BSWC

The obligation of BSWC to effect the Merger is subject to the fulfillment of various conditions by Connecticut Water prior to or at the closing date, unless waived by BSWC, including, among others:

•	the Merger shall have been approved by each of the Board of Directors of Connecticut Water and NewCo;

•	the representations and warranties of Connecticut Water in the Merger Agreement shall be true, correct and complete in all material respects;

•	Connecticut Water shall have performed and complied in all material respects with the obligations required to be performed by it prior to or at the closing date pursuant to the Merger Agreement;

•

no suit, action, proceeding or governmental investigation shall be pending or to the parties’ knowledge threatened, which in the reasonable opinion of BSWC or its counsel could have a material adverse effect on Connecticut Water;

•

BSWC shall have received a tax opinion from Verrill Dana LLP, as counsel to BSWC, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	all actions, proceedings, instruments and documents to be taken or delivered by Connecticut Water in connection with the Merger shall be reasonably satisfactory in form and substance to BSWC.

Expenses

The parties shall pay their own fees, costs, taxes and expenses incurred in connection with the transactions contemplated by the Merger Agreement regardless of whether or not the transactions are consummated.

Termination and Amendment

The Merger Agreement may be terminated at any time before the completion of the Merger, either before or after approval of the Merger Agreement by BSWC Stockholders, as follows:

•	by the written mutual consent of Connecticut Water and BSWC;

•	by either party, if the BSWC Stockholders fail to approve the Merger Agreement;

•

by either party, if the Merger is not consummated by March 31, 2013, which date (the “End Date”)may be extended, day for day, (i) for each day, if any, in excess of sixty (60) days between the date of the Merger Agreement and the effective date of a registration statement on Form S-4 containing this Proxy Statement/Prospectus or (ii) each day necessary to allow a minimum of five (5) business days between the date of the BSWC Special Meeting and the End Date, unless failure to complete the Merger is due to a material breach of a representation, warranty, covenant or other agreement set forth in the Merger Agreement by the party seeking to terminate the Merger Agreement;

•

by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the Merger or the transactions contemplated in the Merger Agreement;

•

by either party, if the other party breaches a representation or warranty or fails to perform or comply with any covenant or agreement and such breach has not been cured within ten (10) business days following written notice to the party in default or cannot be cured prior to the Closing;

•

by BSWC if the Merger is not consummated within five (5) business days of BSWC’s written notice from BSWC to Connecticut Water that of all the of conditions necessary to proceed to the Closing have been satisfied or waived by BSWC;

•

by BSWC if BSWC has received a superior proposal and the BSWC Board has made a determination to accept such superior proposal; provided that BSWC shall not terminate the Merger Agreement and enter into a definitive agreement with respect to the superior proposal until the expiration of five (5) business days following Connecticut Water’s receipt of written notice advising of a superior proposal, allowing Connecticut Water the opportunity to make such adjustments in the terms and conditions of the Merger Agreement as would enable BSWC to proceed with the Merger on such adjusted terms;

•

by Connecticut Water if any of the following occur: BSWC (i) has withdrawn its recommendation of the Merger Agreement; (ii) has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Connecticut Water; (iii) has entered into, or announced its intention to enter into, another definitive acquisition agreement with a third party; or (iv) takes certain other specified actions to engage in an alternative transaction to the Merger.

If the Merger Agreement is terminated in these events, all obligations of all of the parties will generally terminate and no party will have any obligation or liability to any of the other parties for any breach of the Merger Agreement.

The Merger Agreement requires BSWC to pay Connecticut Water a termination fee of $200,000 plus expenses actually incurred by Connecticut Water if the Merger Agreement is terminated by Connecticut Water as a result of BSWC’s Board’s failure to recommend approval of the Merger, withdrawal of its recommendation of the Merger Agreement, or the modification or qualification of its recommendation in a manner adverse to Connecticut Water to approve the Merger and BSWC Stockholders do not approve the Merger Agreement.

BSWC must also pay the termination fee if (i) BSWC terminates the Merger Agreement as a result of accepting a superior proposal after allowing Connecticut Water an opportunity to make such adjustments in the Merger Agreement to enable BSWC to proceed with the Merger on such adjusted terms or (ii) BSWC enters into a definitive merger or other acquisition agreement with a third party within two (2) years of Connecticut Water terminating the Merger Agreement because of BSWC’s breach of a representation, warranty or covenant in the Merger Agreement, or BSWC’s entry into a definitive agreement for a takeover proposal involving a third party, or the completion of such a takeover proposal with a third party.

Connecticut Water must pay a termination fee of $200,000 to BSWC plus expenses actually incurred by BSWC if (i) Connecticut Water breaches a representation or warranty or fails to perform or comply with any covenant or agreement and such breach has not been cured within ten (10) business days following written notice to Connecticut Water or cannot be cured prior to the Closing or (ii) the Merger is not consummated within five (5) business days of written notice from BSWC to Connecticut Water that of all the of conditions necessary to proceed to the Closing have been satisfied or waived by BSWC.

The Merger Agreement can be amended by mutual written consent of BSWC and Connecticut Water at any time before the closing date. Any failure of either BSWC or Connecticut Water to comply with any of the conditions set forth in the Merger Agreement may be waived in writing by the other party.

Indemnification

BSWC and Connecticut Water have agreed that BSWC (as the Surviving Company in the Merger), for a period of six years following the Merger, shall indemnify each present and former director, officer or employee of BSWC for any losses or expenses relating to claims arising from the Merger or any actions taken prior to the Effective Time of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the following discussion. The discussion assumes that holders of BSWC Common Stock hold such stock as a capital asset for federal income tax purposes. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired BSWC Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options under BSWC benefit plans. The discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

Neither BSWC nor Connecticut Water has requested a ruling from the Internal Revenue Service (“IRS”) regarding any of the federal income tax consequences of the Merger. The opinions of counsel as to such federal income tax consequences described below will not be binding on the IRS and will not preclude the IRS from adopting a position contrary to that of the opinions.

As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes, no gain or loss will be recognized by BSWC or the BSWC Stockholders to the extent the BSWC Stockholders receive shares of Connecticut Water. The obligation of the parties to consummate the Merger is conditioned on the receipt of legal opinions of Murtha Cullina LLP, counsel to Connecticut Water, and Verrill Dana LLP, counsel to BSWC, each to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and that no gain or loss will be recognized by a BSWC Stockholder on the exchange of his or her BSWC Common Stock for CWS Common Stock, except that a BSWC Stockholder who receives cash proceeds in lieu of a fractional share interest in CWS Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such opinions may be based upon facts, representations and assumptions set forth in such opinion and upon certificates of officers of BSWC, Connecticut Water and NewCo.

Assuming the Merger constitutes a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by holders of BSWC Common Stock as a result of the surrender of their BSWC Common Stock for CWS Common Stock pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the CWS Common Stock received in the Merger (including any fractional shares of Connecticut Water stock deemed received) will be the same as the aggregate tax basis of the BSWC Common Stock surrendered in exchange therefor in the Merger. The holding period of the CWS Common Stock received in the Merger (including any fractional shares of Connecticut Water stock deemed received) will be the same as the holding period of the BSWC Common Stock surrendered in exchange therefor in the Merger.

If a holder of BSWC Common Stock receives cash in lieu of a fractional share interest in CWS Common Stock in the Merger, the holder will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such holder’s BSWC Common Stock is a capital asset at the Effective Time and will be long-term capital gain or loss if such stockholder’s BSWC Common Stock has been held for more than one year at the Effective Time.

In general, any objecting BSWC Stockholder who utilizes the “dissenters rights” procedure under the MBCA — described more fully below under the heading “RIGHTS OF DISSENTING STOCKHOLDERS”, and who perfects the right to be paid the fair value of such holder’s BSWC Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder of BSWC Common Stock who receives CWS Common Stock in the Merger would generally recognize capital gain or loss equal to the difference between the fair market value of the CWS Common Stock and cash for fractional shares received and such holder’s tax basis in the BSWC Common Stock surrendered. U.S. Holders that realize a loss should consult their tax advisors regarding allowance of this loss.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, BSWC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN TAX LAWS.

ACCOUNTING TREATMENT

The Merger will be accounted for by applying the acquisition method under accounting principles generally accepted in the United States of America. Under this method, BSWC’s identifiable assets acquired and liabilities assumed as of the date of the Closing of the Merger will be measured at their acquisition-date fair values and added to those of Connecticut Water. Any difference between the purchase price for BSWC and the fair value of the identifiable net assets acquired and liabilities assumed will be recorded as goodwill. In accordance with Accounting Standards Codification 350-20, “Intangibles — Goodwill and Other” the goodwill resulting from the Merger, if any, will not be amortized to expense, but instead will be tested for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. The financial statements of Connecticut Water issued after the Merger will reflect the results attributable to the acquired operations of BSWC beginning on the date of the Closing of the Merger.

NASDAQ LISTING

The Merger Agreement requires that the CWS Common Stock issued in the Merger be freely tradable on NASDAQ. Connecticut Water will file a notification form for the listing of additional shares prior to the closing date with the NASDAQ Global Select Market relating to the shares of CWS Common Stock to be issued in the Merger to the BSWC Stockholders. Although no assurance can be given that NASDAQ will accept the shares of CWS Common Stock to be so issued for listing, Connecticut Water anticipates that such shares of CWS Common Stock will be listed on NASDAQ immediately following the Closing Date.

RIGHTS OF DISSENTING STOCKHOLDERS

BSWC has determined that the Merger will give rise to appraisal rights under the Maine Business Corporation Act (the “MBCA”), which is found at Title 13-C of the Maine Revised Statutes. Sections 1301 to 1341 of the MBCA, the Maine statutes for “appraisal rights,” are set forth in Appendix B to this Proxy Statement/Prospectus.

Under the appraisal rights provisions of Chapter 13 of the MBCA, qualifying BSWC Stockholders will have the right to reject the Merger price and instead require a judicial appraisal. Stockholders who meet all the statutory conditions in Chapter 13 for the exercise of appraisal rights are entitled to receive payment of the “fair value” of their shares, as determined by a Maine court. Fair value means the value of the corporation’s shares immediately before the effectuation of the Merger, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting such value for lack of marketability or minority status. The fair value found by the court could be less than, equal to, or more than the amount offered in the Merger.

Appraisal rights may not be exercised for just a portion of the shares beneficially owned by the stockholder, but instead must be exercised (if at all) for all such shares. In the case of record holders who hold shares on behalf of multiple beneficial owners, the record holder may exercise appraisal rights only if the holder objects with respect to all the shares owned by a given beneficial owner.

In order to exercise appraisal rights, a stockholder must comply with three principal requirements:

•

The stockholder must deliver to BSWC before the vote is taken a written notice of the stockholder’s intent to demand payment if the Merger is effectuated. A vote against the Merger does not in itself constitute the required written objection.

•

The stockholder must not vote in favor of the Merger. The stockholder may abstain from the vote, but unless a signed proxy card indicates that the stockholder wishes to vote against or abstain, the shares represented by that proxy will be voted in favor of the Merger and the stockholder will therefore not be permitted to exercise his or her appraisal rights.

•

No earlier than the Merger’s effective date, but no later than ten days after the Merger’s effective date, BSWC is to send a written appraisal notice to the stockholder that includes BSWC’s estimate of the fair value of the BSWC Common Stock. By the date set forth in the appraisal notice, the stockholder must sign and return the response form accompanying the appraisal notice and deposit the stockholder’s certificates in accordance with the appraisal notice. Once the stockholder deposits his or her certificates, that person loses all rights as a stockholder, unless he or she subsequently notifies BSWC in writing that he or she is withdrawing from the appraisal process.

If a stockholder fails to deliver a written notice of intent to demand payment before the Merger is voted on or fails to return the required form which accompanies the appraisal notice in the time and manner required by Section 1324, that stockholder will no longer be entitled to pursue his or her statutory appraisal rights.

Within 30 days after the response form is due, BSWC will make payments in cash to those stockholders who complied with the above conditions. Stockholders will be paid the per share amount BSWC estimates to be the fair value of the BSWC Common Stock, plus interest from the Merger effective date until the date of payment at the interest rate on judgments in Maine. The payment to each stockholder will be accompanied by a statement of BSWC’s estimate of the fair value of the shares. This estimated fair value must equal or exceed the initial estimate given to stockholders in its appraisal notice. Payment is to be accompanied by the most recent BSWC annual financial statement and a statement informing the stockholder of his or her right to demand further payment within a specified time period, as determined below. Stockholders who do not make such a demand within the specified period are deemed to have accepted the payment remitted, in full satisfaction of BSWC’s obligations.

If a stockholder who receives payment from BSWC is dissatisfied with the payment amount, the stockholder must notify BSWC in writing of his or her stated estimate of the fair value of the BSWC Common Stock and demand payment of that estimated amount plus interest, less any payment already received. A stockholder who fails to notify BSWC in writing within 30 days after receiving BSWC’s payment waives the right to demand payment.

Within 60 days after receipt of an additional payment demand, if BSWC and the stockholder have not reached agreement, BSWC must commence an action with the York County Superior Court to determine the fair value of the shares. All stockholders with unsettled demands will be made parties to the proceeding and each such stockholder is entitled to judgment for the amount, if any, by which the court finds the fair value of the stockholder’s shares, plus interest, exceeds the amount paid by BSWC.

The court also is to determine all court costs of the proceeding, including reasonable compensation for the appraisers. The court may assess the costs against the corporation, or against all or some of the stockholders demanding appraisal to the extent the court finds stockholders acted arbitrarily.

The foregoing is only a summary of the rights of an objecting holder of BSWC Common Stock. Any holder of BSWC Common Stock who intends to object to the Merger Agreement should carefully review the text of the applicable provisions of the MBCA set forth in Appendix B to this Proxy Statement/Prospectus and should also consult with such holder’s attorney. THE FAILURE OF A HOLDER OF BSWC COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX B MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. No further notice of the events giving rise to appraisal rights or any steps associated therewith will be furnished to holders of BSWC Common Stock, except as otherwise required by law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The directors and officers of BSWC may be deemed to have certain interests in the Merger that are different from, and in addition to, those of BSWC Stockholders generally. The Merger Agreement requires that, for a period of six years following the Merger, the directors and officers of BSWC will be entitled to indemnification against certain losses or liabilities.

MANAGEMENT OF CONNECTICUT WATER FOLLOWING THE MERGER

Following the Merger, the composition of the Connecticut Water Board of Directors will consist of the then current members of the Connecticut Water Board of Directors. The Connecticut Water Board of Directors is divided into three classes, each of which have a term of office of three (3) years. The present officers of Connecticut Water will remain in their respective positions after the Merger.

INFORMATION CONCERNING CONNECTICUT WATER SERVICE, INC.

This Proxy Statement/Prospectus incorporates by reference Connecticut Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, its proxy statement dated April 1, 2012 for the annual meeting of Connecticut Water Shareholders held on May 10, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, respectively, and other reports filed by Connecticut Water described at page 60 under the heading “WHERE YOU CAN FIND MORE INFORMATION.” Please read these documents for detailed information concerning Connecticut Water and its business, properties, regulation, management, operations, financial condition and recent financial performance as well as other important information.

Connecticut Water, founded in 1956, is a nonoperating holding company whose income is derived principally from CWC and MWC, its two operating subsidiaries, which supply water to over 106,000 customers for residential, commercial, industrial and municipal purposes throughout 72 municipalities in the States of Connecticut and Maine. CWC operates through three non-contiguous regions with an estimated combined population of 350,000. MWC operates 11 non-contiguous regions with an estimated combined population of 48,000.

In 2011, approximately 90% of Connecticut Water’s net income was attributable to water activities carried out within its regulated water company, CWC. In addition to its regulated utility, Connecticut Water owns two active unregulated companies as of December 31, 2011. In 2011, these unregulated companies, together with real estate transactions within Connecticut Water, contributed the remaining 10% of Connecticut Water’s net income through real estate transactions as well as services and rentals. The two active companies are Chester Realty, Inc., a real estate company in Connecticut; and New England Water Utility Services, Inc. (NEWUS), which provides contract water and sewer operations and other water related services.

On July 27, 2011, Connecticut Water announced that it had entered into an agreement with Aqua America, Inc. (“AA”) to purchase all of the outstanding shares of Aqua Maine, Inc. (“AM”), a wholly-owned subsidiary of AA, for approximately $35.8 million (subject to certain adjustments at closing), including approximately $17.7 million of long-term debt as of December 31, 2010, reflecting a total enterprise value of approximately $53.5 million. AM is a public water utility regulated by the MPUC that serves approximately 16,000 customers in 11 water systems in the State of Maine. Effective January 1, 2012, Connecticut Water completed the acquisition of AM from AA for a total cash purchase price, adjusted at closing, of $35.8 million. Subsequent to the closing, the name of AM was changed to The Maine Water Company. The acquisition expanded Connecticut Water’s footprint into another New England state, providing some diversity with respect to weather and regulatory climate and ratemaking.

The combined CWC and MWC water systems consist of some 1,900 miles of water main with reservoir storage capacity of approximately 8.5 billion gallons. The safe, dependable yield from their 233 active wells and 24 reservoirs and other surface supplies is approximately 65 million gallons per day. Water supply sources vary among the regions. Overall, however, about 58% of the total dependable yield comes from wells and 42% from reservoirs and other surface supplies.

CWC and MWC are subject to supervision and control by the Connecticut Public Utilities Regulatory Authority (“PURA”) and the MPUC, respectively, as well as various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the profitability of CWC, MWC and the water industry in general, is materially dependent on the adequacy of approved water rates to allow for a fair rate of return on the water utility’s investment in utility plant in service. The ability of CWC and MWC to maintain their operating costs at the lowest level possible while providing good quality water service is beneficial to customers and shareholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which CWC and MWC have little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, financing costs, energy rates, and compliance with environmental and water quality regulations.

The mission of Connecticut Water is to have passionate employees delivering life-sustaining, high-quality water service to families and communities while providing a fair return to our shareholders.

Connecticut Water and its subsidiaries collectively represent the largest U.S.-based investor-owned water system in New England in terms in of operating revenues and utility plant investment.

PRINCIPAL CONNECTICUT WATER SHAREHOLDERS AND STOCK

OWNERSHIP OF CONNECTICUT WATER MANAGEMENT

The following table lists, to Connecticut Water’s knowledge, the beneficial ownership of CWS Common Stock and the nature of such ownership for each current director, for each executive officer named in the Summary Compensation Table of Connecticut Water’s April 1, 2012 proxy statement, for all executive officers and directors of Connecticut Water as a group, and for each person who beneficially owns in excess of five percent (5%) of the outstanding shares of any class of Connecticut Water’s voting securities. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of August 1, 2012 and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.

Name of Beneficial Owners	Total Amount of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
David C. Benoit[1]	36,401		**
Mary Ann Hanley*[2]	3,660		**
Heather Hunt*[2]	2,949		**
Kristen A. Johnson[3]	6,215		**
Mark G. Kachur*[2]	2,508		**
David A. Lentini*[2,4]	5,308		**
Terrance P. O’Neill[5]	33,856		**
Arthur C. Reeds*[2]	3,810		**
Lisa J. Thibdaue*[2]	3,010		**
Eric W. Thornburg[6]	95,221		**
Carol P. Wallace*[2]	3,011		**
Maureen P. Westbrook[7]	37,509		**
Total Directors, Nominees, and Named Executive Officers (12 persons) as a Group	233,458	2.64%

The above ownership individually and as a group is less than 5% of the outstanding shares of Connecticut Water Service, Inc.

*	denotes non-employee Director
**	indicates ownership of less than 1% of the class of securities
(1)	Includes 333 shares of restricted stock, 17,764 performance share units (2,290 of these units are restricted), and 10,263 exercisable stock options under Connecticut Water’s Performance Stock Program (“PSP”), and 7,764 directly-owned shares.
(2)	Includes 391 shares of restricted stock under Connecticut Water’s PSP.
(3)	Includes 6,165 performance share units (1,702 of these units are restricted).
(4)	Mr. Lentini’s spouse owns 1,000 shares.
(5)	Includes 16,542 performance share units (3,541 of these units are restricted), 14,050 exercisable stock options under Connecticut Water’s PSP, and 5,353 directly-owned shares.
(6)	Includes 74,130 performance share units (24,912 of these units are restricted) under Connecticut Water’s PSP, and 20,162 directly-owned shares.
(7)	Includes 14,147 performance share units (2,410 of these units are restricted), and 14,050 exercisable stock options under Connecticut Water’s PSP, 7,632 directly-owned shares, and 1,572 shares owned in Connecticut Water’s 401(k) plan.

INFORMATION CONCERNING BSWC

Description of the Business of BSWC

The Biddeford and Saco Water Company is a public service company regulated by the MPUC that was formed by special charter granted by the Maine General Assembly in its 1881 session. Founded in 1881, BSWC is based in Biddeford, Maine, and serves approximately 15,500 customers in the southern Maine communities of Biddeford, Saco, Old Orchard Beach and parts of Scarborough. BSWC’s offices are located at 181 Elm Street, Biddeford, Maine 04005.

BSWC is a privately-owned water company. BSWC is authorized by legislative charter to provide services to the following communities in southern Maine: Biddeford, Saco, Old Orchard Beach, Lyman, Dayton, and Scarborough. BSWC is also authorized to supply water to the Kennebunk, Kennebunkport, and Wells Water District. Because of the monopoly held by BSWC for the services it provides, all rates charged by BSWC for water supply and fire protection services must first be approved by the MPUC through a highly regulated rate-adjustment process.

BSWC’s operations date back to 1881 when it was formed by Chapter 124 of the Private and Special Laws of Maine of 1881. BSWC draws water from the Saco River at intakes located in Biddeford, Maine, approximately one mile west of the Maine Turnpike. The Saco River begins as a small stream high in the White Mountains of New Hampshire and flows through about 124 miles of New Hampshire and Maine forest and farmland before reaching BSWC’s intakes. The majority of the area within the Saco River’s roughly 1,700 square mile watershed remains undeveloped or underdeveloped. The Saco River, beginning just downstream from BSWC’s intakes and extending for several miles upstream, is classified by the Maine Department of Environmental Protection as Class A & AA, the cleanest ratings allowed. The river is a source of hydroelectric power, a major recreation area, and ultimately, the water supply for many southern Maine communities. Historically, there has always been a sufficient quantity of water available in the Saco River to meet BSWC’s requirements. The peak rate at which BSWC has ever drawn water from the Saco River is less than 5% of the minimum flow in the Saco River past BSWC’s intakes.

BSWC owns and operates a complete water treatment facility. The treatment process includes coagulation, flocculation, sedimentation, filtration, and disinfection. Operations at BSWC’s treatment facility have received national recognition for excellence through the Partnership for Safe Water Program, which is sponsored by various agencies including the United States Environmental Protection Agency and the American Water Works Association. BSWC sells this treated water to residential, commercial, municipal, and industrial customers located in the southern Maine communities of Biddeford, Saco, Old Orchard Beach, and the Pine Point section of Scarborough. Depending on the time of year, BSWC serves drinking water to between 50,000 and 200,000 people through over 15,500 service connections. BSWC also occasionally sells water to the adjacent public water utility to the south (Kennebunk, Kennebunkport & Wells Water District), primarily to enable that utility to satisfy peak summertime demands. BSWC maintains over 239 miles of water mains through its distribution system. Over 1,200 public fire hydrants are connected to BSWC’s distribution system.

BSWC’s ongoing operations vary little from year to year. As a result, the funds required each year for construction and maintenance tend to be predictable with a reasonable degree of accuracy. For example, over the four year period between 2008 and 2011, total operating expenses exclusive of taxes, depreciation, and amortization varied over a range of less than four percent, between a minimum of $2,504,899 which occurred in 2011 and a maximum of $2,602,017 which occurred in 2010. BSWC also establishes a budget each year of approximately $200,000 for larger recurring items, including: (i) an annual expenditure of approximately $50,000 for meters to be installed either on the services for new homes and businesses, or as replacements for older meters that no longer comply with industry accuracy standards; and (ii) an annual expenditure of approximately $85,000 for the renewal and replacement of street services that are used to supply existing customers. Other less significant recurring items in the annual budget include: process piping and equipment used either to monitor or control operation at BSWC’s water treatment facility, computer upgrades and replacements, safety equipment, and miscellaneous pumps, tools, and equipment. Expenditures associated with the replacement of BSWC’s vehicles do vary depending upon which vehicles need to be replaced, and the financing or payment option selected; recently, the total annual expenditure for vehicle replacement has averaged approximately $60,000.

BSWC does not currently have any significant new construction or capital projects planned. BSWC has an ongoing water main replacement program, and is constantly maintaining, upgrading, and replacing the miles of pipeline, pumps, meters, and other equipment used in the treatment and distribution of drinking water to its customers. BSWC funds these ordinary course upgrade and replacement projects through operating income.

Weather conditions have a dramatic impact on operating results for water utilities, and BSWC’s operating results are representative of this tendency. There are two factors that cause this effect. First, BSWC’s service area includes several miles of sandy beaches. There is significant summer usage in the beach areas, both by people who own seasonal properties and by visitors staying in area hotels and motels. Usage by such seasonal customers is relatively higher during summers when the weather is conducive to spending time on the beach. When summer weather is warm and relatively dry, water usage also typically increases because people use significant amounts of water to maintain their lawns and gardens. In addition, BSWC serves two 18-hole golf courses that use water from BSWC’s system to irrigate their greens and fairways during the summer season.

The strength of the local economy also has an impact on the water utility industry. Usage by industrial and commercial customers in BSWC’s service area is typically reduced during times when the economy is depressed because people travel less, go out to dinner less often, and reduce their discretionary purchases.

The following table sets forth information regarding the last rate increase request by BSWC and the allowed rates by the MPUC.

Decision Effective Date	August 29, 2008

Return on Equity
Requested	10.0%
Allowed	10.0%

Revenue Increase
Requested in Dollars	$556,977
Requested in Percentage	15.03%

Allowed in Dollars	$521,090
Allowed in Percentage	13.89%

PRINCIPAL BSWC STOCKHOLDERS AND STOCK

OWNERSHIP OF BSWC MANAGEMENT

The following table sets forth certain information known to BSWC regarding the beneficial ownership of BSWC Common Stock as of August 1, 2012, by (i) each director of BSWC; (ii) each executive officer of BSWC; (iii) all directors and executive officers of BSWC as a group; and (iv) each person known by BSWC to be the beneficial owner of more than 5% of the outstanding BSWC Common Stock. Except as otherwise indicated, all shares are owned directly.

BENEFICIAL OWNERSHIP AS OF AUGUST 1, 2012

	Shares (#)	Percent of Class
5% Beneficial Holders
Meredith H. McLaughlin	8,323	6.9%
2801 Ocean Drive, Room 102 Vero Beach, FL 32963

Directors and Executive Officers
C.S. Mansfield, Jr.	1,005	*
David E. Briggs	15	*
Richard A. Hull, III	33	*
Michael A. Morel	100	*
Wayne A. Sherman	50	*
Robert R. Theriault	128	*
All executive officers and directors as a group (6 individuals)(1)	1,331	1.10%

*	Denotes less than 1%
(1)	Each director and executive officer’s address is c/o the Biddeford and Saco Water Company, 181 Elm Street, Biddeford, Maine 04005.

DESCRIPTION OF CONNECTICUT WATER COMMON STOCK

The CWS Common Stock that will be delivered to BSWC Stockholders will be newly issued from the authorized but unissued shares of Connecticut Water’s common stock. These shares, when delivered pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

Connecticut Water is authorized to issue up to: (a) 25,000,000 shares of CWS Common Stock, of which 8,815,234 shares were outstanding on June 30, 2012 (including common stock equivalents); (b) 15,000 shares of voting cumulative preferred stock, Series A, $20 par value (the “Series A Preferred Stock”), all of which are outstanding; and (c) 50,000 shares of cumulative preferred stock, Series $.90, $16 par value (the “$16 Cumulative Preferred Stock”), of which 29,499 shares are outstanding. Connecticut Water is also authorized to issue 400,000 shares of an additional class of cumulative preferred stock, $25 par value (collectively, with the Series A Preferred Stock and the $16 Cumulative Preferred Stock, the “Preferred Stock”), none of which is currently outstanding, and 1,000,000 shares of preference stock, $1 par value (the “Preference Stock”), none of which is currently outstanding.

Other significant provisions of Connecticut Water’s capital stock, including provisions relating to corporate governance, are described under the caption “COMPARISON OF STOCKHOLDER RIGHTS”. The description herein and under the caption “COMPARISON OF STOCKHOLDER RIGHTS” below describe certain provisions relating to Connecticut Water’s common stock, Preferred Stock and Preference Stock authorized by Connecticut Water’s restated certificate of incorporation, as amended, (the “CWS Certificate of Incorporation”); provisions of Connecticut Water’s Amended and Restated By-Laws (the “CWS By-Laws”) and provisions of the Connecticut Business Corporation Act (the “CBCA”). This summary does not purport to be complete and is subject in all respects to the applicable provisions of the CWS Certificate of Incorporation, CWS By-Laws and the CBCA.

Common Stock

Each share of the CWS Common Stock is entitled to dividends when and as declared by the Board of Directors out of sources legally available therefor, subject to the limitations set forth under the caption “CWS COMMON STOCK PRICE RANGE AND DIVIDENDS”. Each share of CWS Common Stock is entitled to three votes, voting on all matters as a single class with the holders of the Series A Preferred Stock. Holders of CWS Common Stock do not have any cumulative voting rights, which means that the holders of more than 50% of the outstanding common stock voting in the election of directors can elect all of the directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any director.

The Board of Directors is authorized to issue all unissued shares of the common stock from time to time, without any further action or authorization by the shareholders. The holders of common stock have no preemptive or conversion rights. The shares of CWS Common Stock presently outstanding are, and the shares issued in the Merger will be upon issuance, fully paid and nonassessable.

Each of the outstanding shares of CWS Common Stock will share equally in respect to all dividends paid on such common stock. The CWS Certificate of Incorporation empowers Connecticut Water’s Board of Directors to issue preferred stock and/or preference stock with such preferences and other rights as the board of directors may provide in the resolutions providing for the issuance of such preferred stock and/or preference stock. Such preferences and other rights may restrict or otherwise limit the rights of holders of CWS Common Stock to receive dividends. Any future issues of cumulative preferred stock or preference stock will increase the preference of such stock, as classes, over common stock as to matters such as dividends and liquidation rights.

In the event of any liquidation, dissolution or winding up of the affairs of Connecticut Water, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of preferred stock and preference stock, if any, at the time outstanding of the full amounts to which they shall be entitled, shall be divided and distributed pro rata among the holders of CWS Common Stock.

Trading Market; Transfer Agent

The CWS Common Stock is traded on the NASDAQ under the symbol “CTWS.” The Transfer Agent and Registrar of the CWS Common Stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, N.J. 07106, telephone 1-800-368-5948 (between 8:00 AM to 7:00 PM), website: www.rtco.com.

Dividend Reinvestment and Common Stock Purchase Plan

All holders of record of CWS Common Stock, as well as employees and customers of CWC and MWC, are eligible to participate in Connecticut Water’s Dividend Reinvestment and Common Stock Purchase Plan. See “CWS COMMON STOCK PRICE RANGE AND DIVIDENDS — Dividend Reinvestment and Common Stock Purchase Plan” at page 15.

Preferred and Preference Stock

Series A Preferred Stock

Connecticut Water’s Series A Preferred Stock is preferred as to dividends and on liquidation over the CWS Common Stock and is on a parity with Connecticut Water’s $16 Cumulative Preferred Stock as to preferences on dividends and liquidation. It is entitled to one vote per share voting with the holders of CWS Common Stock, which is entitled to three votes per share. Dividends on the outstanding Series A Preferred Stock are paid at the rate of $.80 per share per annum and are cumulative. In the case of involuntary liquidation, shares of the Series A Preferred Stock are entitled to a liquidation preference of $20 per share plus accrued dividends. In the case of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price for the series thereof. The redemption price with respect to the Series A Preferred Stock is $21 per share plus accrued dividends. The Series A Preferred Stock, voting as a single class with all cumulative preferred stock (including the $16 Cumulative Preferred Stock), is also entitled to elect a majority of the Board upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including $16 Cumulative Preferred Stock) and upon certain other defaults. The shares of Series A Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of the Series A Preferred Stock presently outstanding are fully paid and nonassessable.

$16 Par Value Cumulative Preferred Stock

Connecticut Water’s $16 Cumulative Preferred Stock is similarly preferred as to dividends and on liquidation over the CWS Common Stock. It is entitled, voting as a single class with all Connecticut Water’s Preferred Stock (including the Series A Preferred Stock), to elect a majority of the Board upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including the Series A Preferred Stock), and upon certain other defaults, but otherwise it has no voting rights except as provided by law. Dividends on the presently outstanding $16 Cumulative Preferred Stock are $.90 per share per annum and are cumulative. In the case of involuntary liquidation, shares of the $16 Cumulative Preferred Stock are entitled to a liquidation preference of $16 per share plus accrued dividends. In the event of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price therefor, which, with respect to the $16 Cumulative Preferred Stock is $16 per share plus accrued dividends. The shares of $16 Cumulative Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of $16 Cumulative Preferred Stock presently outstanding are fully paid and nonassessable.

$25 Par Value Cumulative Preferred Stock

Connecticut Water has authorized 400,000 shares of preferred stock, $25 par value per share, the general preferences, voting powers, restrictions and qualifications of which are generally similar to Connecticut Water’s existing cumulative preferred stock. No shares of the $25 par cumulative preferred stock have been issued to date.

$1 Par Value Preference Stock

Connecticut Water also has authorized a class of 1,000,000 shares of Preference Stock, $1 par value per share. To the extent that the Certificate of Incorporation does not otherwise provide, Connecticut Water’s Board has the authority to determine, from time to time, the terms, limitations and relative rights and preferences of the Preference Stock, to establish series and to fix and determine variations as among series of the Preference Stock. The Preference Stock is junior to the existing cumulative preferred stock (but ranks ahead of the CWS Common Stock) in rights to dividends and on voluntary or involuntary liquidation of Connecticut Water. The Preference Stock has no preemptive, conversion or voting rights, except as may be specifically provided in the Board’s resolutions creating any series of the Preference Stock. No shares of the Preference Stock are currently issued and outstanding.

COMPARISON OF STOCKHOLDER RIGHTS

Upon the consummation of the Merger, stockholders of BSWC, a Maine corporation, will become shareholders of Connecticut Water, a Connecticut corporation. Differences between Connecticut’s laws (“CBCA”) and Maine laws (“MBCA”), as well between BSWC’s Certificate of Incorporation, as amended (“BSWC’s Certificate of Incorporation”), and By-Laws and the CWS Certificate of Incorporation and CWS By-Laws will result in several changes in the rights of BSWC Stockholders when the Merger is effected. An explanation of the material differences is set forth below.

Issuance of Shares

The CBCA provides that, subject to the limitations contained in the certificate of incorporation of a corporation, the Board of Directors of a corporation may authorize the issuance of additional shares of the corporation’s capital stock up to the amount authorized in its certificate of incorporation.

Connecticut Water

CWS’ Certificate of Incorporation empowers the Board of Directors to issue and dispose of preferred stock, preference stock and common stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the Board may decide. Connecticut Water’s Board of Directors, without shareholder approval, can issue preferred stock with voting and conversion rights which could limit the voting rights of holders of CWS Common Stock. The issuance of preferred stock and/or preference stock may have the effect of delaying, deferring or preventing a change in control of Connecticut Water. Connecticut Water’s Board of Directors has designated the designations, preferences and rights of the Preference Stock, though no shares of this series are outstanding. However, the Preference Stock is issuable in certain circumstances, and Connecticut Water has issued rights to purchase such Preference Stock to holders of CWS Common Stock.

BSWC

Under Maine law, BSWC’s Board of Directors may issue and sell all or any part of the remaining authorized but unissued shares of common stock of the corporation, from time to time, without further action by stockholders. BSWC’s Certificate of Incorporation currently authorizes only one class of stock, the $25.00 par value BSWC Common Stock, of which there are 160,000 shares authorized and 121,100 presently issued and outstanding. Even where stockholder approval is not required to issue Common Stock, depending on the purpose of the issuance, BSWC generally needs MPUC approval before issuing additional shares of Common Stock.

Voting Rights

Connecticut Water

The CBCA provides that every shareholder shall be entitled to one vote for each share of capital stock held by such shareholder unless otherwise specified in the certificate of incorporation. The CBCA also provides that the holders of outstanding shares of any class of stock (even non-voting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would have certain specified effects on their rights.

Holders of CWS Common Stock are entitled to cast three votes per share, and holders of Series A Preferred Stock are entitled to one vote per share, on each matter submitted to a vote of shareholders of Connecticut Water. The holders of the CWS Common Stock and Series A Preferred Stock vote together as one class. If issued, each share of Preference Stock would have at least 300 votes per share.

BSWC

The MBCA provides that every stockholder shall be entitled to one vote for each share of capital stock held by such stockholder unless otherwise specified in the certificate of incorporation. In the case of corporations having multiple outstanding classes or series of stock (which presently is not the case with BSWC), the MBCA also provides that the holders of outstanding shares of any class of stock (even non-voting stock) may be entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to stockholder vote which would have certain specified effects on their rights. Under BSWC’s Certificate of Incorporation, holders of BSWC’s Common Stock have exclusive voting power and are entitled to one (1) vote per share and are also entitled to receive notice of any stockholders’ meetings.

Preemptive Rights

The CWS Certificate of Incorporation eliminates preemptive rights to subscribe to any future issues of shares of CWS Common Stock. The BSWC Board of Directors has concluded that holders of shares of BSWC Common Stock are entitled to preemptive rights to subscribe to future issuances of BSWC Common Stock. These rights date back to a 1939 Maine statute favoring preemptive rights, and appear to be grandfathered under the current version of the MBCA.

Dissenters’ Rights of Appraisal

Appraisal rights are substantially the same for both CWS Common Stock and BSWC Common Stock. Each of the MBCA and the CBCA grants dissenters’ rights to stockholders (i.e., the right to cash payment of the fair value of one’s shares determined by judicial appraisal) in the case of a merger, consolidation or a sale of all or substantially all of the corporation’s assets, and certain other corporate actions and transactions.

Under the MBCA, a corporation’s sale of all or substantially all of its assets will give rise to so-called appraisal rights, by which a stockholder who dissents from the transaction and who follows specified procedures may seek to have a court award him the fair value of his shares in the case of a merger.

Only BSWC Stockholders have appraisal rights with respect to the Merger. See “RIGHTS OF DISSENTING STOCKHOLDERS,” at page 38.

Dividends and Distributions

Connecticut Water

Each of the outstanding shares of CWS Common Stock will share equally in respect to all dividends paid on such common stock but only after all dividends have been paid on the outstanding shares of Preferred and Preference Stock. Holders of Connecticut Water’s Preference Stock, if issued, would be entitled to receive dividend, voting and liquidation rights which are at least 100 times the equivalent rights of one share of CWS Common Stock. The rights would become exercisable only if a person or group acquires, or announces or commences a tender or exchange offer for, 15% or more of CWS Common Stock. In the event of any liquidation, dissolution or winding up of the affairs of Connecticut Water, whether voluntary or involuntary, all assets available for distribution to Connecticut Water’s shareholders, after the payment to the holders of Preferred Stock and Preference Stock, shall be divided and distributed pro rata among the holders of CWS Common Stock.

BSWC

Under the MBCA, holders of BSWC’s Common Stock are entitled to share equally in respect to all distributions as and if declared by the BSWC Board of Directors. In the event of any dissolution or liquidation of BSWC, whether voluntary or involuntary, the remaining assets shall be divided and distributed pro rata among the holders of BSWC Common Stock.

Filling Director Vacancies

Connecticut Water

The CBCA provides that unless otherwise specified in the certificate of incorporation, a vacancy occurring on a Board of Directors (including one resulting from an increase in the number of directors) may be filled by the shareholders or directors. In the event that the directors remaining in office constitute less than a quorum of the board, the directors remaining in office may fill the vacancy by a majority vote.

CWS’ Certificate of Incorporation and by-laws provide that any newly created or vacated directorship may be filled only by a majority vote of the directors then in office, although less than a quorum.

BSWC

The MBCA provides that unless the corporation’s articles of incorporation or bylaws provide otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled by: the stockholders; by the corporation’s board of directors; or, if the directors remaining in office do not amount to a quorum, by the majority of all directors remaining in office. The MBCA further provides that the term of a director elected to fill a vacancy expires at the next stockholders’ meeting at which directors are elected. BSWC’s Articles of Incorporation do not contain provisions on filling a vacancy. Therefore, the MBCA controls and a successor is appointed to serve until the next annual meeting of the stockholders.

Standards of Conduct for Directors

Connecticut Water

Each of the CBCA and MBCA generally requires that a director shall discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that such director reasonably believes to be in the best interests of the corporation. In addition, directors of corporations such as Connecticut Water with a class of voting stock registered under the Exchange Act, may consider, in determining what such director believes to be in the best interests of the corporation (i) the long-term as well as the short-term interests of the corporation; (ii) the long-term and short-term interests of the shareholders of the corporation, including the possibility that those interests may be best served by the continued independence of the corporation; (iii) the interests of the corporation’s employees, customers, creditors and suppliers; and (iv) community and societal considerations including those of the community in which any office or other facility of the corporation is located.

BSWC

The MBCA mandates that directors shall act in good faith and in a manner they reasonably believe to be in the best interest of the corporation. The general standard of care for directors when becoming informed in connection with their decision-making function or acting in their oversight function is to discharge their duties with the care that a person in a like position would reasonably believe appropriate under similar circumstances. Directors who do not have knowledge that makes reliance unwarranted are entitled to delegate board functions and rely on the performance of and the information provided by others.

Removal of Directors

Connecticut Water

The CBCA allows shareholders to remove directors, with or without cause, unless the corporation’s certificate of incorporation provides that directors may be removed only for cause, if the number of votes cast in favor of his or her removal exceeds the number cast against removal. In addition, a director may be removed in a judicial proceeding commenced either by the corporation or its shareholders under certain circumstances. CWS’ By-Laws and Certificate of Incorporation provide that, subject to the rights of Preferred and Preference Shareholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of all of the then-outstanding shares of the voting stock, voting together as a class.

BSWC

The MBCA authorizes stockholders to remove directors with or without cause, unless the corporation’s articles of incorporation provide that directors may be removed only for cause. A director may be removed by the stockholders only at a meeting called for the purpose of removing that director, and the meeting notice must state that purpose. The MBCA also provides for the removal of directors by judicial proceeding commenced by or in the right of the corporation if the court finds that the director engaged in fraudulent conduct, grossly abused the position of director, or intentionally inflicted harm upon the corporation, and that removal would be in the best interest of the corporation. BSWC’s Articles of Incorporation and Bylaws do not contain any provisions relating to the removal of Directors. Thus, removal of Directors is governed by the MBCA provisions described above.

Amendments to Certificate of Incorporation

Connecticut Water

Under the CBCA, unless the CBCA or the corporation’s certificate of incorporation or directors requires a greater vote, amendments to the certificate of incorporation generally require the affirmative vote of the majority of the voting power of the shares entitled to vote thereon, and if any class of shares is entitled to vote thereon as a class, by the affirmative vote of the holders of the shares of each class of shares entitled to vote thereon as a class.

Under the CBCA, the holders of the outstanding shares of any class of stock (even nonvoting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to Shareholder vote which would affect their rights in certain specified ways.

The CWS Certificate of Incorporation requires a supermajority vote of eighty percent (80%) of the combined voting power of all of the then-outstanding shares of the voting stock to alter, amend or repeal the provisions in the certificate of incorporation (or to amend comparable by-law provisions) covering certain change-in-control type matters including membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

BSWC

The MBCA authorizes a corporation to amend its articles of incorporation at any time to add or change a provision that, as of the effective date of the amendment, is required or permitted in the articles of incorporation or to delete a provision that is not required. If the corporation has issued shares, the proposed amendment must be adopted by the board of directors and then adopted by the stockholders. The corporation must notify each stockholder, whether or not entitled to vote, of the meeting of stockholders at which the amendment is to be submitted for approval. Generally, unless the articles of incorporation provide otherwise, approval of the amendment requires the approval of the stockholders by a majority of all votes entitled to be cast or by unanimous written consent.

Except in the following case, the amendment of BSWC’s Articles of Incorporation is governed by the MBCA. To amend provisions of the Articles of Incorporation governing the following, BSWC’s Articles of Incorporation require the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of BSWC: the size of the Board of Directors, the number of Directors in each class of Directors, the quorum or vote required to elect or remove Directors, or the procedures for nominating Directors or filling Board vacancies.

Amendments to By-Laws

Connecticut Water

Under the CBCA, the Board of Directors of a Connecticut corporation may adopt, amend or repeal the corporation’s by-laws unless: (1) the corporation’s certificate of incorporation reserves this power to the corporation’s shareholders; or (2) the shareholders, in amending or repealing a particular by-law, provide expressly that the Board of Directors may not amend or repeal that by-law. Furthermore, the CBCA allows a corporation’s shareholders to amend or repeal a corporation’s by-laws even though the by-laws may also be amended or repealed by its Board of Directors.

Both CWS’ Certificate of Incorporation and by-laws provide that Connecticut Water’s by-laws may be amended by the Board of Directors with the exception that amendment of certain provisions requires the affirmative vote of eighty percent (80%) of the outstanding shares entitled to vote. Those by-law provisions are those relating to membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

BSWC

Under the MBCA, the Board of Directors of a Maine corporation may adopt, amend or repeal the corporation’s by-laws unless: (1) the corporation’s certificate of incorporation reserves this power to the corporation’s stockholders; or (2) the stockholders, in amending or repealing a particular by-law, provide expressly that the Board of Directors may not amend or repeal that by-law. Furthermore, the CBCA allows a corporation’s stockholders to amend or repeal a corporation’s by-laws even though the by-laws may also be amended or repealed by its Board of Directors.

BSWC’s Bylaws provide that the stockholders of BSWC may alter or repeal the Bylaws at any annual or special meeting by a majority vote of the shares present or represented and entitled to vote at the meeting, if the notice of such meeting contains notice of the proposed amendment, alteration, or repeal. However, BSWC’s Articles of Incorporation require the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of BSWC to amend provisions of the Bylaws governing the size of the Board of Directors, the number of directors in each class of Directors, the quorum or vote required to elect or remove Directors, or the procedures for nominating Directors or filling Board vacancies.

Provisions relating to change in control

Connecticut Water

Change in control issues may be specifically addressed in a corporation’s certificate of incorporation, and are also governed in certain circumstances under the CBCA provisions relating to Business Combinations (see discussion below under the heading “Business Combination Statute”).

CWS’ Certificate of Incorporation provides that the Board of Directors of Connecticut Water, when evaluating any offer of another party (1) to make a tender or exchange offer for any equity security of Connecticut Water, (2) to merge or consolidate Connecticut Water with or into another corporation or (3) to purchase or otherwise acquire all or a substantial part of the properties and assets of Connecticut Water or any of its subsidiaries, may, in connection with the exercise of its judgment in determining what it reasonably believes is in the best interests of Connecticut Water as a whole, give consideration to all such factors as the Board of Directors determines to be relevant, including, without limitation:

(i) the interests of the Connecticut Water Shareholders long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the company;

(ii) the interest of the customers of CWC;

(iii) whether the proposed transaction might violate federal or state law;

(iv) the form and amount of consideration being offered in the proposed transaction not only in relation to the then-current market price for the outstanding capital stock of Connecticut Water, but also in relation to the market price for the capital stock of Connecticut Water over a period of years, the estimated price that might be achieved in a negotiated sale of Connecticut Water or CWC as a whole or in part to either public or private entities or through orderly liquidation, the estimated future value of Connecticut Water, the premiums over market price paid for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and Connecticut Water’s financial condition and future prospects; and

(v) the social, legal and economic effects upon employees, customers, suppliers and others that have similar relationships with Connecticut Water or CWC, and the communities in which Connecticut Water and CWC conduct business, including, without limitation, the public interest obligations imposed on CWC as an operating public utility and the effect or impact of any such transaction on the ability of Connecticut Water, any subsidiaries or any successor entity to provide prudent, adequate and effective water supply service to the areas served by CWC.

In connection with such evaluation, the Board of Directors may conduct such investigations and engage in such legal proceedings as the Board of Directors may determine. None of the foregoing provisions may be altered, amended or repealed without the affirmative vote of the holders of at least eighty percent (80%) of all of the then-outstanding shares of the voting stock of Connecticut Water, in addition to any affirmative vote of the holders of any particular class or series of such voting stock required by law or CWS’ Certificate of Incorporation.

BSWC

BSWC’s Certificate of Incorporation provides that, unless otherwise approved by a majority of the BSWC Stockholders, business combinations involving BSWC, including a merger, must be approved by at least two thirds (2/3) of all shares of stock of BSWC entitled to vote in elections of directors. Additionally, BSWC’s Certificate of Incorporation provides that, under certain circumstances, the affirmative vote of at least ninety percent (90%) of the shares of stock of BSWC entitled to vote in elections of directors is required to approve certain business combinations with (i) a person that owns, directly or indirectly, or exercises voting control over ten percent (10%) or more of BSWC voting securities, or (ii) any group of persons that exercises control over ten percent of BSWC voting securities. Because the Merger Agreement does not contemplate a merger with a control person, the Merger and transactions contemplated by the Merger Agreement require only the affirmative vote of a majority of BSWC Stockholders to be approved.

Business Combination Statutes

Connecticut Water

CBCA Sections 33-840 through 33-845 (the “CBCA Business Combination Statute”) provide for limitations and prohibitions on certain business combinations. In general, a “business combination” includes mergers, combinations, certain transfers, or issuances of equity securities to interested shareholders and their affiliates, liquidation/dissolution resolutions passed by such persons or reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by such persons.

The CBCA Business Combination Statute generally requires that in addition to any vote otherwise required by law or the certificate of incorporation, a business combination shall first be approved by the Board of Directors and then be approved by the affirmative vote of at least (i) the holders of eighty percent (80%) of the voting power of the outstanding shares of the corporation, and (ii) the holders of two-thirds (2/3) of the voting power of the outstanding shares of the corporation (other than shares held by the interested shareholder and any affiliates).

The CBCA Business Combination Statute also generally prohibits a corporation from engaging in any business combination with any interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, unless:

(1)	prior to such date the Board of Directors of the corporation and a majority of non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or

(2)	the business combination is otherwise excepted from the five-year prohibition by applicable provisions of the CBCA.

In general, the term “interested shareholder” is defined as the holder of ten percent (10%) of the outstanding voting stock of the corporation.

The CBCA Business Combination Statute generally applies to Connecticut Water, although Connecticut Water might qualify for certain available exceptions to its application depending upon the nature of the transaction. Because BSWC is not a reporting company under the Exchange Act, the CBCA Business Combination Statute would generally not apply to it.

BSWC

Section 1109 of the MBCA provides for limitations and prohibitions on certain business combinations for corporations that have at least one class of voting shares registered or traded on a national securities exchange or registered with the SEC pursuant to the Exchange Act. Because BSWC Common Stock does not trade on a national securities exchange and BSWC is not a reporting company under the Securities Exchange Act, the limitations and prohibitions referenced above do not apply to BSWC.

Classification of the Board of Directors

Connecticut Water

Under the CBCA, a Connecticut corporation may have a classified Board of Directors. CWS’ Certificate of Incorporation provides that directors (other than directors who may be elected by Preferred or Preference shareholders) are to be classified into three classes, which are to hold office in staggered three-year terms.

BSWC

BSWC’s Board of Directors is not classified, and consequently, BSWC has only one class of directors.

Shareholder Meetings

Connecticut Water

Under the CBCA, any action which may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent or, if so provided by the certificate of incorporation, by the written consent of a majority of the voting power of shares. The CBCA also provides that special meetings of the shareholders may be called only by the Board of Directors, or by such person or persons as may be authorized by the certificate of incorporation or the bylaws or upon the written request of the holders of at least 10% (35% for certain public corporations such as Connecticut Water) of all of the votes entitled to be cast at the meeting.

CWS’ Certificate of Incorporation provides that shareholder action may only be taken at an annual or special meeting of shareholders and not by written consent. Special meetings of shareholders may be called only by the Board of Directors and otherwise by shareholders as expressly permitted by applicable statute.

BSWC

BSWC’s By-Laws provide that special meetings of the stockholders may be called by the Board of Directors, the President of BSWC; or by not less than twenty percent (20%) of the capital stock of BSWC entitled to vote.

Indemnification of Directors and Officers

Connecticut Water

The CBCA states that, unless its certificate of incorporation otherwise provides, a corporation formed under Connecticut law prior to January 1, 1997 is obligated to indemnify a director to the same extent the corporation is permitted to provide indemnification to a director pursuant to Section 33-771. This obligation to indemnify is subject to certain limitations set forth in Section 33-775 of the CBCA, which requires a determination in each case that indemnification of the director is permissible and authorized. Under the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. The CBCA provides that a corporation incorporated under Connecticut law prior to January 1, 1997, shall also indemnify each officer, employee or agent who is not a director to the same extent.

In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s certificate of incorporation. Section 33-775 also provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has not met the relevant standard of conduct under 33-771; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

The CBCA provides that a corporation may provide indemnification of or advancement of expenses to a director, officer, employee or agent only as permitted therein.

The CWS Certificate of Incorporation provides that the personal liability of any person who is or was a director of Connecticut Water to Connecticut Water or its shareholders for monetary damages for breach of duty as a director is limited to the amount of the compensation received by the director for serving Connecticut Water during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to Connecticut Water under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Connecticut Water, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to Connecticut Water, or (v) create liability under Section 33-757 of the Connecticut General Statutes.

CWS’ Certificate of Incorporation requires Connecticut Water to indemnify and pay for or reimburse the expenses of directors and officers to the fullest extent permitted by law; and permits Connecticut Water to indemnify and pay for or reimburse the expenses of employees or agents not otherwise entitled to indemnification on such terms and conditions as may be established by the Board of Directors.

Connecticut Water’s by-laws also provide that Connecticut Water, through action by its Board of Directors, may purchase, and Connecticut Water has purchased, indemnity insurance for directors, officers, employees or agents of Connecticut Water.

BSWC

Section 852 of the MBCA provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s certificate of incorporation. Section 856 of the MBCA also provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has not met the relevant standard of conduct under Section 852; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

The MBCA provides that a corporation may provide indemnification of or advancement of expenses to a director, officer, employee or agent only as permitted therein.

BSWC’s Certificate of Incorporation and By-Laws are silent on this issue. Thus, indemnification is governed solely by the MBCA provisions described above. BSWC has purchased indemnity insurance for directors and officers.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

If there are not sufficient votes to constitute a quorum or to approve the Merger Agreement at the time of the BSWC Special Meeting, the Merger Agreement cannot be approved unless the BSWC Special Meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by BSWC at the time of the special meeting to be voted for an adjournment, if deemed necessary, BSWC has submitted the question of adjournment to its stockholders as a separate matter for their consideration.

The Board of Directors of BSWC unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the BSWC Special Meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Connecticut Water (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Joint Proxy Statement/Prospectus by reference to Connecticut Water’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of the CWS Common Stock to be delivered at the Merger closing date will be passed upon by Murtha Cullina LLP, Hartford, Connecticut.

Certain of the tax consequences of the Merger will be passed upon by the effective time of the Merger by Murtha Cullina LLP, Hartford, Connecticut, counsel to Connecticut Water and by Verrill Dana LLP, Portland, Maine, counsel to BSWC. Please see “THE MERGER AGREEMENT — Conditions Precedent to the Merger” at page 33.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “QUESTIONS AND ANSWERS ABOUT THE MERGER,” “SUMMARY,” “RISK FACTORS,” “THE MERGER — BACKGROUND TO THE MERGER,” and “THE MERGER — CONNECTICUT WATER’S REASONS FOR THE MERGER,” THE MERGER — BSWC’S REASONS FOR THE MERGER,” AND “RECOMMENDATION OF THE BSWC BOARD OF DIRECTORS.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “RISK FACTORS” section beginning on page 11.

Additional factors that could cause the results of Connecticut Water to differ materially from those described in the forward looking statements can be found in the filings made by Connecticut Water with the SEC, including Connecticut Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and Connecticut Water’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

Because of these and other uncertainties, actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Connecticut Water’s and BSWC’s past results of operations do not necessarily indicate Connecticut Water’s and BSWC’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Connecticut Water and BSWC are not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. All forward-looking statements are qualified by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

Connecticut Water has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 under the Securities Act to register the shares of CWS Common Stock to be issued to BSWC Stockholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Connecticut Water and a proxy statement of BSWC for the BSWC Special Meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth below.

Connecticut Water files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Connecticut Water files with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The SEC allows Connecticut Water to “incorporate by reference” information into this Proxy Statement/Prospectus. This means that Connecticut Water can disclose important information in this document by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Connecticut Water has previously filed with the SEC and additional documents that Connecticut Water will file with the SEC between the date of this proxy statement/prospectus and the date of the BSWC Special Meeting. These documents contain important information about Connecticut Water’s financial condition.

The following documents, which were previously filed by Connecticut Water with the SEC, are incorporated by reference into this Proxy Statement/Prospectus:

•	Connecticut Water’s annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012;

•

the portions of Connecticut Water’s proxy statement dated March 26, 2012 on Schedule 14A for Connecticut Water’s annual meeting of shareholders held on May 10, 2012 that have been incorporated by reference into Connecticut Water’s most recent Annual Report on Form 10-K;

•

Connecticut Water’s quarterly reports on Form 10-Q for the quarterly period ended March 31, 2012 filed with the SEC on May 10, 2012 and for the quarterly period ended June 30, 2012 filed with the SEC on August 9, 2012; and

•	Connecticut Water’s current reports on Form 8-K filed with the SEC on January 3, 2012, May 15, 2012, July 19, 2012 and August 20, 2012.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement/Prospectus will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this Proxy Statement/Prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

The documents that will be incorporated by reference into this Proxy Statement/Prospectus are available from Connecticut Water upon request. We will provide a copy of any and all of the information that is incorporated by reference in this Proxy Statement/Prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this Proxy Statement/Prospectus) to any person, without charge, upon written or oral request. Requests for documents should be directed to Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413 (telephone 860-664-6056).

BSWC is not subject to the informational requirements of the Exchange Act and financial and other information about BSWC and its subsidiaries is not publicly available other than as set forth in this Proxy Statement/Prospectus or in its annual filings with the MPUC in Maine.

You should rely only on the information contained in this Proxy Statement/Prospectus when evaluating the Merger Agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated                     , 2012. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to stockholders of BSWC nor the issuance of shares of CWS Common Stock as contemplated by the Merger Agreement shall create any implication to the contrary.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED HEREIN WITH RESPECT TO CONNECTICUT WATER AND ITS SUBSIDIARIES WAS PROVIDED BY CONNECTICUT WATER AND HAS NOT BEEN VERIFIED BY BSWC AND THE INFORMATION CONTAINED HEREIN WITH RESPECT TO BSWC WAS PROVIDED BY BSWC AND HAS NOT BEEN VERIFIED BY CONNECTICUT WATER.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is dated as of July 18, 2012 (the “Agreement”) by and among Connecticut Water Service, Inc., a Connecticut corporation (“CWS”), OAC Inc., a Maine corporation and a wholly-owned subsidiary of CWS (“NewCo”), and Biddeford and Saco Water Company, a specially-chartered Maine corporation (the “Company”). Each of CWS, NewCo and the Company are sometimes collectively referred to herein as the “Parties”. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 9.1 hereof.

RECITALS

WHEREAS, the Company is a public water utility engaged in the collection, treatment and distribution of potable water through systems in the cities of Biddeford and Saco, the towns of Old Orchard Beach and Scarborough, and the Kennebunk, Kennebunkport, and Wells Water District, all in Maine (the “System”), and is subject to the jurisdiction of the Maine Public Utilities Commission (“MPUC”), the Maine Department of Environmental Protection (“DEP”) and the Maine Department of Health and Human Services (“DHHS”);

WHEREAS, the Parties intend that NewCo merge with and into the Company, with the Company to continue as the Surviving Corporation (as defined herein), and that the stockholders of the Company will receive shares of CWS Common Stock (as defined herein) in exchange for all of the outstanding shares of Company Common Stock (as defined herein), all on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the board of directors of CWS has approved and declared advisable the Merger (as defined below) of NewCo with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, CWS, as the sole stockholder of NewCo, has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, CWS;

WHEREAS, the board of directors of the Company has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe the various conditions to the Merger; and

WHEREAS, the Parties desire that the transaction set forth herein qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the corresponding provisions of applicable state income tax law of Maine and that this Agreement be interpreted accordingly;

NOW, THEREFORE, in consideration of these premises and the mutual agreements, representations and warranties set forth in, and subject to the terms and conditions of, this Agreement, the Parties hereby agree as follows:

1.	THE MERGER

1.1 Surviving Corporation.

Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the Maine Business Corporation Act (the “MBCA”), at the Effective Time (as defined in Section 1.10 hereof),

NewCo shall be merged with and into the Company (the “Merger”), which, as the corporation surviving in the Merger (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Maine. Upon the effectiveness of the Merger, the separate existence of the NewCo shall cease and the Company shall become a direct, wholly-owned subsidiary of CWS.

1.2 Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and in the MBCA. Upon and after the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, both of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of the Company and NewCo (collectively, the “Constituent Corporations”); and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all such property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as if they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

1.3 Further Assurances.

If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

1.4 Articles of Incorporation; Bylaws; Directors and Officers.

(a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Effective Time as the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the Bylaws of the Company shall be amended and restated to conform to the bylaws of NewCo as in effect immediately prior to the Effective Time.

(c) At the Closing (as defined herein), the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of NewCo immediately prior to the Effective Time, and each such director and officer shall hold his or her office commencing as of the Effective Time until the earlier of his or her resignation or removal or until his or her respective successor is duly elected or appointed and qualified, as the case may be.

1.5 Title and Survey.

CWS shall have the period from the date hereof to and ending at 5:00 p.m. on the date that is forty-five (45) days from the date of this Agreement (the “Inspection Period”) to determine whether the title to all of the real property constituting part of the Assets (as that term is defined in Section 3.2(b) hereof) (the “Property”) is marketable and/or insurable (subject to the exceptions set forth on Schedule 1.5, which shall be reasonably acceptable to CWS) at regular rates. If CWS determines during the Inspection Period that such title is neither marketable nor insurable (subject to the exceptions set forth on Schedule 1.5) at regular rates, CWS shall give the Company a written notice delivered prior to the termination of the Inspection Period setting forth any objections (the “CWS Title Objections”) that CWS has to title or survey matters affecting the marketability or insurability, as the case may be (subject to the exceptions set forth on Schedule 1.5), of the Property. For purposes of this Agreement, the standards of title of the Maine State Bar Association, to the extent applicable, shall govern the determination of marketable and/or insurable title (subject to the exceptions set forth on Schedule 1.5) at regular rates. The Company shall have the option to cure the CWS Title Objections within thirty (30) days after the date of such notice. If the Company elects not to cure or is unable to cure the CWS Title Objections by said date, CWS shall have the option to be exercised within ten (10) days of said date (in its sole discretion) of either (a) accepting the title as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Title Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and the Company shall, subject to Section 8.5 hereof, have no further obligations or liabilities hereunder. If CWS does not give such a notice setting forth any CWS Title Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS’ rights pursuant to this Section 1.5 shall terminate from and after the termination of the Inspection Period. Except for liens securing the debt set forth on the Company Financial Statements provided pursuant to Section 3.11 hereof and liens securing debt set forth on Schedule 1.5 hereto (in either case, the “Permitted Debt”), any other mortgages and liens securing any of the Company’s obligations for borrowed money shall be extinguished by the Company on or prior to the Closing Date. Notwithstanding the provisions of this Section 1.5, CWS shall have the rights granted pursuant to the provisions of Section 1.7 with respect to any Title Objections regardless of whether or not any such Title Objections are set forth in CWS’ notice to the Company.

1.6 Due Diligence.

(a) Within ten (10) Business Days of the execution of this Agreement, the Company shall provide CWS with a copy of the due diligence materials listed on Schedule 1.6(a) attached hereto.

(b) During the Inspection Period, CWS, through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to the Company, to enter upon the Property during normal business hours, and shall have the right to make such reasonable investigations and conduct such reasonable tests as CWS deems necessary or advisable (the “Testing Rights”), subject to the following limitations: (i) CWS shall give the Company written or telephonic notice at least one (1) Business Day before conducting any inspections on the Property, and a representative of the Company shall have the right to be present when CWS or its agents or representatives conducts its or their investigations on the Property; and (ii) neither CWS nor its Representatives shall materially interfere with the use, occupancy or enjoyment of the Property by the Company.

1.7 Inspection Period.

CWS shall have the Inspection Period to exercise its Testing Rights and to otherwise conduct such due diligence, including without limitation such investigation of any matters disclosed or not disclosed herein or in any Schedule hereto as CWS, in its sole and absolute discretion, deems appropriate. At any time before the end of the Inspection Period, CWS may, in its discretion, give written notice thereof delivered prior to the termination of the Inspection Period to the Company setting forth any objections (the “CWS Objections”) that CWS has resulting from its investigation. The Company shall have the option to cure the CWS Objections within thirty (30) days after the date of such notice. If the Company elects not to cure or is unable to cure the CWS Objections by said date, CWS shall have the option to be exercised within ten (10) days of said date (in its sole discretion) of either (a) accepting the situation as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and the Company shall have no further obligations or liabilities other than those specified in Section 8.5 hereof). If CWS does not give such a notice setting forth any CWS Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS’ rights pursuant to Sections 1.5, 1.6 and 1.7 shall terminate from and after the termination of the Inspection Period.

1.8 Instruments of Title; Closing Documents.

At least forty (40) days prior to the Closing Date, the Company shall provide to CWS proper legal descriptions and surveys (to the extent such surveys presently exist) for the Property owned in fee simple or leased by the Company. On the Closing Date, the Company will deliver to CWS the following documents, fully and properly executed.

(a)	An officer’s certificate of the Company, as described in Section 7.2(a) hereof;

(b)	A Clerk’s certificate of the Company, as described in Section 7.4 hereof;

(c)	A Clerk’s certificate as to the vote of stockholders of the Company approving the Merger, as described in Section 7.1(a) hereof;

(d)	Opinion of counsel for the Company regarding certain corporate matters substantially in the form set forth on Schedule 1.8(d) hereto; and

(e)	Releases of mortgages and liens, if any, other than those securing Permitted Debt.

1.9 Tax Consequences.

For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Company, CWS, and NewCo will each be a party to the plan of reorganization within the meaning of Section 368(b) of the Code and each hereby adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

1.10 Closing Date.

(a) The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Murtha Cullina LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut, at 10:00 A.M. on the fifth Business Day following the receipt of the last of the required approvals described in Section 6.1 hereof, or on such other date or at such other place as the Parties may mutually agree upon (the “Closing Date”).

(b) Subject to the provisions of this Agreement, on the Closing Date, the Parties hereto shall (i) file the Articles of Merger with the Maine Department of the Secretary of State and (ii) make all other filings or recordings as may be required under the MBCA. The Merger shall become effective at such time as such Articles of Merger are duly filed with the Maine Department of the Secretary of State, or at such subsequent date or time, not to exceed thirty (30) days after the date of filing of the Articles of Merger, as the Parties shall specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

2.	TREATMENT OF SHARES

2.1 Conversion of Shares.

At the Effective Time by virtue of the Merger and without any further action on the part of the holders thereof:

(a) NewCo Shares. Each share of NewCo common stock (the “NewCo Common Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into and become one (1) validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

(b) Company Treasury Shares. Any shares of the common stock of the Company, par value $25.00 per share (the “Company Common Stock”), that immediately prior to the Effective Time are held in the treasury of the Company shall be cancelled and retired and shall cease to exist, and no cash or other consideration shall be paid or delivered in exchange therefor.

(c) Conversion of Company Shares. Subject to the provisions of this Section 2.1, each share of Company Common Stock, other than Dissenting Shares (as defined in Section 2.1(d)) and shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Common Stock, without par value, of CWS (“CWS Common Stock”) equal to the Exchange Ratio (as defined below). The Exchange Ratio shall be determined as follows:

(i) in the event that the CWS Share Price (as defined below) is equal to or greater than $27.00 but less than or equal to $29.00, then the Exchange Ratio shall be 3.25 (i.e., each share of Company Common Stock shall be converted into the right to receive 3.25 shares of CWS Common Stock).

(ii) In the event that the CWS Share Price is less than $27.00, the Exchange Ratio shall be equal to (A) $87.75 divided by (B) the CWS Share Price, rounded to the nearest hundredth.

(iii) In the event that the CWS Share Price is greater than $29.00, the Exchange Ratio shall be equal to (A) $94.25 divided by (B) the CWS Share Price, rounded to the nearest hundredth.

The “CWS Share Price” shall be equal to the average of the Closing Price (as hereinafter defined) of the shares of CWS Common Stock as reported by the Nasdaq Stock Market, LLC (“NASDAQ”) for the twenty (20) trading days immediately preceding the third trading day prior to the Effective Time. The closing price of CWS Common Stock for each day shall be the last reported sales price regular way on NASDAQ, or, if there is no transaction on any such day, the average of the bid and asked prices regular way on such day (each, a “Closing Price”).

(d) Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent under applicable Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable Law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for Dissenting Shares, in either case pursuant to the MBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of CWS Common Stock pursuant to Section 2.1(c). The Company shall give CWS prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation in accordance with applicable law.

2.2 Exchange of Certificates.

(a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with (i) CWS’s transfer agent and registrar, as exchange agent or (ii) a bank or trust company mutually agreeable to CWS and the Company (either (i) or (ii) to serve as CWS’s “Exchange Agent”), pursuant to an agreement in form and substance reasonably acceptable to CWS and the Company, certificates representing shares of CWS Common Stock required to effect the conversion of Company Common Stock into CWS Common Stock in accordance with Section 2.1(c), or make appropriate alternative arrangements if uncertificated shares of CWS Common Stock represented by a book entry (“Book Entry Shares”) will be issued.

(b) Exchange and Payment Procedures. As soon as practicable after the Effective Time, CWS shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate or certificates representing shares of Company Common Stock (each, a “Certificate”) that have been converted pursuant to Section 2.1(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Exchange Agent), and (ii) instructions for effecting the surrender of the Certificate and receiving the Merger Consideration (as defined below) to which such holder shall be entitled therefor. Upon surrender of a Certificate to the Exchange Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of CWS Common Stock into which the shares of Company Common Stock previously represented by such Certificate are converted in accordance with Section 2.1(c) (or make appropriate alternative arrangements if Book Entry Shares will be issued), and (ii) the cash in lieu of fractional CWS Shares to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of CWS Common Stock and cash described in clauses (i) and (ii) above being referred to collectively as the “Merger Consideration”). Each Certificate for Company Common Stock so surrendered shall be cancelled. If any Certificate shall have been lost, stolen, or destroyed, CWS or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate or book entry representing Shares CWS Common Stock, require the owner of such lost, stolen, or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as CWS or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, CWS or the Surviving Corporation with respect to such Certificate. In the event the Merger Consideration is to be delivered to any Person who is not the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Section 2.2(d) hereof.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of CWS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CWS Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of CWS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional shares of CWS Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CWS Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CWS Common Stock.

(d) No Fractional Securities. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of CWS Common Stock upon surrender of Certificates for exchange pursuant to this Section 2 will be paid an amount in cash (without interest) equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of CWS Common Stock issued pursuant to this Section 2.2(d). As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of CWS Common Stock delivered to the Exchange Agent by CWS over (ii) the aggregate number of full shares of CWS Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the “Excess CWS Common Shares”). The Exchange Agent, as

agent for the former holders of Company Common Stock, shall sell the Excess CWS Common Shares at the prevailing prices on the NASDAQ. The sales of the Excess CWS Common Shares by the Exchange Agent shall be executed on such market through one or more FINRA member firms and shall be executed in round lots to the extent practicable. CWS shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess CWS Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

(e) No Further Transfers. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law. Upon and after the Effective Time, no transfer of shares of Company Common Stock outstanding immediately prior to the Effective Time shall thereafter be made on the stock transfer books of the Company.

(f) Termination of Exchange Agent. Any certificates representing CWS Shares or Book Entry Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within six (6) months after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to CWS, which shall thereafter act as the Exchange Agent hereunder. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of six (6) months after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to CWS for payment of such funds to which such holder may be due, subject to applicable Law.

(g) Tax Withholding. Each of the Exchange Agent, CWS, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable legal requirement. Notwithstanding the foregoing, additional withholding or deduction will not be implemented with respect to a “United States real property holding corporation” (as defined in Section 897(c) of the Code) if a Person holding Company Common Stock has delivered to CWS and the Exchange Agent a non-foreign status affidavit dated as of the Effective Date, sworn under the penalty of perjury and in the form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, as provided by the Exchange Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(h) Escheat. Neither CWS nor the Surviving Corporation shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to CWS and NewCo as follows:

3.1 Regulated Utility and Corporate Status; No Subsidiaries; Affiliates; Capacity

(a) The Company is regulated as a public utility in Maine and is legally authorized to sell and distribute water in the cities of Biddeford and Saco, the towns of Old Orchard Beach, Scarborough, Lyman, and Dayton, and the Kennebunk, Kennebunkport, and Wells Water District, all in Maine. It presently sells and distributes water in the cities of Biddeford and Saco, the towns of Old Orchard Beach and Scarborough, and the Kennebunk,

Kennebunkport, and Wells Water District, all in Maine. The Company is duly authorized and franchised by the State of Maine to carry on its public utility operations as presently being conducted and such franchise is unlimited as to time and is not subject to any restrictions which would have a Company Material Adverse Effect. Except as set forth on Schedule 3.1, since December 31, 2006, no Governmental Body has denied the request of the Company to include in rate base for recovery any asset then in utility service in the amount of $100,000 or more. The Company is not subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States, or by any foreign country.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, and has all other requisite corporate power and authority and all necessary licenses and permits (except to the extent disclosed on Schedule 3.13(b)) to carry on its business as it is now being conducted. The Company’s rates, prices and charges are and have been those shown on schedules filed with and approved by the MPUC.

(c) The Company has no Subsidiaries. The Company’s Affiliates (other than its officers and directors) are identified on Schedule 3.1(c) hereto.

(d) The Company possesses full legal and other capacity to enter into and carry out the provisions of this Agreement, and is under no receivership, impediment or prohibition imposed by any court, regulatory commission, board, administrative body, arbitration board or tribunal or other federal, state or municipal government instrumentality (any such entity being referred to herein as a “Governmental Body”) that would render the Company unable to enter into and carry out the provisions of this Agreement.

3.2 Title to Properties; Use of Water.

(a) The Company has good and marketable title to (i) all Assets of the Company (other than the Property) including, without limitation, the System, the supply facilities, transmission and distribution mains, tanks and standpipes, pumps and pumping stations, hydrants, meters and personal property described in the Company’s Annual Report to the MPUC for the year ended December 31, 2011, which Report the Company has previously provided to CWS, and those acquired subsequent to December 31, 2011, and all of the Company’s right, title and interest in and to the curb stops, service connections (to the extent curb stops and service connections are purported to be owned by the Company) and easements, rights of way and leases, and any and all franchise rights, including without limitation all franchise and related rights set forth in the Company’s Special Acts attached as Schedule 3.2(a), and (ii) all documents, reports, maps and customer records pertaining to the System including, but not limited to, all engineering, laboratory and operating reports, customer service records including meter readings and fixture surveys, financial books and records, property maps, gate drawings, main laying specifications and tap and service cards, and the Company’s cash and bank deposits, except to the extent that the Company’s failure to have such title has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (as defined in Section 9.1 hereof).

(b) Subject to the exceptions set forth on Schedule 1.5, the Company has good, marketable and/or insurable (at regular rates) title in fee simple to all of the Property listed on Schedule 3.2(b). The property (real, personal and mixed, tangible and intangible), rights, privileges and assets now and hereafter owned or leased by the Company are referred to in this Agreement as the “Assets.” Other than the Assets owned or leased by the Company, no other assets are used in the conduct and operation of the Company’s water supply businesses and the distribution and delivery of water to each of the Company’s water customers. The Company has the right to use the water it is now using in the manner in which it is using such water. All water supply intake sources, pump stations and storage facilities for the System are located on real estate owned by the Company in fee simple, and all mains and service connections are located on real estate owned by the Company in fee simple, within the public rights-of-way, or within permanent easements of record in favor of the Company, except as may otherwise be set forth on Schedule 3.2(b) attached hereto.

3.3 Use of Assets.

To the Company’s Knowledge, the present use of the Property conforms in all material respects to all applicable zoning, building, building line and similar restrictions, is a permitted “non-conforming use” as defined in such zoning, building, building line or similar restrictions or the Company has obtained the necessary permits, variances or relief therefor. The Assets are all located in the cities of Biddeford and Saco, the Town of Old Orchard Beach and portions of the Town of Scarborough, Maine

3.4 Articles of Incorporation; Bylaws; Directors and Officers.

(a) The Company has heretofore made or will, within the time period specified in Section 1.6 hereof, make available to CWS true, complete and correct copies of the Company’s Articles of Incorporation and Bylaws, each as amended through the date of this Agreement, and said Articles and Bylaws are in full force and effect and include any and all amendments thereto.

(b) The members of the Board of Directors of the Company (the “Company Board”) and the officers of the Company are listed on Schedule 3.4(b) hereto.

3.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Company consists of 160,000 shares of Common Stock with a par value of $25.00 per share, of which 121,100 shares of such Common Stock are presently outstanding. All of the issued and outstanding shares of Company Common Stock: (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) were not issued in violation of any preemptive or other rights of any person to acquire the securities of the Company; and (iii) were issued in compliance with all applicable federal and state securities laws.

(b) The Company is not a party to any proxy, power-of-attorney, voting agreement, voting trust or shareholder agreement with respect to any of the capital stock of the Company. As of the date of this Agreement, no shares of stock are held by the Company in its treasury.

(c) Except as disclosed on Schedule 3.5(c), as of the date hereof there are no existing options, warrants, calls or other rights or other agreements committing the Company to resell, transfer, issue or sell any shares of capital stock of the Company, except as specifically contemplated in this Agreement. Except as disclosed on Schedule 3.5(c), the Company does not own any direct or indirect equity interests in any corporation, partnership, trust, or other business, including the ownership of any securities or other rights exchangeable for or convertible into such equity interests.

3.6 Authorization and Approval of Agreement

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in Section 1102 of the MBCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the MBCA, (iii) directed that the “plan of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders approve the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(c) The affirmative vote of a majority of the shares of the Company Common Stock outstanding as of the record date with respect to the Company Stockholders Meeting to be held pursuant to Section 5.6 hereof, voting as a single class (with each share of common stock having one vote per share), to approve this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the “Requisite Company Vote”). There are no bonds, debentures, notes, or other indebtedness or, except for the Company Common Stock, other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.7 Absence of Defaults.

(a) Except as disclosed on Schedule 3.7, the execution and delivery of this Agreement does not and, upon approval thereof by the Company’s stockholders, the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of the Company; (ii) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which the Company is a party or by which it or any of the Assets may be bound except where such default would not reasonably be expected to have a Company Material Adverse Effect; (iii) result in the creation of any material lien, charge or encumbrance upon any of the Assets pursuant to the terms of any such agreement or instrument; (iv) violate any judgment, Order, injunction, decree, License, award, rule or regulation against, or binding upon, the Company or upon any of the Assets except where such violation would not reasonably be expected to have a Company Material Adverse Effect; or (v) constitute a violation by the Company of any Law or regulation of any jurisdiction as such Law or regulation relates to the Company, the System or any of the Assets, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and other third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 3.7, all of which consents, releases or waivers are set forth on Schedule 3.7, it being understood that it is the responsibility of CWS to obtain MPUC approval of the transactions contemplated herein.

3.8 Litigation, Orders, Etc.

(a) Except as set forth on Schedule 3.8(a) hereto, there are no actions, suits, proceedings or governmental investigations pending, or to the Company’s Knowledge, in prospect or threatened, against or relating to the Company or the transactions contemplated by this Agreement in or before any Governmental Body.

(b) Except as set forth on Schedule 3.8(b) hereto, the System, and the Company in its capacity as owner or operator of the System, is not subject to or in violation of any judgment, Order, decree, injunction or award of any Governmental Body entered in any proceeding to which it was a party or of which it had Knowledge, including, without limitation, decisions, Orders, letter requests or proceedings of the MPUC, the DHHS, the DEP, the IRS, the Maine Revenue Services Department and the cities of Biddeford and Saco, the towns of Old Orchard Beach and Scarborough, Maine, where such judgment, Order, decree, injunction or award or said violation would reasonably be expected to have a Company Material Adverse Effect. No proceedings are pending or, to the Knowledge of the Company, threatened against the rates now being charged by the Company.

3.9 Contracts.

Schedule 3.9 contains a true and complete list of all contracts, agreements and leases to which the Company is a party involving the payment of $10,000 or more by or to the Company in any one fiscal year or that are otherwise material to the business of the Company. Except as set forth on Schedule 3.9, each of such contracts, agreements, and leases is valid, binding and in full force and effect and enforceable in accordance with its terms, and, to the best of the Company’s Knowledge, any other party to any such contract, agreement or lease has breached any material provision of, or is in default in any material respect under the terms of, any such contract, agreement or lease.

3.10 No Brokers.

All negotiations relative to this Agreement have been carried on by the Company directly with CWS, without the intervention of any Person as a result of any act of the Company in such manner as to give rise to any valid claim against any of the Parties hereto for a brokerage commission, finder’s fee or other like payment.

3.11 Financial Statements; Annual Reports.

(a) The audited financial statements of the Company for each of the years of 2009, 2010 and 2011 and the internally-prepared, unaudited interim financial statements of the Company for the quarterly period ended March 31, 2012 (together, the “Company Financial Statements”) heretofore furnished to CWS were prepared in accordance with the books and records of the Company and U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except that the March 31, 2012 unaudited statements do not contain footnotes and usual year-end adjustments) and present fairly in all material respects the financial position and the results of the operations of the Company at the dates and for the periods indicated.

(b) The Company has no material liabilities or obligations of any nature, except for (i) liabilities or obligations set forth on the face of the Company Financial Statements, (ii) liabilities which have arisen after the balance sheet dates of the Company Financial Statements in the ordinary course of business which are not, individually or in the aggregate, material in amount, and (iii) liabilities identified on Schedule 3.11(b). No financial statements of any Person other than the Company are required by GAAP to be included in the Company Financial Statements.

(c) Except as set forth on Schedule 3.11(c), the Company is not a guarantor, indemnitor, accommodation party or surety for any Person, entity, Liability or obligation. All annual returns filed with the MPUC by the Company with respect to the Company and the System from and after December 31, 2005 are substantially correct and complete in all material respects and accurately represent in all material respects for the respective periods and dates covered by such reports the financial condition and operations of the Company.

3.12 Absence of Adverse Change.

Since December 31, 2011, there has not been any material adverse change in the financial position, results of operations, Assets, liabilities or business of the Company, taken as a whole.

3.13 Compliance with Laws; Licenses.

(a) The location and construction, occupancy, operation and use of all improvements attached to or placed, erected, constructed or developed as a portion of any of the Property (the “Improvements”) do not violate any applicable Law, statute, ordinance, rule, regulation, Order or determination of any Governmental Body, or any restrictive covenant or deed restriction affecting the Property including, without limitation, any applicable health, environmental, rates, utility, water quality, antitrust, hiring, wages, hours, collective bargaining, safety, price and wage controls, payment of withholding and social security taxes, zoning ordinances and building codes, flood and disaster Laws, rules and regulations, which violations would reasonably be expected to have a Company Material Adverse Effect.

(b) Schedule 3.13(b) discloses a list of and copies of all governmental licenses, permits, certifications and approvals of any governmental authority possessed by or granted to Company (“Licenses”) and used or relied upon in the operation of the Company’s business or the System. The Company has all of the Licenses which are required to carry on the Company’s business as such business is now conducted. Except as set forth on Schedule 3.13(b), no License used in or necessary for the operation of Company, the Assets or the System will terminate prior to its stated expiration date or not be renewed in accordance with past practices of the Company or of the relevant Governmental Body, and Company is not in material violation of any term or condition of any License.

3.14 Environmental Matters.

(a) Without in any way limiting the generality of Section 3.13(a) above, except as disclosed on Schedule 3.14(a), neither any of the Assets nor the Company are the subject of any pending or, to the Company’s Knowledge, threatened investigation or inquiry by any Governmental Body, or are subject to any remedial obligations under any Applicable Environmental Laws.

(b) Without in any way limiting the generality of Section 3.13(b) above, except as disclosed on Schedule 3.14(b), the Company, taken as a whole, is in compliance with Applicable Environmental Laws and is not required to obtain any permits, licenses or authorizations (other than the Licenses) to construct, occupy, operate or use any portion of the Property as it is now being used by reason of any Applicable Environmental Laws.

(c) Except as disclosed on Schedule 3.14(c), no prior use of any of the Property, by the Company or, to the Company’s Knowledge, the prior owners of any of the Property, has occurred which violates any Applicable Environmental Laws in any material respect. Company has not at any time “treated”, “disposed of”, “generated”, “stored” or “released” any “hazardous substances”, as each term is defined under the Applicable Environmental Laws, or arranged for such activities, in, on or under any of the Assets or any parcel of land, whether or not owned, occupied or leased by Company in material violation of any Applicable Environmental Law, except to the extent customary and in the ordinary course of a water supply company’s business.

(d) There has been no litigation brought or, to the Company’s Knowledge, threatened nor any settlement reached by or with any parties alleging the presence, disposal, release, or threatened release, of any toxic or hazardous substance or solid wastes from the use or operation of any of the Property, and, to the Company’s Knowledge, none of the Property is on any federal or state “Superfund” list, or subject to any liens recorded or imposed pursuant to any federal or state “Superfund” laws.

(e) The Company will provide CWS with copies of all written environmental audits relating to the compliance of the Company and its business with Applicable Environmental Laws and all written investigation or remediation reports relating to the condition of the Property prepared at any time within the past five (5) years.

3.15 Insurance.

Schedule 3.15 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the Assets, the Property, and the business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of all such Insurance Policies have been, or will be within the time specified in Section 1.6 hereof, made available to CWS. The Insurance Policies are in full force and effect and shall remain in full force and effect through the Closing Date. Except for workmen’s compensation insurance or as set forth on Schedule 3.15, no such insurance provides for a retroactive premium adjustment or other experienced-based liability on the part of the Company.

3.16 Condition of System.

The Company has provided to CWS a map of the Company’s System, which identifies all water mains used in the System, which description or map is true, complete and correct in all material respects. The System was designed and installed in compliance with good waterworks engineering practices and the applicable rules and regulations of the MPUC in effect at the time of design and installation. The System, taken as a whole, has been adequately maintained and is in good operating condition and repair, ordinary wear and tear excepted, is fit for its intended purpose and conforms to all restrictive covenants, applicable laws, regulations and ordinances relating to its construction, use and operation.

3.17 Tax Matters.

(a) The Company has filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Laws. All Tax Returns filed by (or that include on a consolidated basis) the Company (and, as to Tax Returns not filed as of the date hereof, will be) have been in all material respects complete and correct and filed on a timely basis. No claim has been made within the immediately past five (5) years by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has, within the time and in the manner prescribed by Law, paid all material Taxes that are due and payable by it.

(b) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under the Code or Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable Laws) and has, within the times and in the manner prescribed by applicable Laws, withheld from employee wages and paid over to proper Governmental Bodies all amounts required to be so withheld and paid.

(c) Except as disclosed on Schedule 3.17(c), no Tax Return of the Company is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company in the immediately past five (5) years and, the Company has no Knowledge of any threatened audits, investigations, or claims for or relating to Taxes, and there is no matter under discussion with any Taxing Authority with respect to Taxes that poses a material risk of causing a Tax Authority to examine or audit any Company Tax Return. Except as disclosed on Schedule 3.17(c), no issue relating to Taxes was raised in writing by the relevant Taxing Authority during any presently pending audit or examination that poses a material risk of an adjustment in the Company’s liability for any Taxes, and no issue relating to Taxes was raised in writing by the relevant Taxing Authority in any completed audit or examination that poses a material risk of recurring in a later taxable period. Schedule 3.17(c) lists, and the Company has delivered or will deliver to CWS copies of, all examiner’s or auditor’s reports, notices of proposed adjustments, commissions or similar communications received by the Company from any Taxing Authority since December 31, 2005. The U.S. income tax returns of the Company have been examined by and settled with the IRS for all years, or all years are otherwise closed, through the taxable year ended December 31, 2008.

(d) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate to pay all Taxes not yet due and payable and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the Tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Company for federal income tax purposes. To the Company’s Knowledge, there exists no proposed assessment of Taxes against the Company except as disclosed on Schedule 3.17(d). No encumbrances for Taxes exist with respect to any assets or properties of the Company, except for statutory liens for Taxes not yet due.

(e) Schedule 3.17(e) lists, and the Company has delivered to CWS copies of, any Tax-sharing agreement, Tax-allocation agreement, Tax-indemnity obligation, or similar written agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any Taxing Authority) to which the Company is a party or by which the Company is bound which applies to any taxable year for which the statute of limitations is still open.

(f) Except as disclosed on Schedule 3.17(f), the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by the Company concerning any Taxes or Tax Return. The Company has not received or been the subject of a Tax Ruling or a request for Tax Ruling and has not entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date. “Tax Ruling” means a written ruling of a Tax Authority relating to Taxes. “Closing Agreement” means a written and legally binding agreement with a Tax Authority relating to Taxes. The Company has not made, within the five preceding taxable years, a disclosure on a Tax Return pursuant to Section 6662(d)(2)(B)(ii) of the Code.

(g) Schedule 3.17(g) lists, and Company has provided to CWS complete and correct copies of, all opinions of counsel, whether inside or outside counsel, and all opinions of accountants or other tax advisors, which have been received by the Company with respect to Taxes and which were prepared within the immediately past five (5) years.

(h) The Company is not required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not proposed any such change in accounting method.

(i) As of the date of this Agreement, the Company had federal and state net operating loss carryovers available to offset income, the amounts of which net operating loss carryovers and the dates on which they arose, are disclosed on Schedule 3.17(i). The Company has not undergone an ownership change (within the meaning of Section 382(g)(1) of the Code). As of the date of this Agreement, the Company had no Tax credit carryovers available to offset future Tax liabilities.

(j) No election under Section 338 of the Code has been made by or with respect to the Company or any of its assets or properties. The Company has not engaged in any transactions with Affiliates that would require the recognition of income by the Company with respect to such transaction for any period ending on or after the Closing Date.

(k) Except as disclosed on Schedule 3.17(k), no transfer Taxes or other similar Taxes will be imposed due to the Merger or any other transaction contemplated by this Agreement. The Company has not taken any action, nor to the Knowledge of the Company is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any Company contract, Company Benefit Plan, program, arrangement, or understanding currently in effect. The Company is not a party to any contract that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(m) The Company (i) has not been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person (other than the Company) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date. The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(o) Schedule 3.17(o) lists all Tax grants, abatements, or incentives granted or made available by any Governmental Body for the benefit of the Company, and, to the Knowledge of the Company, any conditions relating to the continued availability of such Tax grants, abatements, or incentives to the Company, or, to the Knowledge of the Company, events or circumstances which could impair the ability of CWS or the Company to utilize such Tax grants, abatements, or incentives following the Closing Date.

(p) The Company has not participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar applicable Law.

(q) At some time during the five-year period leading up to and ending as of the Effective Time of the Merger, the Company was a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.18 Employees.

Schedule 3.18 contains a true and complete list of all present full- and part-time employees of the Company and dates of employment of such employees and a list of all written or oral employment contracts (including severance arrangements or any other arrangements under which the employees will be entitled to receive payment, or accelerate any payment due from the Company, as a result of the transactions contemplated by this Agreement). Except as disclosed on Schedule 3.18, the Company has no Liability to any director, officer, employee or to any Governmental Body or any other person for any damages, wages, bonus, salary, commission, deferred compensation, vacation pay, health or hospital insurance, claim for indemnification, worker’s compensation benefits or unemployment insurance premium with respect to any employee, except for the last pay period or any portion thereof. None of the employees of the Company is represented by any labor union or labor organization. During the past three (3) years, there has not been any existing or, to the Company’s Knowledge, threatened labor grievance or work stoppage by employees or any investigation or proceeding of any kind pending or, to the Company’s Knowledge, threatened by any employee, and, to the Knowledge of the Company, there exists no set of facts which would give rise to any of the foregoing. There are no unfair labor practices or discrimination or sexual harassment charges pending or, to the Company’s Knowledge, threatened with respect to the Company or any employee.

3.19 Related Party Transactions.

Except as disclosed on Schedules 3.18 or 3.19, (a) no shareholder, officer, director, or Affiliate of the Company has any interest in (i) any contract with the Company, (ii) any loan or contract for or relating to any indebtedness with the Company (as a lender, guarantor or otherwise), or (iii) any property (real, personal or mixed), tangible or intangible, used by the Company, and (b) no shareholder, officer, director or Affiliate of the Company is the direct or indirect owner, of record or as a beneficial owner, of an equity interest or any other financial or profit interest in any person that is a present competitor, supplier, or lessor of the Company (other than non-affiliated holdings in publicly held companies).

3.20 Employee Benefit Plans.

(a) Except as required under this Agreement, since December 31, 2011, there has not been:

(i) any adoption or material amendment by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement, or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director, or independent contractor of the Company or any beneficiary thereof or sponsored, entered into, maintained, or contributed to, as the case may be, by the Company or with respect to which the Company otherwise has any liabilities or obligations (collectively, “Company Benefit Plans”), or

(ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Company Benefit Plans which would materially increase the expense of maintaining such Company Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2011.

Without limiting the generality of the foregoing, the term “Company Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control, and fringe benefit plans, programs, or agreements. Except as disclosed on Schedule 3.20(a), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated herein will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, or independent contractor of the Company, or restrict or prohibit the Company from amending or terminating any Company Benefit Plan, and all Company Benefit Plans permit assumption by CWS upon consummation of the transaction contemplated herein without the consent of any participant.

(b) Schedule 3.20(b) includes a complete and correct list of all Company Benefit Plans.

(c) With respect to each Company Benefit Plan, the Company has delivered or will deliver in accordance with Section 1.6 hereof to CWS a complete copy of: (i) each writing (or a written description of such Company Benefit Plan if not in writing) constituting a part of such Company Benefit Plan, including all plan documents (and amendments thereto), benefit schedules, trust agreements, insurance Contracts, administrator or service agreements, and other funding vehicles; (ii) the two most recent annual reports (Form 5500 Series) and accompanying schedule(s), if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the two most recent annual financial reports and related accountant’s opinions, if any; (v) the two most recent actuarial reports, if any; (vi) any correspondence with the IRS, DOL, or the PBGC regarding any Company Benefit Plan; (vii) any discrimination tests for each Company Benefit Plan for the two most recent Plan years; and (viii) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to CWS, there are no amendments to any Company Benefit Plan or any new Company Benefit Plan that have been adopted or approved, nor has the Company undertaken to make any such amendments or adopt or approve any new Company Benefit Plan.

(d) Schedule 3.20(d) identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Company Benefit Plans”). The IRS has issued a currently effective determination letter (determined in accordance with currently applicable guidance issued by the IRS) with respect to each Qualified Company Benefit Plan that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust. No Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) All contributions required to be made to any Company Benefit Plan by applicable legal requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or (in accordance with the Code and ERISA), to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company.

(f) All Company Benefit Plans have complied and currently comply, and have been administered, in form and operation, in all material respects in accordance with their terms and with all applicable legal requirements, including ERISA and the Code and, in the case of a Company Benefit Plan that is an employee pension benefit plan, the requirements of sections 401(a) and 501(a) of the Code, and no event has occurred that will or could cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by the IRS, DOL, or any other governmental agency questioning or challenging such compliance. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction under section 4975 of the Code or section 406 of ERISA has occurred with respect to any Company Benefit Plan. No violation of Section 4976 of the Code has occurred with respect to any Company Benefit Plan. All Company Benefit Plans have complied and currently comply with all of the reporting and disclosure requirements imposed by applicable legal requirements, including ERISA and the Code.

(g) Each Plan that constitutes a “group health plan” (as defined in Section 607(i) of ERISA or Code Section 4980B(g)(2)), has been operated in compliance with applicable legal requirements, including the continuation coverage requirements of Section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of Code Sections 9801 and 9802 and Sections 701-707 of ERISA, to the extent such requirements are applicable.

(h) Except as disclosed on Schedule 3.20(h), with respect to each Company Benefit Plan that is subject to title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) all required minimum funding contributions have been made, and there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under the Company Benefit Plan (whether or not vested), on a termination basis; (iii) no such Company Benefit Plan is subject to any of the restrictions of Section 436 of the Code based upon the funded status of said Company Benefit Plan; (iv) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, and the consummation of the transaction contemplated herein will not result in the occurrence of any such reportable event; (v) no event has occurred or circumstances exist that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Benefit Plan; and (vi) all premiums to the PBGC have been timely paid in full. All liabilities in connection with the termination of any employee pension benefit plan or withdrawal from any employee pension benefit plan that was sponsored, maintained, or contributed to by the Company have been fully satisfied.

(i) Except as disclosed on Schedule 3.20(i), no Company Benefit Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of section 4063 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”).

(j) There does not now exist, nor do any circumstances exist that could result in, any controlled group liability under ERISA or the Code that would be a liability of the Company following the Closing. The Company has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA or become subject to any liability under Sections 4062(e), 4063 or 4064 of ERISA.

(k) Except as disclosed on Schedule 3.20(k), the Company has no liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or part 6 of title I of ERISA and at no expense to the Company. Except as disclosed on Schedule 3.20(k), any Company Benefit Plan which provides welfare benefits including, without limitation, medical benefits, to retirees may be amended or terminated at will and no restriction exists which would prohibit the amendment or termination of any such Company Benefit Plan.

(l) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company to participants, the PBGC, the Department of the Treasury, the DOL, any Multiemployer Plan, or any other person.

(m) Except as disclosed on Schedule 3.20(m), the Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

(n) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no tax or additional tax under Section 409A(a)(1) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, and no employee of the Company is entitled to any gross-up or otherwise entitled to indemnification by the Company, for any violation of Section 409A of the Code.

(o) The Company has not used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contactors, to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Company Benefit Plans by the IRS, the DOL, or the PBGC.

3.21 Product Liability.

There is no pending or, to the Knowledge of the Company, threatened in writing, action, suit, proceeding, investigation or arbitration (a) with respect to any product Liability or similar claim that relates to any product or service sold by the Company to others or (b) with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by the Company to other Persons

3.22 Corporate Records.

(a) The stock registers delivered at the Closing, and the minutes of all directors’ and shareholders’ meetings heretofore made available to CWS, constitute all of the transfer books and minute books of the Company and are true, complete and accurate records in all material respects of all material proceedings of the stockholders and directors of the Company, and the issuance and record ownership of all shares of capital stock of the Company.

(b) The accounting books and records of Company for the past ten (10) years are in all material respects true, correct and complete, and have been maintained in accordance with good business practices. During such ten (10) year period, the Company has not engaged in any material transaction, maintained any bank account, or used any of its funds in the conduct of the Company’s business except for transactions, bank accounts and funds that have been and are reflected in the books and records of the Company.

3.23 Bank Accounts and/or Credit.

Schedule 3.23 sets forth a true, correct and complete list of all financial institutions or vendors in which an account is maintained by, or loans, lines of credit or other credit commitments have been secured by or for, the Company, together with the names of all persons authorized to draw thereon. Except as disclosed on Schedule 3.23, the Company does not have any loan or other agreements for the borrowing of money and none of the loans or lines of credit impose any prepayment restrictions. Except as set forth on Schedule 3.23, there are no loans or other agreements of the Company which upon conversion of the Company Common Stock as contemplated by this Agreement will accelerate to maturity, increase the rate or charges or otherwise change their terms or provisions.

3.24 Investigation.

Any investigation or examination of the business, property or operations of the Company by CWS shall not affect any material representations and warranties of the Company herein contained.

3.25 Disclosure.

No representation or warranty in this Section 3 or in any information, list, schedule or certificate attached to this Agreement or to be delivered at Closing contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF CWS AND NEWCO

Each of CWS and NewCo hereby represents and warrants to the Company as follows:

4.1 Organization and Good Standing.

CWS is a corporation duly organized and validly existing under the laws of the State of Connecticut and NewCo is a corporation duly organized and validly existing under the laws of the State of Maine, and each of CWS and NewCo has all other requisite corporate power and authority and all necessary licenses and permits to carry on its business as it is now being conducted. Each of CWS and NewCo possesses full legal and other capacity to enter into and carry out the provisions of the Agreement.

4.2 Authority Relative to this Agreement.

Each of CWS and NewCo has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of CWS and NewCo has been duly and validly authorized by all requisite action on the part of CWS and NewCo. No approval or other action is required in order to authorize CWS or NewCo to consummate the transactions contemplated by this Agreement except for (a) SEC action to declare effective the Registration Statement contemplated by Section 5.7 hereof and (b) NASDAQ action to approve the listing of shares of CWS Common Stock contemplated by Section 5.16 hereof. This Agreement has been duly executed and delivered by each of CWS and NewCo and constitutes a valid and legally binding obligation of each of CWS and NewCo, enforceable in accordance with its terms.

4.3 Absence of Defaults.

The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or Bylaws of CWS or NewCo; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which either CWS or NewCo is a party or by which it or any of its assets may be bound; (c) violate any judgment, Order, injunction, decree, License, permit, or award against, or binding upon, CWS or NewCo; or (d) constitute a violation by CWS or NewCo of any Law or regulation of any jurisdiction as such Law or regulation relates to CWS or NewCo. CWS or NewCo has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 4.3.

4.4 No Brokers.

All negotiations relative to this Agreement have been carried on by CWS and NewCo directly with Company without the intervention of any Person as a result of any act of CWS or NewCo in such manner as to give rise to any valid claim against any of the Parties hereto for a brokerage commission, finder’s fee or other like payment.

4.5 CWS Common Stock.

The shares of CWS Common Stock to be delivered to the Company’s stockholders pursuant to Section 2.2 will be, as of the Effective Time: (a) duly authorized, validly issued, fully paid, nonassessable; (b) free and clear of any preemptive rights, liens, encumbrances, security interests, rights and restrictions of any nature and the issuance of which will be duly registered pursuant to an effective registration statement filed pursuant to the

Securities Act of 1933, as amended, in form and substance reasonably acceptable to the Company; (c) listed for trading on the NASDAQ and (d) duly registered or qualified pursuant to applicable state blue sky laws, if any.

4.6 SEC Filings.

CWS has delivered to Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, and its annual report to shareholders for such year; (ii) proxy statements relating to all of CWS’ meetings of shareholders (whether annual or special) since December 31, 2008; and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by CWS with the SEC since December 31, 2011 (collectively, the “SEC Filings”). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of CWS and its consolidated subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules) have been prepared in accordance with the requirements of Regulation S-X and generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of CWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

4.7 Company Common Stock.

Neither CWS nor any of its Affiliates is a record or beneficial owner of any shares of Company Common Stock.

4.8 Disclosure.

No representation or warranty in this Section 4 or in any information, list, schedule or certificate attached to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

4.9 Business Continuity.

It is the present intention of CWS to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the U.S. Treasury Regulations.

5.	CONDUCT OF THE PARTIES PENDING THE CLOSING DATE AND OTHER AGREEMENTS OF THE PARTIES

5.1 Approvals and Consents.

The Company, CWS and NewCo will each use commercially reasonable efforts to secure the approval of the transactions contemplated by this Agreement by the MPUC and all other parties whose consent is required by Law or under the terms of any indenture, contract or agreement to which the Company, CWS or NewCo is a party and to comply promptly with and, when appropriate, to respond in cooperation with each other to, all requests or requirements which applicable federal, state, local, foreign or other applicable Law or Governmental Bodies may impose on them with respect to the transactions which are the subject of this Agreement; provided however, that nothing in this Section 5.1 shall require CWS, NewCo or the Company to sell, hold, separate or otherwise dispose of or take any action or suffer an event to exist if such sale, holding, separation, disposition, action or event would reasonably be expected to have a material financial impact on CWS, NewCo or the Company, that is not reasonably acceptable to CWS, NewCo or the Company, as the case may be.

5.2 Conduct of the Company’s Business.

(a) Until the Closing Date, the Company will conduct its business and affairs only in the ordinary course and so that the representations and warranties contained in Section 3 hereof will be true and correct in all material respects at and as of the Closing Date (except as to representations and warranties that refer to a specified earlier date), except for changes specifically permitted or contemplated by this Agreement, and so that the conditions to be satisfied by the Company on or prior to the Closing Date shall then have been satisfied. The Company will use commercially reasonable efforts to maintain and preserve its business and operations, and to preserve its relationships with persons or entities having business relations with the Company.

(b) Without limiting the generality of the foregoing, pending the Closing Date, without the prior written consent of CWS, which consent shall not be unreasonably withheld:

(i) The Company will not amend its Articles of Incorporation or Bylaws.

(ii) The Company will not dispose of any of the Assets having a value of $5,000 or more, or dispose of Assets having in the aggregate a value of $25,000 or more, except for the sale of water in the ordinary course of business.

(iii) Except for normal expenses incurred in the ordinary course of business and those expenses described on Schedule 5.2(b)(iii), the Company will not incur any additional liabilities in an aggregate amount of $25,000 or more, whether for borrowed money or otherwise, or encumber any of the Assets, except for borrowing in the ordinary course of business, not to exceed $500,000 at any one time outstanding, under the Company’s existing credit facilities or agreements.

(iv) The Company will not by any means, make any acquisition of, or investment in, assets (other than in the ordinary course of business and consistent with past practice) or capital stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) of any other Person in any transaction or any series of transactions (whether or not related).

(v) The Company will not take any action that would reasonably be expected to adversely affect its ability to consummate the transactions contemplated hereby.

(vi) The Company will not fail to maintain in force all existing liability insurance policies and fidelity bonds relating to the System or the Assets, or policies or bonds providing substantially the same coverage.

(vii) The Company will not fail to advise CWS in writing of any material adverse effect or of any event, occurrence or circumstance which is likely to cause a material adverse effect on any of the Assets or liabilities (whether absolute, accrued, contingent or otherwise) or operations of the Company, taken as a whole.

(viii) The Company will not fail to maintain the Assets in good condition, reasonable wear and tear excepted.

(ix) Except as disclosed on Schedule 5.2(b)(ix), the Company shall not enter into any new leases or contracts or material modifications or renewals of any existing leases or contracts that would impose any aggregate obligations on the Company or CWS or on any of the Assets in excess of $25,000.

(x) The Company shall not, in a manner unfavorable to the Company, (A) make any material alterations or additions to the Assets, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Assets, (B) change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property, or (C) cancel, amend or modify in any material respect any material easement, License, permit or other rights held by the Company.

(xi) The Company shall not (A) take any of the actions described in Section 3.20(a); (B) amend any of the Plans listed on Schedule 3.20(b); (C) enter into or amend any employment, severance, retention, consulting or special pay arrangements with any Person; or (D) increase the compensation payable to any of its directors, officers or employees.

(xii) The Company shall not (A) issue, sell or otherwise dispose of or agree to issue, sell or otherwise dispose of, any shares of its capital stock, or any other security convertible into or exchangeable for shares of its capital stock; (B) acquire or agree to acquire (through redemption, repurchase or otherwise) any of its shares of capital stock; or (C) authorize, grant or agree to grant any options, warrants or other rights to acquire any of its shares of capital stock, or any other security convertible into or exchangeable for shares of capital stock of the Company; or (D) reclassify, split up or otherwise change any of its capital stock.

(xiii) The Company shall not declare or pay any other dividends or make any other distributions in respect of any of the shares of its capital stock, except for ordinary and customary quarterly dividend payments by the Company, which amounts may be payable by the Company only if the Closing Date has not occurred as of said record dates.

(xiv) The Company shall not (A) change (x) its methods of accounting, except as required by GAAP or (y) its fiscal year, (B) settle or compromise any Tax Liability or refund claim, or (C) make any material Tax election inconsistent with prior practice or, if no comparable Tax election has previously been made, which would increase the current or future Tax Liability of the Company.

(xv) The Company shall not (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of the Company, or (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business and consistent with past practice.

(xvi) The Company shall not make or propose any change in its rates, charges, standards of service or accounting from those in effect on the date of this Agreement.

(xvii) The Company shall not authorize, or commit or agree to do anything prohibited by the foregoing.

5.3 Information and Access

The Company will give to CWS, NewCo and their respective Representatives reasonable access at such times and locations as are mutually agreed upon by the Parties to all the Assets, and to the books, contracts, documents, records, and files of the Company, and will furnish to CWS or NewCo copies of documents, records and financial information with respect to the Company’s business as CWS or NewCo may reasonably request. Said access shall specifically include access to (i) all personnel records of the Company (to the extent permitted by applicable law); (ii) all contracts and agreements referred to in Section 3.9 hereof; (iii) all files and records described in Section 3.2; and (iv) the System. CWS shall conduct all such due diligence within forty five (45) days from the date hereof.

5.4 Lawsuits

The Company shall notify CWS promptly if it becomes aware of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company (a) involving the transaction contemplated by this Agreement or (b) which might reasonably be expected to have a Company Material Adverse Effect.

5.5 Compliance with Laws.

From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to remain in compliance with all foreign, federal, state, local and other Laws, statutes, ordinances, rules, regulations, Orders, judgments, and decrees applicable to the Company and any of its operations or Assets.

5.6 Company Stockholders Meeting.

(a) Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement (but in any event, not later than forty-five (45) days after the date the Registration

Statement is declared effective by the SEC), and, in connection therewith, CWS and the Company shall mail the Proxy Statement/Prospectus to the holders of Company Common Stock in advance of such meeting in the manner prescribed by applicable Law. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.10(b) hereof, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(b) Subject to Section 5.10 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the Requisite Company Vote required by applicable Law. The Company shall keep CWS updated with respect to proxy solicitation results as requested by CWS. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of CWS (other than (A) in order to obtain a quorum of its stockholders or (B) as reasonably determined by the Company to comply with applicable Law). Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before such meeting is held.

5.7 Prospectus/Proxy Statement

(a) In connection with the registration statement (the “Registration Statement”) covering the shares of CWS Common Stock to be received by the Company’s stockholders in the Merger to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Company’s proxy statement and CWS’ prospectus contained in the Registration Statement (together, the “Proxy Statement/Prospectus”) to be sent to the Company’s Stockholders for purposes of the Company Stockholders Meeting, the Company shall furnish CWS all information relating to the Company as is necessary to enable CWS to comply in all material respects with the requirements of federal and applicable state Laws. The information contained in the Registration Statement and Prospectus/Proxy Statement which was furnished by the Company expressly for use therein will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company makes no representation or warranty in respect of any information contained in such Prospectus/Proxy Statement furnished by CWS. The Company will cooperate with CWS and will provide CWS with its stockholder lists, including addresses of record, to enable CWS to send the Prospectus/Proxy Statement to the Company’s stockholders. The Company will cooperate with CWS to allow CWS to send to the Company’s stockholders amendments or supplements to the Prospectus/Proxy Statement as may be necessary, in the light of developments occurring subsequent to the mailing of such Prospectus/Proxy Statement, to ensure that the Registration Statement and Prospectus/Proxy Statement, as so amended or supplemented, will not, on the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) CWS will (i) expeditiously prepare and file with the SEC the Registration Statement (which initial filing shall be made within sixty (60) days after the date of this Agreement unless otherwise mutually agreed by the Parties); (ii) expeditiously (and in no event more than five (5) Business Days) after the date the Registration Statement is declared effective or (if later) the record date of the Company Stockholders Meeting, send to the Company’s stockholders for purposes of the Company Stockholders Meeting the Prospectus/Proxy Statement described in Section 5.7(a) hereof, which will comply in all material respects with the requirements of federal and applicable state Law; and (iii) will take all actions required under any applicable federal or state securities Law in connection with the issuance of CWS Common Stock to the Company’s stockholders pursuant to the Merger. The Prospectus/Proxy Statement and the Registration Statement shall be subject to the approval of the Company prior to its filing with the SEC (such approval not to be unreasonably withheld or delayed). The information provided by CWS contained in the Registration Statement or the Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that CWS makes no representation or warranty in respect of any information contained in the

Registration Statement or the Prospectus/Proxy Statement furnished by the Company expressly for use therein. CWS also makes no representations or warranties regarding the accuracy or completeness of the Company’s stockholder list which the Company will provide. CWS shall give the Company, its Representatives and counsel a reasonable opportunity to participate in the drafting of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and to review the Registration Statement and the Prospectus/Proxy Statement prior to it being filed with the SEC or sent to the Company’s stockholders. No amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement will be made by CWS without the approval of the Company (such approval not to be unreasonably withheld or delayed). CWS will advise the Company, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the CWS Common Stock issuable in connection with the Merger pursuant to this Section 5.7(b) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Prospectus/Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

5.8 Further Assurances

Upon the terms and subject to the conditions herein provided, each of the Parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the Parties hereto, and (b) the execution and delivery of such instruments, and the taking of such other actions as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

5.9 Employee Matters.

(a) From and after the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with the Surviving Corporation), CWS shall cause the Surviving Corporation to provide each of the employees of the Company who remain employed by the Surviving Corporation immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, no less favorable than the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Company to such Company Continuing Employees immediately prior to the Effective Time.

(b) This Section 5.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.9, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, CWS or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any Company Continuing Employee or any other Person to any continued employment with the Surviving Corporation or CWS or compensation or benefits of any nature or kind whatsoever.

(c) Prior to the Effective Time or at Closing, the Company shall, if requested to do so by CWS, terminate its defined contribution 401(k) plan. In such event, CWS shall provide, or cause the Surviving Corporation or another affiliate of CWS to provide, that each Continuing Employee who is a participant in the Company’s 401(k) plan shall be given the opportunity to elect to “roll over” his or her account balance (including any promissory note evidencing an outstanding loan) from the terminated plan to a tax-qualified defined contribution plan maintained by CWS, the Surviving Corporation or another affiliate of CWS.

(d) With respect to matters described in this Section 5.9, the Company will not send any written notices or other written communication materials to Company employees without the prior written consent of CWS.

5.10 No Solicitation.

(a) The Company shall not, and shall not authorize or permit its directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.10(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, Assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or (B) approve any transaction under, or any third party becoming an “interested shareholder” under, Section 1109 of the MBCA, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.10(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to CWS or NewCo, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.10(a) hereof, prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.10(c) hereof (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to CWS), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.10(b) unless the Company shall have delivered to CWS a prior written notice advising CWS that it intends to take such action. The Company shall notify CWS promptly (but in no event later than twenty-four

(24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, Assets, books or records of the Company by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep CWS fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide CWS with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide CWS with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to CWS, copies of such information.

(d) Except as specifically permitted by this Section 5.10(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies CWS, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with CWS in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if CWS, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies CWS of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by CWS during the Notice Period in the terms and conditions of this Agreement.

5.11 Confidentiality; Public Disclosure

(a) CWS, NewCo and the Company agree that they will, and will cause their respective Representatives to, hold in strict confidence, and not to use, any documents, data and information obtained from each other (other than information which is a matter of general public knowledge or which has heretofore been or is hereafter published for public distribution or filed by the applicable party as public information with any Governmental Body other than as a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose or use such data and information unless required by legal process or applicable governmental regulations. If this Agreement is terminated for any reason, CWS, NewCo and the Company will not disclose or use such data and information and will promptly return to the other party all tangible evidence (and all copies thereof) of such data and information which said other party has furnished to CWS or the Company, as the case may be.

(b) CWS and the Company shall consult with each other and exchange copies and drafts before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or the terms of this Agreement. Each of the Parties to this Agreement agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior consent (which consent shall not be unreasonably withheld) of the Company (in the case of the CWS) or CWS (in the case of the Company), except any such release or announcement that is required by applicable Laws or the rules or regulations of any United States or foreign securities exchange.

5.12 Other Requested Information

With reasonable promptness, the Company and its officers, employees, accountants and other agents will deliver to CWS all financial statements and audit reports that became available subsequent to the date hereof and such other information as CWS from time to time may reasonably request.

5.13 Current Information

During the period from the date of this Agreement to the Closing Date, the Company will make available one or more of its designated Representatives to confer on a regular and frequent basis with a representative of CWS and to report the general status of the ongoing operations of the Company. The Company will promptly notify CWS of any material change in the normal course of business or in the operations or the properties of the Company and of any complaints, investigations or hearings of Governmental Bodies (or communications indicating that the same may be contemplated) and will keep CWS fully informed of such events.

5.14 Notification of Certain Matters

Upon actual notice thereof, the Company shall give prompt notice to CWS of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any material failure of the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company hereunder.

5.15 Resignations of Directors

The Company shall use commercially reasonable efforts to obtain and deliver to CWS on the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company (in their capacities as directors, and not as employees) as CWS shall request in writing not less than five (5) days prior to the Closing Date.

5.16 Listing of CWS Common Stock

CWS shall use commercially reasonable efforts to cause the shares of CWS Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the NASDAQ.

5.17 Payment of Expenses.

Except as otherwise provided herein, each of the Parties hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

5.18 No Inconsistent Action

Neither the Company nor CWS shall take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.19 Tax Matters.

(a) Each of CWS, the Company and NewCo shall use its best efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any action which would prevent the Merger or the exchange of capital stock contemplated by Section 2.2(b) hereof from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. In particular, after the Effective Time of the Merger, CWS shall: (i) continue the Company’s historic business line, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d) of the U.S. Treasury Regulations; and (ii) cause the Company to continue to hold substantially all of its own properties and to hold substantially all of the properties of NewCo (other than CWS Common Stock distributed in the Merger) within the meaning of Reg. §1.368-2(j)(3)(iii) of the U.S. Treasury Regulations for at least one year after the Effective Time, except that the Company may transfer such properties as provided in Reg. §1.368-2(k) of the U.S. Treasury Regulations.

(b) On the effective date of the Form S-4 Registration Statement and the Closing Date, the Company, CWS and NewCo shall execute and deliver to Murtha Cullina LLP, legal counsel to CWS and NewCo, and to Verrill Dana LLP, legal counsel to the Company, tax representation letters of the Company, CWS and NewCo which are customary in transactions of this type and reasonably satisfactory to such legal counsel. CWS shall use commercially reasonable efforts to cause Murtha Cullina LLP to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 6.11 hereof, and the Company shall use commercially reasonable efforts to cause Verrill Dana LLP to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 7.6 hereof. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.19. Each tax representation letter shall be dated on the date of the applicable tax opinion and shall not have been withdrawn or modified in any material respect.

5.20 Indemnification.

The Company shall, to the fullest extent permitted under applicable Law or under its Articles of Incorporation or Bylaws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation’s Articles of Incorporation or Bylaws as in effect at the Effective Time, or pursuant to any applicable contract or agreement as in effect on the date hereof, in each case for the period ending six years after the Effective Time, indemnify and hold harmless each present and former director, officer or employee of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any such claims.

5.21 Eminent Domain Proceedings.

If, prior to the Closing Date, any condemnation or eminent domain proceeding has been threatened or commenced by any Governmental Body against any portion of the Property or Assets of the Company, then the Company shall promptly notify CWS and shall provide CWS with all relevant information concerning such proceedings. In the event that the condemnation or eminent domain proceeding relates to Property or Assets having a market value in excess of $500,000, each of CWS and the Company shall have the right either: (a) to terminate this Agreement without any further obligations of the Parties, including without limitation the payment of the Company Termination Fee or the CWS Termination Fee, by providing written notice to the other Party within thirty (30) days of receipt by CWS from the Company of the notice and the relevant information concerning such proceeding; or (b) to proceed to the Closing as provided herein. Nothwithstanding the foregoing, in the event that the condemnation or eminent domain proceeding relates to Property or Assets of the Company having a market value of less than $500,000 then neither CWS nor the Company shall have the right to terminate this Agreement pursuant to this Section 5.21.

6.	CONDITIONS OF CWS’ OBLIGATIONS

The obligations of CWS to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from CWS to the Company.

6.1 Required Approvals.

(a) This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by: (i) the stockholders and the Board of Directors of the Company in the manner required by applicable Law and by the Company’s Articles of Incorporation and Bylaws (and certified to CWS by the Clerk of the Company); and (ii) a final and non-appealable order of the MPUC, in form and substance satisfactory to CWS in its reasonably exercised judgment.

(b) Holders of no more than 5% of the Company Common Stock shall have exercised appraisal rights in accordance with the requirements of the Articles of Incorporation and Bylaws of the Company and applicable Laws.

6.2 Consents.

The consents listed on Schedule 3.7 hereto (other than an approval Order of the MPUC) shall have been obtained and shall remain in effect, which consents shall be all the consents or approvals required by Section 5.1 hereof and shall be in form and substance reasonably satisfactory to CWS.

6.3 Accuracy of Representations and Warranties; Performance by the Company.

(a) The representations and warranties of the Company set forth in Section 3 of this Agreement not qualified as to materiality shall be true and correct in all material respects and such representations and warranties qualified as to materiality shall be true and correct in all respects, in each case as if made on and as of the Closing Date except for any representation or warranty made as of a specific date which shall be true and correct as of such date. CWS shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying as to the foregoing.

(b) The Company shall have performed or complied in all material respects with all covenants and agreements that are to be performed by or complied with by it under this Agreement at or prior to the Closing; and shall have delivered to CWS a certificate signed by an authorized officer of the Company certifying as to the fulfillment of the conditions set forth in this Section 6.3 with respect to the Company.

6.4 No Injunctions; Restraints or Litigation.

No applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, provided, however, that CWS shall have used commercially reasonable efforts to oppose the entry of any such injunction or other order, and no action, suit, investigation, arbitration or other proceeding shall have been commenced which challenges, or seeks damages or other relief in connection with, this Agreement or any of the transactions contemplated hereby and which has not been finally concluded or dismissed with prejudice without the imposition of any finding or remedy that is reasonably expected to have a material financial impact on CWS or the Company that is not reasonably acceptable to CWS or the Company, as the case may be.

6.5 Delivery of Instruments of Title; Closing Documents

The Company shall have delivered to CWS the documents listed in Section 1.8 hereof, each of which shall be reasonably satisfactory in form and substance to CWS. All actions, proceedings, instruments and documents to be taken or delivered by Company in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to CWS.

6.6 Clerk’s Certificate.

CWS shall have received a certificate, dated as of the Closing Date, signed by the Clerk of the Company and certifying as to: (i) the Company’s Articles of Incorporation and Bylaws; (ii) the incumbency of its officers executing this Agreement; and (iii) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by each of them of this Agreement.

6.7 No Material Adverse Changes.

From the date of this Agreement, there shall not have occurred: (a) any material adverse change in the financial condition, business, Property, prospects, Assets, or results of operations of the Company from the information reflected in the Company Financial Statements; or (b) any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

6.8 Title Insurance Policy.

On the Closing Date, CWS shall have available to it, at its sole cost and expense and at regular rates, one or more owner’s title insurance policies or commitments to issue such policies or appropriate endorsements to existing policies as CWS may reasonably require (on the current ALTA Form B) with respect to the Property listed on Schedule 3.2(b), together with any reasonable and customary required endorsements, insuring that the Company holds marketable and/or insurable (at regular rates) fee simple title to or (solely with respect to leases) a good and valid leasehold interest in the Property as of the Closing Date, subject only to liens, easements, rights, restrictions, claims and other encumbrances listed on Schedule 1.5, which shall be reasonably acceptable to CWS.

6.9 Condition of Property.

On the Closing Date, except as disclosed herein, there shall be no judicial or administrative, eminent domain or other condemnation proceeding pending or, to Company’s Knowledge, threatened concerning the Property which could have a Company Material Adverse Effect.

6.10 Resignations.

On or before the Closing, the Company shall have delivered to CWS written resignations of the officers and directors of Company specified in Section 5.15 hereof, all to be effective as of the Effective Time.

6.11 Opinions of Counsel.

(a) CWS shall have received an opinion of Verrill Dana LLP, as legal counsel to the Company, regarding certain corporate law matters, dated the Closing Date, substantially in the form of Schedule 1.8 hereto.

(b) CWS shall have received a legal opinion from Murtha Cullina LLP, as legal counsel to CWS, dated as of the Closing Date and addressed to CWS, to the effect that for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to CWS may rely upon the tax representation letters referred to in Section 5.19 hereof.

6.12 Registration Statement; NASDAQ Listing

(a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(b) The shares of CWS Common Stock to be issued in the Merger pursuant to Section 2.2 of this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.

7.	CONDITIONS OF THE COMPANY’S OBLIGATIONS

The obligations of the Company to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from the Company to CWS.

7.1 Required Approvals.

(a) This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by: (a) the stockholders of the Company, by the Board of Directors of CWS and by the shareholders and the Board of Directors of NewCo in the manner required by applicable Law and by their respective Certificate or Articles of Incorporation and Bylaws, as applicable; and (b) a final and non-appealable order of the MPUC, in form and substance satisfactory to the Company in its reasonably exercised judgment.

7.2 Accuracy of Representations and Warranties; Performance by CWS.

(a) The representations and warranties of CWS and NewCo set forth in Section 4 of this Agreement not qualified as to materiality shall be true and correct in all material respects and such representations and warranties qualified as to materiality shall be true and correct in all respects, in each case as if made on and as of the Closing Date except for any representation or warranty made as of a specific date which shall be true and correct as of such date. The Company shall have received a certificate signed by an authorized officer of CWS, dated as of the Closing Date, certifying as to the foregoing.

(b) CWS and NewCo shall have performed or complied in all material respects with all covenants and agreements that are to be performed by or complied with by them under this Agreement at or prior to the Closing; and shall have delivered to the Company a certificate signed by an authorized officer of CWS and NewCo certifying as to the fulfillment of the conditions set forth in this Section 7.2 with respect to CWS and NewCo.

7.3 No Injunctions; Restraints or Litigation.

No applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, provided, however, that the Company shall have used commercially reasonable efforts to oppose the entry of any such injunction or other order, and no action, suit, investigation, arbitration or other proceeding shall have been commenced which challenges, or seeks damages or other relief in connection with, this Agreement or any of the transactions contemplated hereby and which has not been finally concluded or dismissed with prejudice without the imposition of any finding or remedy that is reasonably expected to have a material financial impact on CWS or the Company that is not reasonably acceptable to CWS or the Company, as the case may be.

7.4 Secretary’s Certificates.

The Company shall have received certificates, dated as of the Closing Date, signed by the Secretary of CWS and the Clerk of NewCo and certifying as to: (i) the Certificate or Articles of Incorporation and Bylaws of CWS and NewCo; (ii) the incumbency of the officers of CWS and NewCo executing this Agreement; and (iii) the resolutions of the Board of Directors of CWS and NewCo authorizing the execution, delivery and performance by each of them of this Agreement.

7.5 Form of Documents.

All actions, proceedings, instruments and documents to be taken or delivered by CWS in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company.

7.6 Opinion of Counsel.

The Company shall have received a legal opinion from Verrill Dana LLP, legal counsel to the Company, dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company may rely upon the tax representation letters referred to in Section 5.19 hereof.

7.7 Registration Statement; NASDAQ Listing.

(a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(b) The shares of CWS Common Stock to be issued in the Merger pursuant to Section 2.2 of this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.

8.	TERMINATION; AMENDMENT AND WAIVER

8.1 Termination by Mutual Consent.

This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of CWS, NewCo and the Company.

8.2 Termination by Either CWS or the Company.

This Agreement may be terminated by either CWS or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before March 31, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; and provided further that said End Date shall be extended, day for day, (i) for each day, if any, in excess of sixty (60) days between the date the CWS Registration Statement contemplated by Section 5.7(b) is filed with the SEC and declared effective by the SEC, and (ii) for each day, if any, necessary to allow a minimum of five (5) Business Days between the date of the Company Stockholders Meeting contemplated by Section 5.6 and said End Date;

(b) if any Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such law or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(d) pursuant to the provisions of Section 5.21 hereof.

8.3 Termination by CWS.

This Agreement may be terminated by CWS at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.10 hereof, (iv) the Company Board fails to reaffirm (publicly, if so requested by CWS) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with CWS and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.3(a);

(b) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3 hereof, and such breach, inaccuracy or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by the Company within ten (10) Business Days of the Company’s receipt of written notice of such breach, inaccuracy or failure from CWS (stating CWS’s intention to terminate this Agreement pursuant to this Section 8.3(b)); provided, however, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by CWS or NewCo pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 hereof; or

(c) pursuant to Section 1.7 hereof.

8.4 Termination by the Company.

This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.4(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.10(a) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid to CWS any amounts due pursuant to Section 8.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

(b) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by CWS or NewCo pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 hereof, and such breach, inaccuracy or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by CWS within ten (10) Business Days of CWS’s receipt of written notice of such breach, inaccuracy or failure from the Company (stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(b)); provided, however, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3 hereof; or

(c) if (i) the conditions set forth in Section 6 hereof (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to CWS that all conditions set forth in Section 7 hereof have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7 hereof and (iii) the Merger shall not have been consummated within five (5) Business Days after the date of delivery of such notice.

8.5 Notice of Termination; Effects of Termination.

(a) The Party desiring to terminate this Agreement pursuant to this Section 8 (other than pursuant to Section 8.1 hereof) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 (a) shall be effective immediately upon delivery of such written notice to the other Party.

(b) If this Agreement is terminated pursuant to any provision of this Section 8, the Agreement will become void and of no further force and effect, with no Liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) Section 5.11, Section 5.20 this Section 8.5, Section 8.6, Section 8.7, Section 8.8 and Section 9 (and any related definitions contained in any such Sections) shall each remain in full force and effect following any termination of this Agreement in accordance with their respective terms; and (ii) subject to Section 8.5(e) and Section 8.6(d) hereof, neither the Company or CWS shall be relieved or released from any liabilities or damages arising out of its intentional and material breach of any provision of this Agreement.

(c) Each of the Parties acknowledges and hereby agrees that the provisions of Section 8.6 and Section 8.7 of this Agreement are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement. If a Party shall fail to pay in a timely manner any amounts due pursuant to Section 8.6 or Section 8.7 hereof (the “Defaulting Party”), and, in order to obtain such payment, the other Party makes a claim against the Defaulting Party that results in a judgment against the Defaulting Party, the Defaulting Party shall pay to the other Party the reasonable costs and expenses of the other Party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in Section 8.6 or Section 8.7 hereof, at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d) The Parties acknowledge and agree that in no event shall either the Company or CWS be obligated to pay the Company Termination Fee or the CWS Termination Fee, as the case may be, on more than one occasion.

(e) Notwithstanding anything to the contrary in this Agreement, if CWS and NewCo fail, directly or indirectly, to effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against CWS, NewCo and any of their respective Affiliates, stockholders, officers, directors or Representatives (each a “CWS Related Party” and collectively, the “CWS Related Parties”) for any breach, loss or damage shall be to terminate this Agreement pursuant to Section 8.4(b) or Section 8.4(c) hereof and receive payment of the CWS Termination Fee; and upon payment of such amount by CWS, neither the Company nor any other Person shall have any rights or claims against any of the CWS Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the CWS Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall CWS or NewCo or any CWS Related Party have any liability under or in respect of this Agreement or the transactions related thereto in excess of an aggregate amount equal to the CWS Termination Fee.

8.6 Company Termination Fee.

(a) If this Agreement is terminated by CWS pursuant to Section 8.3(a) hereof, then the Company shall pay to CWS as liquidated damages (by wire transfer of immediately available funds), within two (2) Business Days after such termination the sum of: (i) a termination fee of two hundred thousand dollars ($200,000), plus,

(ii) CWS’s Expenses (as defined in Section 9.1 hereof) actually incurred by CWS on or prior to the termination of this Agreement ((i) and (ii) above collectively, the “Company Termination Fee”).

(b) If this Agreement is terminated by the Company pursuant to Section 8.4(a) hereof, then the Company shall pay to CWS as liquidated damages (by wire transfer of immediately available funds), at or prior to such termination the Company Termination Fee.

(c) If this Agreement is terminated (i) by CWS pursuant to Section 8.3(b) hereof, provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or CWS pursuant to (x) Section 8.2(a) hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 8.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 8.2(a) or Section 8.3(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 8.2(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.2(a) or Section 8.2(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.3(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within twenty-four (24) months following the date of such termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to CWS (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Company Termination Fee (it being understood for all purposes of this Section 8.6(c), all references in the definition of Takeover Proposal to 20% shall be deemed to be references to “more than 50%” instead). If a Person (other than CWS) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholders Meeting, as applicable, and, within twenty-four (24) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) Notwithstanding anything to the contrary in this Agreement, if the Company fails, directly or indirectly, to effect the Closing for any or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) then CWS’s and NewCo’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and any of its Affiliates, stockholders, officers, directors or Representatives (each a “Company Related Party”) for any breach, loss or damage shall be to terminate this Agreement pursuant to Section 8.3(a) or Section 8.3(b) hereof and receive payment of the Company Termination Fee; and upon payment of such amount by the Company, neither CWS nor NewCo nor any other Person shall have any rights or claims against any of the Company Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall the Company or any Company Related Party have any liability under or in respect of this Agreement or the transactions related thereto in excess of an aggregate amount equal to the Company Termination Fee.

8.7 CWS Termination Fee.

If the Company terminates this Agreement pursuant to Section 8.4(b) or Section 8.4(c) hereof, then CWS shall pay to the Company as liquidated damages by wire transfer of immediately available funds within two (2) Business Days after such termination the sum of (a) a termination fee of two hundred thousand dollars ($200,000) and (b) the Company’s Expenses actually incurred by the Company on or prior to the termination of this Agreement ((a) and (b) above collectively, the “CWS Termination Fee”).

9.	MISCELLANEOUS PROVISIONS

9.1 Definitions.

For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Environmental Laws” means any federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or, as relating to exposure to Hazardous Substances, human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. § 9601, et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act of 1990 (33 U.S.C. § 2701 et seq.), the Maine Hazardous Waste, Septage and Solid Waste Management Act (Title 38, Chapter 13), Uncontrolled Hazardous Substance Sites (Title 38, Chapter 13-B), the Maine Asbestos Law (38 MRSA §1271—§1284), Reporting & Disclosure Requirements establishing the requirements for reporting to the Maine Department of Environmental Protection if contamination is present at a property (38 MRSA 343-F), and Maine Underground Oil Storage Facilities and Groundwater Protection (38 MRSA § 561 et seq. – Subchapter 2-B), each as it has been interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date.

“Assets” has the meaning set forth in Section 3.2(b).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Connecticut are authorized or required by Law or other governmental action to close.

“Closing” has the meaning set forth in Section 1.10.

“Closing Date” has the meaning set forth in Section 1.10.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.10(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.10(a).

“Company Benefit Plans” has the meaning set forth in Section 3.20(a).

“Company Board” has the meaning set forth in Section 3.4(b).

“Company Board Recommendation” has the meaning set forth in Section 3.6(b).

“Company Common Stock” has the meaning set forth in Section 2.1(b).

“Company Continuing Employees” has the meaning set forth in Section 5.9(a).

“Company Material Adverse Effect” shall mean and include any effect, event, development or change which, individually or together with any other effects, events, developments or changes, either: (i) has a material adverse effect on the business, financial condition, assets and liabilities, prospects or results of operations of the

Company taken as a whole, other than any effect, event, development or change resulting from (A) changes in applicable Law or GAAP or the enforcement or interpretation thereof, (B) any action taken by the Parties that is expressly permitted by the terms of this Agreement or to which CWS has consented in writing, (C) changes generally affecting the water utility industry (provided, in the cases of clauses (A) or (C), such effects, events, developments or changes do not disproportionately adversely affect the Company relative to other similarly-situated businesses, in which case such disproportionate effects, events, developments or changes may be taken into account in determining whether or not a Company Material Adverse Effect has occurred); or (ii) that prevents or materially adversely affects the ability of the Company to consummate the Merger and any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

“Company Related Party” has the meaning set forth in Section 8.6(d).

“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Termination Fee” has the meaning set forth in Section 8.6(a).

“CWS Share Price” has the meaning set forth in Section 2.1(c).

“CWS Termination Fee” has the meaning set forth in Section 8.7.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“DOL” means the United States Department of Labor.

“Effective Time” has the meaning set forth in Section 1.10(b).

“End Date” has the meaning set forth in Section 8.2(a).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted thereunder.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the regulations adopted thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/Prospectus, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“FINRA” means the Financial Institution Regulatory Authority.

“GAAP” has the meaning set forth in Section 3.11.

“Governmental Body” has the meaning set forth in Section 3.1.

“Indemnified Parties” has the meaning set forth in Section 5.20.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of any officer or director of the Company, after due inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Body.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“MBCA” has the meaning set forth in Section 1.1.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.2(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(i).

“Multiple Employer Plan” has the meaning set forth in Section 3.20(i).

“NASDAQ” has the meaning set forth in Section 2.1(c).

“NewCo” has the meaning set forth in the Preamble.

“Notice Period” has the meaning set forth in Section 5.10(d).

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Body, whether temporary, preliminary or permanent.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Permitted Debt” has the meaning set forth in Section 3.1(d).

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.7(a).

“Qualified Company Benefit Plan” has the meaning set forth in Section 3.20(d).

“Registration Statement” has the meanings set forth in Section 5.7(a).

“Requisite Company Vote” has the meaning set forth in Section 3.6(c).

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by CWS during the Notice Period set forth in Section 5.10(d).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than CWS or any of its subsidiaries, including NewCo) relating to any (a) direct or indirect acquisition of assets of the Company, but excluding sales of assets in the ordinary course of business) equal to twenty percent 20%) or more of the fair market value of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the Company Common Stock, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the Company Common Stock, (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Ruling” shall have the meaning set forth in Section 3.17(f).

“Taxing Authority” means any Governmental Body having jurisdiction in matters relating to Tax matters.

9.2 Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the Parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by applicable Law or in accordance with the rules of any relevant securities exchange or self regulatory organization would require further approval by the holders of Company Common Stock without such approval.

9.3 Extension; Waiver.

At any time prior to the Effective Time, either Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4 Entire Agreement.

This Agreement, together with the schedules, any exhibits attached hereto (each, an “Exhibit”), and the confidentiality agreement, dated March 29, 2012 (the “Confidentiality Agreement”), by and between the CWS and the Company, and the other transaction documents, sets forth the entire agreement and understanding of the

Parties hereto with respect to the transactions contemplated herein and the other matters set forth herein and supersedes all prior agreements or understandings, oral or written, among the Parties regarding those matters.

9.5 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section, exhibit or schedule, such reference shall be to a section of, exhibit to or schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. A reference in this Agreement to “days” refers to calendar days, unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company’s disclosure schedules.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maine without giving effect to any choice or conflict of law provision or rule (whether of the State of Maine or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Maine.

9.7 Assignments and Successors.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that NewCo may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to CWS or to any direct or indirect wholly owned subsidiary of CWS. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.8 Notices.

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other nationally recognized delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third (3rd) calendar day after the date when sent by registered or certified mail, or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice in accordance herewith to the other parties hereto:

If to the Company to:	Biddeford and Saco Water Company Attention: C.S. Mansfield, Jr., President 181 Elm Street Biddeford, ME 04005 Fax: (207) 282-1544

with a copy to:	Alan D. MacEwan, Esq. Verrill Dana LLP One Portland Square P.O. Box 586 Portland, ME 04112 Fax: (207) 774-7499
If to CWS or NewCo to:	Connecticut Water Service, Inc. Attention: Eric W. Thornburg President and Chief Executive Officer 93 West Main Street Clinton, CT 06413 Fax: (860) 669-5579
With a copy to:	Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace I,185 Asylum Street Hartford, CT 06103 Fax: (860) 240-6150

9.9 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.10 No Survival of Representations and Warranties; No Recourse.

CWS and the Company agree that the representations and warranties contained in Section 3 or Section 4 of this Agreement or in any certificate delivered by the Company or CWS and NewCo hereunder shall not survive the Effective Time, and no officer, director, shareholder, employee, agent or Affiliate of the Company or of CWS shall be under any personal liability or obligation whatsoever with respect to any representation or warranty or any covenant or agreement of the Company or CWS contained in this Agreement or in any certificate delivered hereunder.

9.11 No Additional Representations.

CWS and the Company agree that, other than the representations, warranties, covenants and agreements of the Company or CWS and NewCo as the case may be, expressly set forth in this Agreement, the Company and CWS and its subsidiaries and their respective Representatives and Affiliates have not made, nor shall any of them be deemed to have made, any representation, warranty, covenant or agreement, express or implied, to either CWS or the Company, as the case may be, with respect to (i) the Company or CWS or any of their respective subsidiaries and Affiliates, as the case may be, (ii) the business of the Company or of CWS or any of their respective subsidiaries or Affiliates, as the case may be, or (iii) any of the transactions contemplated by this Agreement.

9.12 No Third-Party Rights.

This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time of the Merger, (i) the former stockholders of the Company shall be third party beneficiaries of and entitled to enforce Section 5.19(a) hereof against CWS in the event of CWS’ breach of the covenants contained in such section, and (ii) the Indemnified Parties shall be third party beneficiaries and entitled to enforce Section 5.20 hereof, and provided further, that no consent of the Indemnified Parties shall be required to amend any provisions of this Agreement prior to the Effective Time.

9.13 Remedies.

Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

9.14 Enforcement.

Notwithstanding anything to the contrary in this Agreement, the Parties agree that they shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

9.15 Exclusive Jurisdiction; Venue; Waiver of Jury Trials.

(a) In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated herein, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of Maine or to the extent such courts do not have subject matter jurisdiction, the United States District Court for the District of Maine, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.15(a), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, and (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.8 hereof.

(b) Each of the Parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the Parties arising out of or relating to this Agreement and the transactions contemplated by this Agreement.

9.16 Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each Party to the Agreement has received counterparts signed by all of the other Parties hereto. Any signature on this Agreement or any related instrument or agreement that is delivered by facsimile or by electronic data file shall have the same effect as an original.

*  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

BIDDEFORD AND SACO WATER COMPANY		CONNECTICUT WATER SERVICE, INC.

By:	/s/ C.S. Mansfield, Jr.	By:	/s/ Eric W. Thornburg
	Name: C.S. Mansfield, Jr.		Name: Eric W. Thornburg
	Title: President		Title: President and CEO

OAC INC.

		By:	/s/ Eric W. Thornburg
Name: Eric W. Thornburg
Title: President and CEO

APPENDIX B

Maine Revised Statute Title 13-C, Chapter 13: APPRAISAL RIGHTS

Subchapter 1: APPRAISAL RIGHTS AND PAYMENT FOR SHARES

13-C § 1301. DEFINITIONS

As used in this chapter, unless the context otherwise indicates, the following terms have the following meanings.

1. Affiliate. “Affiliate” means:

A. A person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another person; or

B. A senior executive of a person described in paragraph A.

For purposes of section 1303, subsection 3, paragraph B, a person is deemed to be an affiliate of its senior executives.

2. Beneficial shareholder. “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

3. Corporation. “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 1323 to 1332, includes the surviving entity in a merger.

4. Fair value. “Fair value” means the value of a corporation’s shares determined:

A. Immediately before the effectuation of the corporate action to which a shareholder objects;

B. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

C. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the corporation’s articles of incorporation pursuant to section 1302, subsection 5.

5. Interest. “Interest” means interest from the effective date of a corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

5-A. Interested transaction. “Interested transaction” means a corporate action described in section 1302, subsection 1, other than a merger pursuant to section 1105, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. For the purposes of this subsection:

A. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not considered to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When 2 or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is considered to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group;

B. “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; and

C. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

(1) Was the beneficial owner of 20% or more of the voting power of the corporation, other than as owner of excluded shares;

(2) Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

(3) Was a senior executive or director of the corporation or a senior executive of any affiliate thereof and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(a) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

(b) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 873; or

(c) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the entity or the affiliate.

6. Preferred shares. “Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

7. Record shareholder. “Record shareholder” means a person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

8. Senior executive. “Senior executive” means a chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

9. Shareholder. “Shareholder” means both a record shareholder and a beneficial shareholder.

13-C §1302. APPRAISAL RIGHTS

A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in the event of any of the following corporate actions:

1. Merger to which corporation is party. Consummation of a merger to which a corporation is a party if:

A. Shareholder approval is required for the merger by section 1104 , except that appraisal rights are not available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or

B. The corporation is a subsidiary and the merger is governed by section 1105;

2. Share exchange to which corporation is party. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired , except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that are not exchanged;

3. Disposition of assets. Consummation of a disposition of assets pursuant to section 1202, except that appraisal rights are not available to a shareholder of the corporation with respect to shares of a class or series if:

A. Under the terms of the corporate action approved by the shareholders, there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in sections 1407 and 1408:

(1) Within one year after the shareholders’ approval of the action; and

(2) In accordance with the shareholders’ respective interests determined at the time of distribution; and

B. The disposition of assets is not an interested transaction;

4. Fractional shares. An amendment of the corporation’s articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

5. Other amendment. Any other amendment to the corporation’s articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the corporation’s board of directors;

6. Domestication. Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the domestication;

7. Conversion to nonprofit status. Consummation of a conversion of the corporation to nonprofit status pursuant to chapter 9, subchapter 2; or

8. Conversion to unincorporated entity. Consummation of a conversion of the corporation to an unincorporated entity pursuant to chapter 9, subchapter 4.

13-C §1303. LIMITATIONS ON APPRAISAL RIGHTS

Notwithstanding section 1302, the availability of appraisal rights under section 1302, subsections 1 to 4, 6 and 8 is limited in accordance with this section.

1. National listing; specific market value. Appraisal rights are not available for the holders of shares of any class or series of shares that:

A. Is a covered security under Section 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

B. Is traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20,000,000 exclusive of the value of such shares held by a corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares; or

C. Is issued by an open end management investment company registered with the United States Securities and Exchange Commission under the federal Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

2. Date of determination. The applicability of subsection 1 is determined as of:

A. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon a corporate action requiring appraisal rights; or

B. The day before the effective date of a corporate action that requires appraisal rights if there is no meeting of shareholders.

3. Exception. Notwithstanding subsection 1, appraisal rights are available pursuant to section 1302 for the shareholders of any class or series of shares:

A. Who are required by the terms of a corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of a corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective;

B. In the case of the consummation of a disposition of assets pursuant to section 1202, the cash, shares or proprietary interests under paragraph A are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of the distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in sections 1407 and 1408:

(1) Within one year after the shareholders’ approval of the action; and

(2) In accordance with their respective interests determined at the time of the distribution; or

C. When any of the shares or assets of a corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to a corporate action that is an interested transaction.

13-C §1304. LIMITATION OR ELIMINATION OF APPRAISAL RIGHTS IN ARTICLES OF INCORPORATION

Notwithstanding section 1302 or 1303, the articles of incorporation of a corporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

1. Class or series. No such limitation or elimination is effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a nonprofit conversion under chapter 9, subchapter 2, a conversion to an unincorporated entity under chapter 9, subchapter 4 or a merger having a similar effect; and

2. Appraisal rights. Any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of those shares that are outstanding immediately prior to the effective date of that amendment or that the corporation is or may be required to issue or sell after the effective date of the amendment pursuant to any conversion, exchange or other right existing immediately before the effective date of that amendment does not apply to any corporate action that becomes effective within one year of that date if that action would otherwise afford appraisal rights.

13-C §1305. CHALLENGE BY SHAREHOLDER

(REPEALED)

13-C §1306. ASSERTION OF APPRAISAL RIGHTS

1. Record shareholder assert appraisal rights. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection must be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

2. Beneficial shareholder; appraisal rights. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

A. Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in section 1323, subsection 2, paragraph B, subparagraph (2); and

B. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subchapter 2: PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

13-C §1321. NOTICE OF APPRAISAL RIGHTS

1. Meeting notice. If a proposed corporate action described in section 1302 is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

2. Notice of corporate action. In a merger pursuant to section 1105, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that a corporate action became effective. The notice must be sent within 10 days after the corporate action became effective and include the materials described in section 1323.

3. Action by written consent. If a corporate action specified in section 1302 is to be approved by written consent of the shareholders pursuant to section 704:

A. Written notice that appraisal rights are, are not or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this chapter; and

B. Written notice that appraisal rights are, are not or may be available must be delivered together with the notice to nonconsenting voting and nonvoting shareholders as required by section 704, subsections 4 and 5, may include the materials described in section 1323 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this chapter.

13-C §1322. NOTICE OF INTENT TO DEMAND PAYMENT

(REPEALED)

13-C §1322-A. NOTICE OF INTENT TO DEMAND PAYMENT

1. Preservation of appraisal rights if action taken at a meeting. If a proposed corporate action requiring appraisal rights under sections 1302 to 1304 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

A. Shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

B. May not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

2. Preservation of appraisal rights if action taken by consent. If a corporate action specified in section 1302 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not sign a consent in favor of the proposed action with respect to that class or series of shares.

3. Effect of failure to preserve. A shareholder who fails to satisfy the requirements of subsection 1 or 2 is not entitled to payment under this chapter.

13-C §1323. APPRAISAL NOTICE AND FORM

1. Written appraisal notice; form. If a proposed corporate action requiring appraisal rights under section 1302 becomes effective, a corporation must send a written appraisal notice and the form required by subsection 2, paragraph A to all shareholders who satisfied the requirements of section 1322-A. In the case of a merger under section 1105, the parent shall send an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

2. Appraisal notice. The appraisal notice required by subsection 1 must be delivered no earlier than the date a corporate action became effective and no later than 10 days after that date and must:

A. Supply a form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action, if any. If such announcement was made the form must:

(1) Require the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and

(2) Require the shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction;

B. Include the following information:

(1) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (2);

(2) A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice is sent, and a statement that the shareholder has waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(3)	A corporation’s estimate of the fair value of the shares;

(4) That, if requested in writing, a corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by those shareholders; and

(5) The date by which the notice to withdraw under section 1324 must be received, which date must be within 20 days after the date specified in subparagraph (2); and

C. Be accompanied by a copy of this chapter.

3. Notice accompanied by financial statements. When corporate action described in section 1302, subsection 1 is proposed, or a merger pursuant to section 1105 is effected, the notice referred to in subsection 1, if the corporation concludes that appraisal rights are or may be available, and in subsection 2 must be accompanied by:

A. The annual financial statements specified in section 1620, subsection 1 of the corporation that issued the shares that may be subject to appraisal, whether or not a close corporation, which must be as of a date ending not more than 16 months before the date of the notice and must comply with section 1620, subsection 2. If such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

B. The latest available quarterly financial statements of such corporation, if any.

13-C §1324. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

1. Perfection of rights. A shareholder who receives notice pursuant to section 1323 and who wishes to exercise appraisal rights shall sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 1323, subsection 2, paragraph B, subparagraph (2) and certify whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 1323, subsection 2, paragraph A. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 1326. A shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 1323, subsection 2, paragraph B, subparagraph (2). Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

2. Withdraw from appraisal process. A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 1323, subsection 2, paragraph B, subparagraph (5). A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

3. Failure to execute and return form; nonpayment. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in section 1323, subsection 2, is not entitled to payment under this chapter.

13-C §1325. PAYMENT

1. Fair value. Except as provided in section 1326, within 30 days after the form required by section 1323, subsection 2, paragraph B, subparagraph (2) is due, a corporation shall pay in cash to those shareholders who complied with section 1324, subsection 1 the amount the corporation estimates to be the fair value of their shares, plus interest.

2. Additional information. The payment to each shareholder pursuant to subsection 1 must be accompanied by:

A. Annual financial statements specified in section 1620, subsection 1 of the corporation that issued the shares to be appraised, whether or not a close corporation, that must be as of a date ending not more than 16 months before the date of payment and must comply with section 1620, subsection 2. If such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information;

B. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 1323, subsection 2, paragraph B, subparagraph (3);

C. A statement that shareholders described in subsection 1 have the right to demand further payment under section 1327 and that if any such shareholder does not do so within the time period specified in section 1327, that shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter; and

D. The latest available quarterly financial statements of the corporation, if any.

13-C §1326. AFTER-ACQUIRED SHARES

1. Withhold payment. A corporation may elect to withhold payment required by section 1325 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 1323, subsection 2, paragraph A.

2. Notify shareholders. If a corporation elected to withhold payment under subsection 1, the corporation shall, within 30 days after the date by which the corporation must receive the form is given as required by section 1323, subsection 2, paragraph B, subparagraph (2) is due, notify all shareholders who are described in subsection 1:

A. Of the information required by section 1325, subsection 2, paragraph A;

B. Of the corporation’s estimate of fair value pursuant to section 1325, subsection 2, paragraph B;

C. That the shareholders may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 1327;

D. That those shareholders who wish to accept the offer pursuant to paragraph B must notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer pursuant to paragraph B; and

E. That those shareholders who do not satisfy the requirements for demanding appraisal under section 1327 are deemed to have accepted the corporation’s offer pursuant to paragraph B.

3. Shareholders who accept offer. Within 10 days after receiving the shareholder’s acceptance pursuant to subsection 2, a corporation must pay in cash the amount it offered under subsection 2, paragraph B to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

4. Shareholders deemed to accept offer; payment. Within 40 days after sending the notice described in subsection 2, a corporation shall pay in cash the amount the corporation offered to pay under subsection 2, paragraph B to each shareholder described in subsection 2, paragraph E.

13-C §1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

1. Notification; demand. A shareholder paid pursuant to section 1325 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest less any payment under section 1325. A shareholder offered payment under section 1326 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

2. Failure to notify corporation in writing. A shareholder who fails to notify a corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within 30 days after receiving the corporation’s payment or offer of payment under section 1325 or 1326 waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those sections.

Subchapter 3: JUDICIAL APPRAISAL OF SHARES

13-C §1331. COURT ACTION

1. Commence proceeding. If a shareholder makes demand for payment under section 1327 that remains unsettled, a corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 1327 plus interest.

2. Appropriate court. A corporation shall commence the proceeding under subsection 1 in the appropriate court of the county where the corporation’s principal office is located or, if there is no principal office, in Kennebec County. If the corporation is a foreign corporation, the corporation shall commence the proceeding in the county in this State where the principal office of the domestic corporation merged with the foreign corporation was located or, if the domestic corporation did not have its principal office in this State at the time of the transaction, in Kennebec County.

3. Shareholders party to proceeding. A corporation shall make all shareholders whether or not residents of this State whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. Jurisdiction; appraisers. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights under this chapter are entitled to the same discovery rights as parties in other civil proceedings. Shareholders demanding appraisal rights under this chapter do not have a right to a jury trial.

5. Shareholder entitled to judgment. Each shareholder made a party to the proceeding under subsection 1 is entitled to judgment for the:

A. Amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by a corporation to the shareholder for the shares; or

B. Fair value, plus interest, of the shareholder’s shares for which a corporation elected to withhold payment under section 1326.

13-C §1332. COURT COSTS AND COUNSEL FEES

1. Court costs. The court in an appraisal proceeding commenced under section 1331 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against a corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

2. Counsel; expect fees Court-assessed expenses. The court in an appraisal proceeding under section 1331 may also assess the expenses for the respective parties, in amounts the court finds equitable:

A. Against a corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 1321, 1323, 1325 or 1326; or

B. Against either a corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

3. Fees awarded from settlement. If the court in an appraisal proceeding under section 1331 finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that those expenses should not be assessed against the corporation, the court may direct that those expenses be paid out of the amounts awarded the shareholders who were benefitted.

4. Corporation fails to make payment. To the extent a corporation fails to make a required payment pursuant to section 1325, 1326 or 1327, a shareholder may sue directly for the amount owed and, to the extent successful, is entitled to recover from the corporation all expenses of the suit.

Subchapter 4: OTHER REMEDIES

13-C §1341. OTHER REMEDIES LIMITED

1. Limitation on proposed or completed corporate actions. The legality of a proposed or completed corporate action described in section 1302 may not be contested nor may the corporate action be enjoined, set aside or rescinded in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

2. Exceptions. Subsection 1 does not apply to a corporate action that:

A. Was not authorized and approved in accordance with the applicable provisions of:

(1) Chapter 9, 10, 11 or 12;

(2) The articles of incorporation or bylaws; or

(3) The resolution of the board of directors authorizing the corporate action;

B. Was procured as a result of fraud, a material misrepresentation or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

C. Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in section 873 and has been approved by the shareholders in the same manner as is provided in section 874 as if the interested transaction were a director’s conflicting-interest transaction; or

D. Is approved by less than unanimous consent of the voting shareholders pursuant to section 704 if:

(1) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

(2) The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 33-771(a) of the Connecticut Business Corporation Act (“CBCA”) provides that the Registrant shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Registrant against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Registrant, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Registrant. For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful.

Section 33-776 of the CBCA provides that the Registrant shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Registrant under Section 33-771. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.

Section 771(d) of the CBCA provides that, unless ordered by a court, the Registrant shall not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Registrant, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 33-772 of the CBCA requires the Registrant to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Registrant against reasonable expenses incurred by him in connection with the proceeding.

Section 33-773 of the CBCA provides that the Registrant may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director. The director is required to deliver a signed written affirmation of his good faith belief that he has met the relevant standard of conduct described in Section 33-771 of the CBCA and an undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

Section 33-775 of the CBCA provides that the Registrant shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-711. For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more disinterested directors, a majority vote of all the disinterested directors or by a majority vote of the members of a committee of two or more disinterested directors, by special legal counsel, or by the shareholders. For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Registrant or such other or additional officer or officers as the board of directors may specify.

Articles Sixth and Seventh of the Amended and Restated Certificate of Incorporation, as amended, of the Registrant provide for indemnification of directors, officers and other persons as follows (references to “the Company” in the following Articles Sixth and Seventh refer to the Registrant):

SIXTH: The personal liability of any person who is or was a director of the Company to the Company or its stockholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Company during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) create liability under Section 33-757 of the Connecticut General Statutes. Any lawful repeal or modification of this provision of the Amended and Restated Certificate of Incorporation of the Company by the stockholders and the Board of Directors of the Company shall not adversely affect any right or protection of a person who is or was a director of the Company existing at or prior to the time of such repeal or modification.

SEVENTH: A. The Company shall, to the fullest extent permitted by law, indemnify its directors from and against any and all of the liabilities, expenses and other matters referred to in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the Company shall indemnify each director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a director, except liability that (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SEVENTH.

The Company shall indemnify each officer of the Company who is not a director, or who is a director but is made a party to a proceeding in his or her capacity solely as an officer, to the same extent as the Company is permitted to provide the same to a director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

B. Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Company to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Company.

C. The Company may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Article SEVENTH on such terms and conditions as may be established by the Board of Directors.

D. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the indemnification of any director, officer, employee or agent of the Company for or with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the Company to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 33-777 of the CBCA authorizes the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors and officers. The directors and officers of the Registrant are covered by liability insurance. The Registrant has also purchased an insurance policy covering the possible liability of its officers and employees, as well as directors and former directors, for any losses or liability they might incur in their positions as administrators of The Connecticut Water Company Employees’ Retirement Plan and Trust.

ITEM 21	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated July 18, 2012 by and among Connecticut Water Service, Inc., Biddeford and Saco Water Company and OAC Inc. (filed as Exhibit 2.1 to Form 8-K filed on July 19, 2012).

3.1	Certificate of Incorporation of Connecticut Water Service, Inc. amended and restated as of April, 1998. (filed as Exhibit 3.1 to Form 10-K for the fiscal year ended 12/31/98).

3.2	By-Laws, as amended, of Connecticut Water Service, Inc. as amended and restated as of August 16, 2007. (filed as Exhibit 3.1 to Form 8-K filed on August 21, 2007).

3.3	Certification of Incorporation of The Connecticut Water Company effective April, 1998. (filed as Exhibit 3.3 to Form 10-K for the fiscal year ended 12/31/98).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Connecticut Water Service, Inc. dated August 6, 2001. (filed as Exhibit 3.4 to Form 10-K for the fiscal year ended 12/31/01).

4.1	No long-term debt instrument issued by the Registrant exceeds 10% of consolidated assets or is being registered hereby. (1)

5.1†	Opinion of Murtha Cullina LLP, regarding the legality of the securities being registered.

8.1†	Opinion of Murtha Cullina LLP, as to certain tax matters.

8.2†	Opinion of Verrill Dana LLP, as to certain tax matters.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2†	Consent of Murtha Cullina LLP is included in its legal opinion filed as Exhibit 5.1.

23.3†	Consent of Verrill Dana LLP is included in its legal opinion filed as Exhibit 8.2.

24.1*	Powers of Attorney

99.1*	Form of Proxy Card of Biddeford and Saco Water Company

* = filed herewith

† = to be filed by amendment

(1) In accordance with paragraph 4(iii) of Item 601(b) of Regulation S-K, the Registrant will furnish to the Securities and Exchange Commission upon its request copies of long-term debt instruments and related agreements of Connecticut Water Service, Inc. and its consolidated subsidiaries.

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of Connecticut, on September 4 2012.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ Eric W. Thornburg
Eric W. Thornburg
Title: Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric W. Thornburg Eric W. Thornburg (Principal Executive Officer)	Director, President, Chairman of the Board and Chief Executive Officer	September 4, 2012

/s/ David C. Benoit David C. Benoit (Principal Financial and Accounting Officer)	Vice President - Finance, Chief Financial Officer and Treasurer	September 4, 2012

/s/ Mary Ann Hanley*	Director	September 4, 2012
Mary Ann Hanley

/s/ Heather Hunt*	Director	September 4, 2012
Heather Hunt

/s/ Mark G. Kachur*	Director	September 4, 2012
Mark G. Kachur

/s/ David A. Lentini*	Director	September 4, 2012
David A. Lentini

/s/ Arthur C. Reeds*	Director	September 4, 2012
Arthur C. Reeds

/s/ Mary Ann Hanley*	Director	September 4, 2012
Mary Ann Hanley

*By:	/s/ David C. Benoit
David C. Benoit
Attorney-in-Fact